As filed with the Securities and Exchange Commission on October 14, 2021

Registration No. 333-257722

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 9)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOFRONTERA INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-3765675
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

120 Presidential Way, Suite 330

Woburn, MA 01801

Telephone: 781-245-1325

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Prof. Dr. Hermann Lübbert

Chief Executive Officer

Biofrontera Inc.

120 Presidential Way, Suite 330

Woburn, MA 01801

Telephone: 781-245-1325

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Older, Esq. Seth T. Goldsamt, Esq. McGuireWoods LLP 1251 Avenue of the Americas 20th Floor New York, NY 10020 Telephone: (212) 548-2100	Daniel Hakansson Corporate Counsel Biofrontera Inc. 120 Presidential Way, Suite 330 Woburn, MA 01801 Telephone: 781-486-1510	Ralph V. De Martino Cavas S. Pavri Schiff Hardin LLP 901 K Street NW, Suite 700 Washington, DC 20001 Telephone: (202) 778-6400 Facsimile: (202) 778-6460

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Common Stock, par value $0.001 per share	$25,000,000	$2,727.50
Underwriters’ common stock purchase warrants (4)(5)
Common stock, par value $0.001 per share, underlying underwriters’ common stock purchase warrants (5)	$750,000	$81.83

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended. Includes offering price of additional shares that the underwriters have the option to purchase to cover over-allotments.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum offering price.
(3)	The Registrant previously paid the total registration fee in connection with a previous filing of this Registration Statement.
(4)	No fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(5)	Represents 3% of the proposed maximum aggregate offering price including shares that may be sold upon exercise of the underwriters’ over-allotment option.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion.

Dated October 14, 2021.

3,000,000 Shares

Common Stock

This is an initial public offering of shares of common stock of Biofrontera Inc.

We are offering 3,000,000 shares of our common stock.

Immediately after this offering, assuming an offering size set forth above, Biofrontera AG, our parent company and sole existing stockholder immediately prior to this offering, will own approximately 72.7% of our outstanding shares of common stock. As a result, we expect to remain a “controlled company” within the meaning of the corporate governance standards of The Nasdaq Stock Market LLC (“Nasdaq”). See “Principal Stockholders.”

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share of our common stock will be between $5.00 and $7.00. We have applied to list our common stock on The Nasdaq Capital Market under the symbol “BFRI.”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and a “smaller reporting company”, as defined under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements. See “Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)(2)	$	$
Proceeds, before expenses, to Biofrontera Inc.	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.
(2)	The Benchmark Company, LLC is acting as one of the representatives of the underwriters in connection with this offering. An affiliate and principal of The Benchmark Company, LLC holds a position as a member of the Board of Directors of the Company. Consequently, the Benchmark Company, LLC has a potential conflict of interest. See “Underwriting – Potential Conflict of Interest.”

To the extent that the underwriters sell more than 3,000,000 shares of our common stock, the underwriters have the option to purchase up to an additional 450,000 shares from us at the initial price to the public, less the underwriting discount, to cover over-allotments.

The underwriters expect to deliver the shares of our common stock against payment in New York, New York on                    , 2021.

Roth Capital Partners	The Benchmark Company

Prospectus dated                        , 2021.

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ABOUT THIS PROSPECTUS

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any related free writing prospectuses. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States. See “Underwriting.”

BASIS OF PRESENTATION

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Biofrontera” and similar references refer to Biofrontera Inc. References in this prospectus to the “Biofrontera Group” refer to Biofrontera AG and its consolidated subsidiaries, Biofrontera Pharma GmbH (individually, “Biofrontera Pharma”), Biofrontera Bioscience GmbH (individually “Biofrontera Bioscience”), Biofrontera Neuroscience GmbH (individually “Biofrontera Neuroscience”), Biofrontera Development GmbH (individually “Biofrontera Development”) and, prior to the consummation of this offering, us, unless otherwise noted. References in this prospectus to “Ferrer” refer to Ferrer Internacional S.A. References in this prospectus to Biofrontera’s “Licensors” refer collectively to Biofrontera Pharma, Biofrontera Bioscience and Ferrer. References in this prospectus to “Maruho” refer to Maruho Co., Ltd., and references to “Maruho Deutschland” refer to Maruho Deutschland GmbH, Maruho’s wholly owned subsidiary. References in this prospectus to “Cutanea” refer to Cutanea Life Sciences, Inc., which was acquired by Biofrontera in 2019 (“Cutanea acquisition”).

Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. Our fiscal year ends on December 31 of each year. References to fiscal 2019 and 2020 are references to the years ended December 31, 2019 and 2020. Our most recent fiscal year ended on December 31, 2020.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

TRADEMARKS

We have rights to trademarks and trade names that we use in connection with the operation of our business, including our corporate name, logos, product names and website names. Trademarks and trade names appearing in this prospectus are the property of their respective owners. Solely for your convenience, some of the trademarks and trade names referred to in this annual report are listed without the ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights, or the rights of the applicable licensor, to such trademarks and trade names.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a U.S.-based biopharmaceutical company specializing in the commercialization of pharmaceutical products for the treatment of dermatological conditions, in particular, diseases caused primarily by exposure to sunlight that result in sun damage to the skin. Our licensed products focus on the treatment of actinic keratoses, which are skin lesions that can sometimes lead to skin cancer. We also market a topical antibiotic for treatment of impetigo, a bacterial skin infection.

Our principal licensed product is Ameluz®, which is a prescription drug approved for use in combination with our licensor’s medical device, which has been approved by the U.S. Food and Drug Administration (the “FDA”), the BF-RhodoLED® lamp, for photodynamic therapy, or PDT (when used together, “Ameluz® PDT”) in the United States for the lesion-directed and field-directed treatment of actinic keratosis of mild-to-moderate severity on the face and scalp. We are currently selling Ameluz® for this indication in the United States under an exclusive amended and restated license and supply agreement, or Ameluz LSA, by and among us, Biofrontera Pharma and Biofrontera Bioscience dated as of June 16, 2021, as amended. See “Business—Commercial Partners and Agreements—Biofrontera Pharma and Biofrontera Bioscience” in this prospectus for more information about the terms of this agreement. Under the Ameluz LSA, we hold the exclusive license to sell Ameluz® and the BF-RhodoLED® lamp in the United States for all indications currently approved by the FDA as well as all future FDA-approved indications that the Biofrontera Group may pursue. We have the authority under the Ameluz LSA in certain circumstances to take over clinical development, regulatory work and manufacturing from the Biofrontera Group, with respect to the FDA applications and clinical studies identified in the Corrected Amendment to the Ameluz LSA, if they are unable or unwilling to perform these functions appropriately. However, the Biofrontera Group does not have any obligation under the Ameluz LSA, as amended, to perform or finance clinical trials to promote new indications beyond those identified in the Corrected Amendment to the Ameluz LSA. As further described below, under the Ameluz LSA, further extensions of the approved indications for Ameluz® photodynamic therapy in the United States are anticipated.

Our second prescription drug licensed product in our portfolio is Xepi® (ozenoxacin cream, 1%), a topical non-fluorinated quinolone that inhibits bacterial growth. Currently, no antibiotic resistance against Xepi® is known and it has been specifically approved by the FDA for the treatment of impetigo, a common skin infection, due to Staphylococcus aureus or streptococcus pyogenes. It is approved for use in adults and children 2 months and older. We are currently selling Xepi® for this indication in the United States under an exclusive license and supply agreement, or Xepi LSA, with Ferrer that was assumed by Biofrontera on March 25, 2019 through our acquisition of Cutanea. See “Business—Commercial Partners and Agreements—Ferrer Internacional S.A.” in this prospectus for more information about the terms of this agreement.

On March 25, 2019, we acquired Cutanea from Maruho Co., Ltd. In November 2018, Cutanea had just launched Xepi®, a prescription cream for the treatment of impetigo. The acquisition of Cutanea in March 2019 has enabled us to market an FDA-approved drug that had already been introduced in the U.S. market. We believe that Xepi® has the potential to be another innovative product with a large market potential in our portfolio. Acquisition details are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key factors affecting our performance—Cutanea Life Sciences, Inc. Transactions” section within this prospectus.

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As a licensee, we rely on our licensors to conduct clinical trials in order to pursue extensions to the current product indications approved by the FDA. Currently, Biofrontera AG (through its wholly owned subsidiary Biofrontera Bioscience GmbH) has submitted applications to the FDA for the following indications with respect to our flagship licensed product Ameluz® and the BF-RhodoLED® lamp. These studies are all being pursued as part of the Investigational New Drug Application that Biofrontera AG submitted to the FDA in 2017 to investigate the treatment of superficial basal cell carcinoma with Ameluz® and BF-RhodoLED® and was subsequently amended to include the BF-RhodoLED® XL lamp.

Clinical Phase
Product	Indication / comments	Pre-clinical	I	II	III	Approval process	Status
BF-RhodoLED® XL	PDT lamp with larger illumination area(1)					●	FDA submission in Q2/2021, comments received and response sent September 2021; awaiting approval
Ameluz®	Actinic Keratosis: Pharmacokinetics study		●				Study completed and results discussed with FDA; to be submitted to FDA along with 3 tubes safety study
Ameluz® in combination with BF-RhodoLED® XL	Actinic Keratosis on face & scalp(2)		●				Safety study using 3 tubes of Ameluz®; IRB approval obtained; protocol registered with the FDA; clinical site initiation expected in Q4 2021
Ameluz®	Superficial basal cell carcinoma(3)				●		Special protocol assessment by the FDA prior to study start, patient recruitment is ongoing, last patient in expected by end of 2022

Ameluz®	Moderate to severe acne			●			IRB approval obtained; study protocol registered with FDA in October 2021; clinical site initiation planned for Q4 2021

(1)	BF-RhodoLED® lamp was approved in 2016. FDA did not request any further clinical trials for BF-RhodoLED®-XL lamp.
(2)	Phase II and Phase III trials not required for label change.
(3)	Additional Phase I and Phase II trials not required, because Ameluz® is an approved drug.

We have the authority under the Ameluz LSA with respect to each of the indications described in the table above (as well as certain other clinical studies identified in the Corrected Amendment to the Ameluz LSA) in certain circumstances to take over clinical development, regulatory work and manufacturing from the Biofrontera Group, if they are unable or unwilling to perform these functions appropriately. The Biofrontera Group may choose, but has no obligation under the Ameluz LSA, to seek FDA approval with respect to additional indications. The pursuit of any additional indications would need to be separately negotiated between us and the Biofrontera Group.

We are unaware of any immediate or near-term plans of Ferrer for a U.S.-market focused development pipeline.

Our Strategy

Our principal objective is to increase the sales of our licensed products. The key elements of our strategy include the following:

●	expanding our sales in the United States of Ameluz® in combination with the BF-RhodoLED® lamp for the treatment of minimally to moderately thick actinic keratosis of the face and scalp and positioning Ameluz® to be a leading photodynamic therapy product in the United States by growing our dedicated sales and marketing infrastructure in the United States;

●	expanding our sales of Xepi® for treatment of impetigo by improving the market positioning of the licensed product; and

●	leveraging the potential for future approvals and label extensions of our licensed portfolio products that are in the pipeline for the U.S. market through the LSAs with the Licensors.

Our strategic objectives also include further expansion of our product and business portfolio through various methods to pursue selective strategic investment and acquisition opportunities to expand and support our business growth, as described in greater detail in the section titled “Business—Our Strategy.”

Company History and Management Team

We were formed in March 2015 as Biofrontera Inc., a Delaware corporation, and a wholly-owned subsidiary of Biofrontera AG. Our Chairman and Chief Executive Officer is Professor Hermann Lübbert Ph.D. Prof. Dr. Lübbert founded Biofrontera AG in 1997 and has been managing the Company ever since.

As depicted in the organizational chart below and described in “Business—Group structure”, prior to the consummation of this initial public offering, we are a member of the “Biofrontera Group” which consists of a parent company, Biofrontera AG, and five wholly owned subsidiaries, including us.

Biofrontera AG is a holding company that is responsible for the management, strategic planning, internal control and risk management of its subsidiaries and to help ensure their necessary financing needs are met. Biofrontera Bioscience GmbH carries out research and development tasks as well as all regulatory functions for the Biofrontera Group and holds the Ameluz® patents, the international approvals for Ameluz®, and the combination approval for Ameluz® and the BF-RhodoLED® lamp in the United States. Pursuant to a license agreement with Biofrontera Bioscience, Biofrontera Pharma, which is also the holder of the patents and CE certificate of the BF-RhodoLED® lamp, bears the responsibility for the production, further licensing and marketing of Biofrontera Group’s approved products. Biofrontera Inc. is responsible for the marketing of all Biofrontera Group’s approved products in the United States, including the licensed drug Xepi®.

Upon consummation of the initial public offering, we will no longer be a wholly owned subsidiary of Biofrontera AG. However, Biofrontera AG will continue to hold 72.7% of the outstanding shares of our common stock (assuming the underwriters do not exercise their over-allotment option). In addition, prior to the consummation of the offering, we will enter into an Amended and Restated Master Contract Services Agreement, or Services Agreement, which provides for the execution of statements of work that will replace the applicable provisions of our previous intercompany services agreement dated January 1, 2016, or 2016 Services Agreement, by and among us, Biofrontera AG, Biofrontera Pharma and Biofrontera Bioscience, enabling us to continue to use the Biofrontera Group’s IT resources as well as providing access to the Biofrontera Group’s resources with respect to quality management, regulatory affairs and medical affairs if we deem that the Biofrontera Group should continue to provide those services and execute a statement of work under the Services Agreement with respect to such services. Under the Services Agreement, we have agreed that, prior to the consummation of the offering, we will abide by the applicable provisions of the 2016 Services Agreement until a statement of work has been executed under the Services Agreement that supersedes the applicable provisions of that agreement. Once the Services Agreement is effective, Biofrontera AG will not provide any services to us that are not covered by statement of work executed under the Services Agreement. We expect to have in place a statement of work to cover IT services, but we are currently assessing the other services currently provided to us by Biofrontera AG to determine if they will be needed following the offering and whether they can be obtained from third party providers. Our quality assurance agreement with Biofrontera Pharma GmbH will also continue to be in effect following the consummation of the initial public offering.

Following the consummation of the offering, our management team will include Erica Monaco as Chief Executive Officer and Prof. Dr. Lübbert as Executive Chairman. Day-to-day operations will be overseen by Ms. Monaco as our new Chief Executive Officer, and Prof. Dr. Lübbert’s service as Executive Chairman will enable our management team to benefit from his experience. Prof. Dr. Lübbert will have responsibilities to both Biofrontera Inc. and Biofrontera AG, as he will continue to be Chief Executive Officer and chairman of the management board of Biofrontera AG. Ms. Monaco will also take the lead in dealings with Biofrontera AG in order to manage any potential conflicts of interest. See “Risk Factors—Risks Related to Corporate Governance, Including Being a Public Company— Prof. Dr. Lübbert currently serves, and following the consummation of this offering will continue to serve, as Chairman of the management board and CEO of our parent and significant shareholder, Biofrontera AG, and, as a result, has and may continue to have, statutory, fiduciary and other duties to Biofrontera AG causing conflicts of interest with respect to his duties to us and his duties to Biofrontera AG and in determining how to devote himself to our affairs and the affairs of Biofrontera AG.”

Summary Risk Factors

Investing in our common stock involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this prospectus may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks include the following:

●	Currently, our sole source of revenue is from sales of products we license from other companies. If we fail to comply with our obligations in the agreements under which we license rights from such third parties, or if the license agreements are terminated for other reasons, we could lose license rights that are important to our business.

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●	Certain important patents for our licensed product Ameluz® expired in 2019. Although the process of developing generic topical dermatological products for the first time presents specific challenges that may deter potential generic competitors, generic versions of Ameluz® may enter the market following the recent expiration of these patents. If this happens, we may need to reduce the price of Ameluz® significantly and may lose significant market share.

●	Our business depends substantially on the success of our principal licensed product Ameluz®. If the Biofrontera Group is unable to successfully obtain and maintain regulatory approvals or reimbursement for Ameluz® for existing and additional indications, our business may be materially harmed.

●

The Biofrontera Group currently depends on a single unaffiliated contract manufacturer to manufacture Ameluz® and has recently contracted with a second unaffiliated contract manufacturer to begin producing Ameluz®. If the Biofrontera Group fails to maintain its relationships with these manufacturers or if both of these manufacturers are unable to produce product for the Biofrontera Group, our business could be materially harmed.

●	If our Licensors or our Licensors’ manufacturing partners, as applicable, fail to manufacture Ameluz®, BF-RhodoLED® lamps, Xepi® or other marketed products in sufficient quantities and at acceptable quality and cost levels, or to fully comply with current good manufacturing practice, or cGMP, or other applicable manufacturing regulations, we may face a bar to, or delays in, the commercialization of the products under license to us or we will be unable to meet market demand, and lose potential revenues.

●	The Biofrontera Group is currently involved in lawsuits to defend or enforce patents related to our licensed products and they or another licensor may become involved in similar suits in the future, which could be expensive, time-consuming and unsuccessful.

●	The COVID-19 global pandemic has continued to negatively affect our sales and operations and may continue to do so.

●	We are fully dependent on our collaboration with the Biofrontera Group for our supply of Ameluz® and BF-RhodoLED® lamps and future development of the Ameluz® product line, on our collaboration with Ferrer for our supply of Xepi® and future development of Xepi® and may depend on the Biofrontera Group, Ferrer or additional third parties for the supply, development and commercialization of future licensed products or product candidates. Although we have the authority under the Ameluz LSA with respect to the indications that the Biofrontera Group is currently pursuing with the FDA (as well as certain other clinical studies identified in the Corrected Amendment to the Ameluz LSA) in certain circumstances to take over clinical development, regulatory work and manufacturing from the Biofrontera Group if they are unable or unwilling to perform these functions appropriately, the sourcing and manufacture of our licensed products as well as the regulatory approvals and clinical trials related to our licensed products are currently controlled, and will likely continue to be controlled for the foreseeable future, by our existing and future collaborators. Our lack of control over some of these functions could adversely affect our ability to implement our strategy for the commercialization of our licensed products.

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We are involved in significant litigation, along with the Biofrontera Group, which has consumed and may continue to consume significant resources and management time, and adverse resolution of this litigation could require us to pay significant damages and possibly prevent us from selling certain of our licensed products, which would severely and materially adversely impact our business, prospects, financial condition or results of operations.

●	Insurance coverage and medical expense reimbursement may be limited or unavailable in certain market segments for our licensed products, which could make it difficult for us to sell our licensed products.

●	Healthcare legislative changes may have a material adverse effect on our business and results of operations.

●	We face significant competition from other pharmaceutical and medical device companies and our operating results will suffer if we fail to compete effectively. We also must compete with existing treatments, such as simple curettage and cryotherapy, which do not involve the use of a drug but have gained significant market acceptance.

●	We have a history of operating losses and anticipate that we will continue to incur operating losses in the future and may never sustain profitability.

●	If we fail to obtain additional financing, we may be unable to complete the commercialization of Xepi® and other products we may license.

●	Prof. Dr. Lübbert currently serves, and following the consummation of this offering will continue to serve, as Chairman of the management board and CEO of our parent and significant shareholder, Biofrontera AG, and, as a result, has and may continue to have, statutory, fiduciary and other duties to Biofrontera AG causing conflicts of interest with respect to his duties to us and his duties to Biofrontera AG and in determining how to devote himself to our affairs and the affairs of Biofrontera AG.

●	We have identified a material weakness in our internal control over financial reporting, resulting from a control deficiency related to the oversight of third-party service providers. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

●	Biofrontera AG will beneficially own 72.7% of our outstanding shares of common stock after the completion of the initial public offering and will be able to exert significant control over matters subject to stockholder approval and its interests may conflict with ours or yours in the future.

●

We expect that, immediately after this offering, we will be a “controlled company” within the meaning of Nasdaq listing standards, and as a controlled company we will qualify for exemptions from certain corporate governance requirements. We will have the opportunity to elect any of the exemptions afforded a controlled company.

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Our Corporate Information

We were incorporated in March 2015 and commenced operations in May 2016. Our first commercial licensed product launch was in October 2016. Our corporate headquarters are located at 120 Presidential Way, Suite 330, Woburn, Massachusetts 01801. Our telephone number is 781-245-1325. Our principal website address is www.biofrontera-us.com. The information on or accessed through our website is not incorporated in this prospectus or the registration statement of which this prospectus forms a part.

Recent Developments

We are in the process of finalizing our results for the quarter ended September 30, 2021.  Set forth below are certain preliminary estimates of our results of operations for the quarter and nine months ended September 30, 2021 as compared to our historical results of operations for the corresponding periods ended September 30, 2020. The preliminary estimates set forth below are based only on currently available information and do not present all necessary information for an understanding of our financial condition as of September 30, 2021 or our results of operations for the quarter or nine months ended September 30, 2021. We have provided a range, rather than a specific amount, for the preliminary estimates for this unaudited financial data primarily because our financial closing procedures for the quarter ended September 30, 2021 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates. All of the preliminary estimated financial information set forth below has been prepared by and is the responsibility of management.  Grant Thornton LLP has not audited, reviewed, compiled or performed any procedures with respect to the preliminary estimated financial information set forth below. Accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. We expect to complete our financial statements for the quarter ended September 30, 2021 subsequent to the completion of this offering. While we are currently unaware of any items that would require us to make adjustments to the financial information set forth below, it is possible that we or our independent registered public accounting firm may identify such items as we complete our financial statements and any resulting changes could be material. Accordingly, undue reliance should not be placed on these preliminary estimates. These preliminary estimates are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and our financial statements and related notes included in this Registration Statement.

We estimate that for the quarter ended September 30, 2021:

●	our Total revenues, net will be between $4.2 million and $4.4 million, as compared to $3.3 million for the quarter ended September 30, 2020;

●	our Total operating expenses will be between $8.8 million and $9.3 million, as compared to $6.6 million for the quarter ended September 30, 2020; and

●	our Net loss will be between $4.4 million and $4.9 million, as compared to $3.9 million for the quarter ended September 30, 2020.

We estimate that for the nine months ended September 30, 2021:

●	our Total revenues, net will be between $14.8 million and $15.0 million, as compared to $10.3 million for the nine months ended September 30, 2020;

●	our Total operating expenses will be between $26.6 million and $27.1 million, as compared to $20.7 million for the nine months ended September 30, 2020; and

●	our Net loss will be between $11.6 million and $12.1 million, as compared to $11.8 million for the nine months ended September 30, 2020.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As a result:

●	we are permitted to provide only two years of audited financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in any registration statement or report prior to the filing of our first annual report on Form 10-K;

●	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

●	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., critical audit matters);

●	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

●	we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced reporting and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of this offering, or such earlier time that we are no longer an emerging growth company. However, if certain events occur prior to the end of such five-year period, including if we have greater than or equal to $1.07 billion in annual gross revenue, have greater than or equal to $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced requirements with respect to our financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in this prospectus. As a result, the information that we provide to stockholders may be different from the information you may receive from other public companies in which you hold equity.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

We are also a “smaller reporting company” as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates on the last business day of our second fiscal quarter is less than $250.0 million, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and nonvoting common stock held by non-affiliates on the last business day of our second fiscal quarter in that fiscal year is less than $700.0 million.

4

The offering

Common stock offered by us	3,000,000 shares.

Underwriters’ over-allotment option	450,000 shares.

Common stock to be outstanding after this offering	11,000,000 shares (or 11,450,000 shares if the underwriters’ option to purchase additional shares of common stock to cover over-allotment is exercised in full).

Use of proceeds

We estimate, based upon an assumed initial public offering price of $6.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), that we will receive net proceeds from this offering of approximately $15.7 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently estimate that we will use the net proceeds from this offering for general corporate purposes, including working capital and continued investments in our growth strategies described in “Business—Our Strategy.” See “Use of Proceeds.”

Underwriters’ warrants	We will issue to the underwriters, upon closing of this offering, compensation warrants entitling the underwriter to purchase 3% of the aggregate number of shares of common stock issued in this offering, including shares issued pursuant to the exercise of the underwriters’ over-allotment option. See “Underwriting—Underwriters’ Warrant” for more information.

Lock-up agreements

We and our directors and executive officers have agreed, subject to certain exceptions, not to sell, transfer or dispose of any shares of our common stock, or securities convertible into, exchangeable or exercisable for any shares of our common stock for a period of one hundred eighty (180) days after the completion of this offering without the prior written consent of the representative.

Controlled company

Immediately after this offering, assuming an offering size set forth above, Biofrontera AG, our parent company and sole existing stockholder immediately prior to the completion of this offering, will own approximately 72.7% of our outstanding shares of common stock. As a result, we expect to remain a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See “Principal Stockholders.”

Risk factors	See “Risk Factors” beginning on page 8 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Proposed Nasdaq Capital Market symbol	“BFRI”

The number of shares of common stock to be outstanding after this offering is based on 8,000,000 shares of our common stock outstanding as of June 30, 2021, and excludes:

●	2,750,000 shares of common stock available for future issuance under the 2021 Omnibus Incentive Plan; and

●	90,000 shares of common stock underlying the Underwriters’ Warrant.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus assumes or gives effect to:

●	the underwriters do not exercise their over-allotment option;

●	the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, each of which will occur immediately prior to the closing of this offering; and

●	an initial public offering price of $6.00 per share of common stock, which is the midpoint of the range set forth on the cover page of this prospectus.

5

Summary Financial Data

The following tables present our summary financial data. We have derived the summary statements of operations data for the fiscal years ended December 31, 2019 and 2020 and the summary balance sheet data as of December 31, 2019 and 2020 from our audited financial statements included elsewhere in this prospectus. We have derived the summary statements of operations data for the six months ended June 30, 2020 and 2021 and the summary balance sheet data as of June 30, 2021 from our unaudited financial statements included elsewhere in this prospectus. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results for any prior period are not necessarily indicative of our future results. The summary financial data in this section are not intended to replace our financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data: (U.S. dollars in thousands except share and	Year ended December 31,		Six months ended June 30,
per share data)	2019	2020	2020	2021
Product revenues, net	$26,131	$18,787	$6,994	$10,571
Related party revenues	50	62	31	28
Total revenues, net	26,181	18,849	7,025	10,599
Operating expenses:
Cost of revenues, related party	11,330	8,313	3,458	5,381
Cost of revenues, other	1,078	753	171	298
Selling, general and administrative	28,041	17,706	9,367	10,310
Selling, general and administrative, related party	654	411	285	360
Restructuring costs	3,531	1,132	680	467
Change in fair value of contingent consideration	962	140	138	998
Total operating expenses	45,596	28,455	14,099	17,814
Loss from operations	(19,415)	(9,606)	(7,074)	(7,215)
Other income (expense)
Interest expense, net	(2,134)	(2,869)	(1,369)	(169)
Bargain purchase gain	5,710	-	-	-
Other income, net	4,890	1,552	632	234
Total other income (expense)	8,466	(1,317)	(737)	65
Loss before income taxes	(10,949)	(10,923)	(7,811)	(7,150)
Income tax expenses	33	64	5	45
Net loss	$(10,982)	$(10,987)	$(7,816)	$(7,195)

Basic and diluted net loss per share	$(10,981.99)	$(479.48)	$(7,816.29)	$(0.90)

(Shares used in computing basic and diluted loss per share)	1,000	22,915	1,000	8,000,000

6

Balance Sheet Data:	As of June 30, 2021
(U.S. dollars in thousands except share and per share data)	Actual	As adjusted
Cash and cash equivalents(1)	$3,052	$19,309
Accounts receivable, net	1,730	1,730
Accounts receivable, related party	53	53
Inventories	6,719	6,719
Prepaid expenses and other current assets	1,176	1,176
Non-current assets(2)	4,965	4,241
Total assets	$17,695	$33,228
Accounts payable	208	208
Accounts payable, related parties	724	724
Accrued expenses and other current liabilities	3,099	2,892
Long-term liabilities	15,031	15,031
Total liabilities	$19,062	18,855
Total stockholders’ equity	$(1,367)	14,373

(1) The $16.3 million increase in Cash and cash equivalents from actual to as adjusted reflects $15.7 million net proceeds of this offering plus $0.5 million offering expenses already paid by us as of June 30, 2021.

(2) The $0.7 million decrease in Non-current assets from actual to as adjusted relates to the offering expenses we capitalized in Non-current assets as of June 30, 2021, which is to be reclassified as a reduction of Additional paid-in capital upon consummation of this offering.

See Note 20, Net Loss per Share to our financial statements for a description of the method used to compute basic and diluted net loss per common share.

The as adjusted data reflect the sale of 3,000,000 shares of common stock in this offering at an assumed initial public offering price of $6.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

A $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per share, would increase (decrease) the net proceeds to us from this offering by approximately $2.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

7

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business is subject to a number of risks and uncertainties. The following is a summary of the principal risk factors described in this section:

Risks Related to the License and Supply Agreements and our Licensed Products

●	Currently, our sole source of revenue are sales of products we license from other companies. If we fail to comply with our obligations in the agreements under which we license rights from third parties, or if the license agreements are terminated for other reasons, we could lose license rights that are important to our business.
●	Certain important patents for our licensed product Ameluz® expired in 2019. Although the process of developing generic topical dermatological products for the first time presents specific challenges that may deter potential generic competitors, generic versions of Ameluz® may enter the market following the recent expiration of these patents. If this happens, we may need to reduce the price of Ameluz® significantly and may lose significant market share.
●	Our business depends substantially on the success of our principal licensed product Ameluz®. If Biofrontera AG or the Biofrontera Group is unable to successfully obtain and maintain regulatory approvals or reimbursement for Ameluz® for existing and additional indications, our business may be materially harmed.
●

The Biofrontera Group currently depends on a single unaffiliated contract manufacturer to manufacture Ameluz® and has recently contracted with a second unaffiliated contract manufacturer to begin producing Ameluz®. If the Biofrontera Group fails to maintain its relationships with these manufacturers or if both of these manufacturers are unable to produce product for the Biofrontera Group, our business could be materially harmed.

●	If our Licensors or our Licensors’ manufacturing partners, as applicable, fail to manufacture Ameluz®, BF-RhodoLED® lamps, Xepi® or other marketed products in sufficient quantities and at acceptable quality and cost levels, or to fully comply with current good manufacturing practice, or cGMP, or other applicable manufacturing regulations, we may face a bar to, or delays in, the commercialization of the products under license to us or we will be unable to meet market demand, and lose potential revenues.
●	The Biofrontera Group is currently involved in lawsuits to defend or enforce patents related to our licensed products and they or another licensor may become involved in similar suits in the future, which could be expensive, time-consuming and unsuccessful.

Risks Related to Our Business and Strategy

●	The COVID-19 global pandemic has continued to negatively affect our sales and operations and may continue to do so.
●

We are involved in significant litigation, along with the Biofrontera Group, which has consumed and may continue to consume significant resources and management time, and adverse resolution of this litigation could require us to pay significant damages and possibly prevent us from selling certain of our licensed products, which would severely and materially adversely impact our business, prospects, financial condition or results of operations.

●	Insurance coverage and medical expense reimbursement may be limited or unavailable in certain market segments for our licensed products, which could make it difficult for us to sell our licensed products.
●	We are fully dependent on our collaboration with the Biofrontera Group for our supply of Ameluz® and BF-RhodoLED® lamps and future development of the Ameluz® product line, on our collaboration with Ferrer for our supply of Xepi® and future development of Xepi® and may depend on the Biofrontera Group, Ferrer or additional third parties for the supply, development and commercialization of future licensed products or product candidates. Although we have the authority under the Ameluz LSA with respect to the indications that the Biofrontera Group is currently pursuing with the FDA (as well as certain other clinical studies identified in the Corrected Amendment to the Ameluz LSA) in certain circumstances to take over clinical development, regulatory work and manufacturing from the Biofrontera Group if they are unable or unwilling to perform these functions appropriately, the sourcing and manufacture of our licensed products as well as the regulatory approvals and clinical trials related to our licensed products are currently controlled, and will likely continue to be controlled for the foreseeable future, by our existing and future collaborators. Our lack of control over some of these functions could adversely affect our ability to implement our strategy for the commercialization of our licensed products.
●	Healthcare legislative changes may have a material adverse effect on our business and results of operations.
●	We face significant competition from other pharmaceutical and medical device companies and our operating results will suffer if we fail to compete effectively. We also must compete with existing treatments, such as simple curettage and cryotherapy, which do not involve the use of a drug but have gained significant market acceptance.

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●	The U.S. market size for Ameluz® for the treatment of actinic keratosis may be smaller than we have estimated.
●	If our Licensors face allegations of noncompliance with the law and encounter sanctions, their reputation, revenues and liquidity may suffer, and our licensed products could be subject to restrictions or withdrawal from the market.
●	Even if our Licensors obtain regulatory approvals for our licensed products and product candidates, or approvals extending their indications, they may not gain market acceptance among hospitals, physicians, health care payors, patients and others in the medical community.
●	A recall of our licensed drug or medical device products, or the discovery of serious safety issues with our licensed drug or medical device products, could have a significant negative impact on us.
●	Our licensed medical device product, the BF-RhodoLED® lamp, is subject to extensive governmental regulation, and failure to comply with applicable requirements could cause our business to suffer.
●	We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may be unable to successfully implement our business strategy.
●	Our business and operations would suffer in the event of system failures, cyber-attacks or a deficiency in our cyber-security.

Risks Related to Our Financial Position and Capital Requirements

●	We have a history of operating losses and anticipate that we will continue to incur operating losses in the future and may never sustain profitability.
●	If we fail to obtain additional financing, we may be unable to complete the commercialization of Xepi® and other products we may license.

Risks Related to Corporate Governance, Including Being a Public Company

●	Prof. Dr. Lübbert currently serves, and following the consummation of this offering will continue to serve, as Chairman of the management board and CEO of our parent and significant shareholder, Biofrontera AG, and, as a result, has and may continue to have, statutory, fiduciary and other duties to Biofrontera AG causing conflicts of interest with respect to his duties to us and his duties to Biofrontera AG and in determining how to devote himself to our affairs and the affairs of Biofrontera AG.
●	We have identified a material weakness in our internal control over financial reporting, resulting from a control deficiency related to the oversight of third-party service providers. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.
●	We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
●	As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal controls over financial reporting and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.
●	We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

Risks Related to This Offering and the Ownership of Our Common Stock

●	Biofrontera AG will beneficially own 72.7% of our outstanding shares of common stock after the completion of the initial public offering and will be able to exert significant control over matters subject to stockholder approval and its interests may conflict with ours or yours in the future.
●

We expect that, immediately after this offering, we will be a “controlled company” within the meaning of Nasdaq listing standards, and as a controlled company we will qualify for exemptions from certain corporate governance requirements. We will have the opportunity to elect any of the exemptions afforded a controlled company.

●	Future sales and issuances of our common stock or rights to purchase our common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our common stock to decline.
●	Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.
●	Our amended and restated certificate of incorporation that will become effective immediately prior to the closing of this offering provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

9

Risks Related to the License and Supply Agreements and Our Licensed Products

Currently, our sole source of revenue is from sales of products we license from other companies. If we fail to comply with our obligations in the agreements under which we license rights from such third parties, or if the license agreements are terminated for other reasons, we could lose license rights that are important to our business.

We are a party to license agreements with Biofrontera Pharma and Biofrontera Bioscience (for Ameluz®) and with Ferrer (for Xepi®) and expect to enter into additional licenses in the future. Our existing license agreements impose, and we expect that future license agreements will impose, on us various development, regulatory diligence obligations, payment of milestones or royalties and other obligations. If we fail to comply with our obligations under our license agreements, or we are subject to a bankruptcy or insolvency, the licensor may have the right to terminate the license. In the event that any of our existing or future important licenses were to be terminated by the licensor, we would likely need to cease further commercialization of the related licensed product or be required to spend significant time and resources to modify the licensed product to not use the rights under the terminated license. In the case of marketed products that depend upon a license agreement, we could be required to cease our commercialization activities, including sale of the affected product. For a summary of the terms of the license agreements, see “Business—Commercial Partners and Agreements”.

Disputes may arise between us and any of our Licensors regarding intellectual property subject to such agreements, including:

●	the scope of rights granted under the agreement and other interpretation-related issues;
●	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the agreement;
●	our right to sublicense patent and other rights to third parties;
●	our diligence obligations with respect to the use of the licensed intellectual property, and what activities satisfy those diligence obligations;
●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our Licensors and us, should any such joint creation occur;
●	our right to transfer or assign the license; and
●	the effects of termination.

These  or other disputes over intellectual property that we have licensed may prevent or impair our ability to maintain our current arrangements on acceptable terms, or may impair the value of the arrangement to us. Any such dispute, or termination of a necessary license, could have a material adverse effect on our business, financial condition and results of operations

Certain important patents for our licensed product Ameluz® expired in 2019. Although the process of developing generic topical dermatological products for the first time presents specific challenges that may deter potential generic competitors, generic versions of Ameluz® may enter the market following the recent expiration of these patents. If this happens, we may need to reduce the price of Ameluz® significantly and may lose significant market share.

The patent family that protected the technology relating to nanoemulsion of 5-aminolevulinic acid, the active ingredient in Ameluz®, against copying by competitors expired on November 12, 2019. This patent family included U.S. Patent No. 6,559,183, which, prior to its expiration, served as a material, significant and possibly the only barrier to entry into the U.S. market by generic versions of Ameluz®. Although the process of developing generic topical dermatological products presents specific challenges that may deter potential generic competitors, Patent No. 6,559,183 no longer prevents generic versions of Ameluz® from entering the U.S. market and competing with Ameluz®. If generic competitors do enter the market, this may cause a significant drop in the price of Ameluz® and, therefore, a significant drop in our profits. We may also lose significant U.S. market share for Ameluz®.

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Biofrontera Bioscience holds another patent family protecting the technology relating to nanoemulsions for which they have been issued patents in various jurisdictions and which expire in December 2027. A corresponding U.S. patent application has been filed by Biofrontera Bioscience but is still pending. We cannot guarantee that this U.S. patent will be issued or, if issued, will adequately protect us against copying by competitors. See “Business—Intellectual Property” for more information on the patents held by Biofrontera Bioscience.

Our business depends substantially on the success of our principal licensed product Ameluz®. If the Biofrontera Group is unable to successfully obtain and maintain regulatory approvals or reimbursement for Ameluz® for existing and additional indications, our business may be materially harmed.

Although Biofrontera Bioscience has received marketing approval in the United States for Ameluz® for lesion- and field-directed treatment of actinic keratosis in combination with photodynamic therapy using the BF-RhodoLED® lamp, there remains a significant risk that we will fail to generate sufficient revenue or otherwise successfully commercialize the product in the United States. The success of our product will depend on several factors, including:

●	successful completion of further clinical trials by the Biofrontera Group;
●	receipt by the Biofrontera Group of further regulatory approvals, including for the marketing of Ameluz® for additional indications;
●	the contract manufacturing facility maintaining regulatory compliance;
●	compliance with applicable law for our sales force and marketing efforts;
●	the contract manufacturing facility manufacturing sufficient quantities in acceptable quality;
●	the Biofrontera Group sourcing sufficient quantities of raw materials used to manufacture our licensed products;
●	continued acceptable safety and effectiveness profiles for our licensed products;
●	the Biofrontera Group obtaining and maintaining patent and trade secret protection and regulatory exclusivity; and
●	the Biofrontera Group protecting its intellectual property rights.

If the Biofrontera Group does not achieve one or more of these factors in a timely manner, or at all, we could experience significant delays or an inability to successfully commercialize our licensed products, which would materially harm our business and we may not be able to earn sufficient revenue and cash flows to continue our operations.

Because Biofrontera Bioscience received approval from the FDA to market in the United States Ameluz® in combination with photodynamic therapy using the BF-RhodoLED® lamp, any new lamp we may license would require new approval from the FDA. We cannot assure you that the Biofrontera Group will develop a new lamp or obtain any such new approval.

The Biofrontera Group currently depends on a single unaffiliated contract manufacturer to manufacture Ameluz® and has recently contracted with a second unaffiliated contract manufacturer to begin producing Ameluz®. If the Biofrontera Group fails to maintain its relationships with these manufacturers or if both of these manufacturers are unable to produce product for the Biofrontera Group, our business could be materially harmed.

Pursuant to the Ameluz LSA, Biofrontera Pharma supplies us with Ameluz®. The Biofrontera Group currently depends on a single unaffiliated contract manufacturer located in Switzerland to manufacture Ameluz®, Glaropharm AG, and has recently signed an agreement with a second unaffiliated contract manufacturer located in Germany, Pharbil Waltrop GmbH, to begin to supply Biofrontera Pharma with Ameluz® to ensure stability of the supply chain. If the Biofrontera Group fails to maintain its relationships with both of these manufacturers or if the Biofrontera Group fails to maintain its relationship with its current manufacturer and the second manufacturer has not yet completed the necessary steps to begin manufacturing Ameluz®, the Biofrontera Group may be unable to obtain an alternative manufacturer of Ameluz® that could deliver the quantity of the product at the quality and cost levels that we require. Even if an acceptable alternative manufacturer could be found, we would expect long delays in transitioning the manufacturing from the existing manufacturer to a new manufacturer. Problems of this kind could cause us to experience order cancellations and loss of market share. The failure of either manufacturer to supply Biofrontera Pharma with Ameluz® that satisfies quality, quantity and cost requirements in a timely manner could impair our ability to deliver Ameluz® to the U.S. market and could increase costs, particularly if the Biofrontera Group is unable to obtain Ameluz® from alternative sources on a timely basis or on commercially reasonable terms. In addition, each manufacturer is regulated by the country in which it is located and by the FDA and must comply with applicable laws and regulations. Finding a suitable replacement of these particular partners would therefore be extremely difficult for the Biofrontera Group. If the Biofrontera Group lost these manufacturers, this could have a material adverse effect on our business, prospects, financial condition and/or results of operations. If the suppliers fail to comply, this could harm our business. For the avoidance of doubt, following the consummation of the initial public offering, we will continue to rely on Biofrontera Pharma as our sole supplier of Ameluz® and the BF-RhodoLED® lamps, pursuant to the Ameluz LSA.

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If our Licensor or our Licensors’ manufacturing partners, as applicable, fail to manufacture Ameluz®, BF-RhodoLED® lamps, Xepi® or other marketed products in sufficient quantities and at acceptable quality and cost levels, or to fully comply with current good manufacturing practice, or cGMP, or other applicable manufacturing regulations, we may face a bar to, or delays in, the commercialization of the products under license to us or we will be unable to meet market demand, and lose potential revenues.

Pursuant to the applicable LSA, our Licensors supply us with the licensed product that we sell in the U.S. market. The manufacture of the products we license requires significant expertise and capital investment. Currently, all commercial supply for each of our commercial licensed products is manufactured by a single unaffiliated contract manufacturer. Our Licensors would each need to spend substantial time and expense to replace their respective contract manufacturer if such contract manufacturer failed to deliver products in the quality and quantities we demand or failed to meet any regulatory or cGMP requirements. Our Licensors take precautions to help safeguard their respective manufacturing facilities, including acquiring insurance and performing on site audits. However, vandalism, terrorism or a natural or other disaster, such as a fire or flood, could damage or destroy manufacturing equipment or the inventory of raw material or finished goods, cause substantial delays in operations, result in the loss of key information, and cause additional expenses. Our Licensors’ insurance may not cover losses related to our licensed products in any particular case. In addition, regardless of the level of insurance coverage, damage to our Licensors’ facilities may have a material adverse effect on our business, financial condition and operating results.

Our Licensors’ manufacturing partners must comply with federal, state and foreign regulations, including FDA regulations governing cGMP enforced by the FDA through its facilities inspection program and by similar regulatory authorities in other jurisdictions where we do business. These requirements include, among other things, quality control, quality assurance and the maintenance of records and documentation. For the medical device products we license, our Licensors are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our medical device products.

Our Licensors’ facilities or our Licensors’ contract facilities, as applicable, have been inspected by the FDA for cGMP compliance. If our Licensors’ or our Licensors’ contract manufacturers, as applicable, do not successfully maintain cGMP compliance for these facilities, commercialization of our licensed products could be prohibited or significantly delayed. Even after cGMP compliance has been achieved, the FDA or similar foreign regulatory authorities at any time may implement new standards or change their interpretation and enforcement of existing standards for manufacture, packaging, testing of or other activities related to our licensed products. For our licensed commercialized medical device product, the FDA audits compliance with the QSR through periodic announced and unannounced inspections of manufacturing and other facilities. The FDA may conduct inspections or audits at any time. Similar audit rights exist in Europe and other foreign jurisdictions. Any failure to comply with applicable cGMP, QSR and other regulations may result in fines and civil penalties, suspension of production, product seizure or recall, imposition of a consent decree, or withdrawal of product approval, and would limit the availability of our product. Any manufacturing defect or error discovered after products have been produced and distributed also could result in significant consequences, including adverse health consequences, injury or death to patients, costly recall procedures, re-stocking costs, warning letters, Form 483 reports, civil monetary penalties, product liability, damage to our reputation and potential for product liability claims. If our Licensors are required to find a new manufacturer or supplier, the process would likely require prior FDA and/or equivalent foreign regulatory authority approval and would be very time consuming. An inability to continue manufacturing adequate supplies of our licensed products at any contract facilities could result in a disruption in the supply of our licensed products. Delay or disruption in our ability to meet demand may result in the loss of potential revenue.

12

In addition, we are subject to regulations in various jurisdictions, including the Federal Drug Quality and Security Act and the Drug Supply Chain Security Act in the United States, that require us to develop electronic systems to serialize, track, trace and authenticate units of our licensed products through the supply chain and distribution system. Compliance with these regulations may result in increased expenses for our company or impose greater administrative burdens on our organization, and failure to meet these requirements could result in fines or other penalties.

Failure to comply with all applicable regulatory requirements may subject our company to operating restrictions and criminal prosecution, monetary penalties and other disciplinary actions, including, sanctions, warning letters, product seizures, recalls, fines, injunctions, suspension, shutdown of production, revocation of approvals or the inability to obtain future approvals, or exclusion from future participation in government healthcare programs. Any of these events could disrupt our company’s business and, consequently, have a material adverse effect on our revenue, profitability and financial condition.

If our Licensors’ efforts to protect the proprietary nature of their intellectual property related to our licensed products are not adequate, we may not be able to compete effectively in our market.

Our Licensors rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to the products we license from them. Any disclosure to or misappropriation by third parties of their confidential proprietary information could enable competitors to quickly duplicate or surpass their technological achievements, thus eroding our competitive position in our market.

In addition, the patent applications that they own may fail to result in issued patents in the United States. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, their patents and patent applications may not adequately protect their intellectual property or prevent others from designing around their claims. If the breadth or strength of protection provided by the issued patents and patent applications our Licensors hold with respect to our licensed products is threatened, it could threaten our ability to commercialize our licensed products. Further, if our Licensors encounter delays in their clinical trials, the period of time during which we could market our licensed products under patent protection would be reduced. Since patent applications in the United States are confidential for a period of time after filing, we cannot be certain that our Licensors were the first to file any patent application related to the products we license. Furthermore, for applications in which all claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third party or instituted by the U.S. Patent and Trademark Office, or USPTO, to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. For applications containing a claim not entitled to priority before March 16, 2013, there is greater level of uncertainty in the patent law with the passage of the America Invents Act (2012) which brings into effect significant changes to the U.S. patent laws that are yet untried and untested, and which introduces new procedures for challenging pending patent applications and issued patents. A primary change under this reform is creating a “first to file” system in the United States. This will require us to be cognizant going forward of the time from invention to filing of a patent application.

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In addition to the protection afforded by patents, our Licensors may rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our product discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Although our Licensors may require their employees to assign their inventions to us to the extent permitted by law, and may require our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States or the EU. As a result, our Licensors may encounter significant problems in protecting and defending their intellectual property in the United States, in the EU and in other countries. If they are unable to prevent unauthorized material disclosure of their intellectual property to third parties, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

Third party claims of intellectual property infringement may affect our ability to sell our licensed products and may also prevent or delay our Licensors’ product discovery and development efforts.

Our commercial success depends in part on our Licensors avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference and reexamination proceedings before the USPTO, or oppositions and other comparable proceedings in foreign jurisdictions. Recently, following U.S. patent reform, new procedures including inter partes review and post grant review have been implemented. This reform includes changes in law and procedures that are untried and untested and will bring uncertainty to the possibility of challenge to our patents in the future. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which our Licensors are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our licensed products may give rise to claims of infringement of the patent rights of others.

Third parties may assert that we or our Licensors are employing their proprietary technology without authorization. There may be third party patents of which we or our Licensors are currently unaware with claims to materials, formulations, devices, methods of manufacture or methods for treatment related to the use or manufacture of the products we license. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our licensed products or product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our licensed technologies infringes upon such patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our licensed products, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize the product unless we obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of the formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to commercialize the product unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we or our Licensors are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our licensed products may be impaired or delayed, which could in turn significantly harm our business.

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Parties making claims against us or our Licensors may seek and obtain injunctive or other equitable relief, which could effectively block our ability to sell our licensed products and to further commercialize our licensed products. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we or our Licensors may need to obtain licenses from third parties to advance their research or allow commercialization of the products we license. We or our licensors may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further commercialize our licensed products, which could harm our business significantly.

In March 2018, DUSA Pharmaceuticals, Inc., or DUSA, brought a lawsuit against Biofrontera AG and its subsidiaries, including us, before the District Court of Massachusetts (18-cv-10568-RGS) due to alleged infringement of its patents No. 9,723,991 (expired on May 16, 2019) and No. 8,216,289 (expired on May 1, 2018) by sales of BF-RhodoLED® lamps in the United States. In July 2018, DUSA amended its complaint to add claims of trade secret misappropriation by former employees who are now employed by us and are alleged to have misappropriated documents that DUSA claims contained confidential information and/or trade secrets of DUSA, tortious interference with contractual relations in connection with the hiring of former employees of DUSA and sales to former DUSA customers, and deceptive and unfair trade practices related to the above claims. For these claims, DUSA has asserted significant damages for profits allegedly lost by DUSA or alleged unjust enrichment for profits gained by Biofrontera from sales of the BF-RhodoLED® and Ameluz® in the United States, costs and attorneys’ fees, and supplemental damages for alleged willful infringement.

Submission of expert reports and related discovery regarding these claims finished in early December 2019. The parties filed motions for summary judgment, with briefing closed on February 18, 2020. Our responses to the patent claims include that we do not infringe the DUSA patents and that the patents are invalid. With regard to the non-patent claims, our responses include that the information does not constitute trade secrets and that Biofrontera’s actions do not constitute any violation of trade practices. With regard to DUSA’s claims for damages, our responses include that DUSA has not proven it is entitled to lost profits or unjust enrichment. The court largely denied a motion by DUSA for a preliminary injunction, but did order Biofrontera not to use any documents, or documents derived from documents, that originated at DUSA. The Court largely denied summary judgment motions on both sides, sending the disputed claims for a jury trial.

In addition, Biofrontera submitted petitions for inter partes review to the Patent Trial and Appeal Board (PTAB) seeking to have the patents declared invalid. The PTAB issued decisions on February 26, 2019, finding a reasonable likelihood of success on invalidity arguments for some claims, but nonetheless denying institution of the review petitions because the PTAB disagreed on the remainder of claims.

The court has set November 29, 2021 as the date for a jury trial, which is expected to last several weeks. Following any jury verdict, we would expect post-trial motions and an appeal by one or both sides of any entered judgment. We believe that these claims lack merit and intend to defend against them vigorously; however, we cannot guarantee that the outcome will be successful. The Biofrontera Group has incurred in the past, and we and the Biofrontera Group expect to incur in the future, significant expenses in defending these claims, and we expect to have to divert significant employee resources, including management resources, to defend the claims, which could have an adverse impact on our business. In addition, any adverse ruling or perception of an adverse ruling in defending ourselves against these claims could have a material adverse effect on our business, prospects, financial condition and/or results of operations.

Concurrently with the consummation of this offering, we will enter into an agreement with Biofrontera AG to allocate the costs of the above mentioned litigation involving DUSA with the result that we and Biofrontera AG will each be responsible for a percentage (to be determined following the consummation of this offering based on several factors including, among others, the extent of Biofrontera AG’s ownership of Biofrontera) of the legal costs incurred in connection with the proceedings after the initial public offering. The allocation of liability for any adverse judgment will depend on the outcome of the proceedings with DUSA and will be negotiated with Biofrontera AG once that is known. If there is an adverse judgment in the DUSA litigation, depending on which elements we and Biofrontera AG are found to be liable, we could be allocated all or a significant portion of the liability. In addition, if Biofrontera AG were to default on its obligations to pay legal costs or its allocated portion of the liability for an adverse judgment, we could be required to pay all of the amounts owed by Biofrontera AG.

The Biofrontera Group is currently involved in lawsuits to defend or enforce patents related to our licensed products and they or another licensor may become involved in similar suits in the future, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe upon the patents for our licensed products. To counter infringement or unauthorized use, we or our Licensors may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of our Licensors’ patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings, including our litigation against DUSA as described above, could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim or counterclaim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure.

Interference or derivation proceedings provoked by third parties or brought by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications. An unfavorable outcome in our litigation against DUSA or other patent related litigation could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States or the EU.

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Furthermore, because of the substantial amount of discovery that could be required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our shares.

The trade secrets of our Licensors are difficult to protect.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our Licensors’ trade secrets and other proprietary information and may not adequately protect their intellectual property.

Our success depends upon the skills, knowledge and experience of our Licensors’ scientific and technical personnel, consultants and advisors as well as our partners, Licensors and contractors. Because drug development is a highly competitive technical field, our Licensors may rely in part on trade secrets to protect their proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality agreements with our Licensors, corporate partners, employees, consultants and other advisors. These agreements typically require that the receiving party keep confidential and not disclose to third parties all confidential information developed by the receiving party or made known to the receiving party during the course of the receiving party’s relationship.

Our Licensors’ trade secrets also could be independently discovered by their competitors, in which case, they would not be able to prevent use of such trade secrets by their competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. There exists a risk that we or our Licensors may not be able to detect when misappropriation of trade secrets has occurred or where a third party is using such trade secrets without our or their knowledge. The failure to obtain or maintain meaningful trade secret protection could adversely affect the competitive position of our licensed products.

Certain third-party employees and our licensed patents are subject to foreign laws.

A majority of the employees of Biofrontera AG work in Germany and are subject to German employment law. Ideas, developments, discoveries and inventions made by such employees and consultants are subject to the provisions of the German Act on Employees’ Inventions, which regulates the ownership of, and compensation for, inventions made by employees. We face the risk that disputes can occur between Biofrontera AG and its employees or former employees pertaining to alleged non-adherence to the provisions of this act that may impact our license depending on whether Biofrontera AG prevails or fails in any such dispute. There is a risk that the compensation Biofrontera AG provided to employees who assign patents to them may be deemed to be insufficient and Biofrontera AG may be required under German law to increase the compensation due to such employees for the use of the patents. In those cases where employees have not assigned their interests to Biofrontera AG, Biofrontera AG may need to pay compensation for the use of those patents. If Biofrontera AG is required to pay additional compensation or face other disputes under the German Act on Employees’ Inventions, the impact on our license could adversely affect our results of operations.

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Our international dealings with our Licensors may pose currency risks, which may adversely affect our operating results and net income.

Our operating results may be affected by volatility in currency exchange rates and our ability to effectively manage our currency transaction risks. In general, we conduct our business with our Licensors and any third-party vendors in the local currency of the country in which such licensor or vendor operates. We do not manage our foreign currency exposure in a manner that would eliminate the effects of changes in foreign exchange rates. Therefore, changes in exchange rates between these foreign currencies, the dollar and the euro will affect our cost of revenues, related party, and operating margins, and could result in exchange losses in any given reporting period. Based on certain assumptions relating to our operations (which assumptions may prove incorrect) and our internal models, we believe that, with respect to the fiscal year ended December 31, 2020, an average 10% appreciation of the U.S. dollar against the euro would have resulted in an increase of approximately $0.2 million in our other income, net for such period, whereas we believe that an average 10% depreciation of the U.S. dollar against the euro would have resulted in a decrease of approximately $0.2 million in our other income, net during such period.

Given the volatility of exchange rates, we can give no assurance that we will be able to effectively manage our currency transaction risks or that any volatility in currency exchange rates will not have an adverse effect on our results of operations.

Risks Related to Our Business and Strategy

The COVID-19 global pandemic has continued to negatively affect our sales and operations and may continue to do so.

Since the beginning of 2020, COVID-19 has become a global pandemic. As a result of the measures implemented by governments around the world, Biofrontera’s business operations have been directly affected. In particular, there has been a significant decline in demand for Biofrontera’s licensed products in the United States as a result of different priorities for medical treatments that emerged during the COVID-19 pandemic, thereby causing a delay of many dermatological treatments and diagnosis. Revenue from licensed product sales for the fiscal year ended December 31, 2020 has declined by about 28.0% when compared to the fiscal year ended December 31, 2019. Although our revenue from product sales for the six months period ended June 30, 2021 increased 50.9% when compared to the six months period ended June 30, 2020, we cannot guarantee that this trend will continue. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Key factors affecting our performance—COVID-19” for more information on the impact of the COVID-19 pandemic on our operations. As long as the impact of the COVID-19 pandemic continues, we may experience disruptions that could severely impact our business, operations, sales and marketing, as well as our Licensors’ preclinical studies and clinical trials, including:

●	decreases in demand for our licensed products due to reduced numbers of in-person meetings with prescribers, and patient visits with physicians, resulting in fewer new prescriptions and reduced demand for licensed products used in procedures;
●	impacts due to travel limitations and mobility restrictions;
●	delays, difficulties or postponement in conducting our Licensors’ clinical trials;
●	limitations in employee resources that would otherwise be focused on the conduct of our sales and marketing activities, including because of sickness of employees or their families or the desire of employees to avoid contact with other individuals.

Although our company has implemented comprehensive cost reductions, emergency plans to maintain central processes and activities to protect employees, there can be no guarantee that these measures will be able to offset the impact of COVID-19 on business and operations of Biofrontera in the long term.

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Due to the COVID-19 pandemic, it is currently impossible to make reliable forecasts about the future performance of our business. The COVID-19 pandemic has had a negative impact on the Company’s liquidity position as a result of declines or delays in the treatments for which our licensed products are used, which has resulted in a steep decrease in revenue for us. The extent to which the COVID-19 pandemic will continue to impact our business, research and development efforts, clinical trials, prospects for regulatory approval for new indications for the products we license, sales, marketing and other operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, the extent and duration of travel restrictions and social distancing in the United States, business closures or business disruptions and the effectiveness of vaccines and other actions taken to contain and treat the disease. In addition, a recession or market correction resulting from the spread of the COVID-19 pandemic could materially affect our business prospects and the value of our shares.

We are fully dependent on our collaboration with the Biofrontera Group for our supply of Ameluz® and BF-RhodoLED® lamps and future development of the Ameluz® product line, on our collaboration with Ferrer for our supply of Xepi® and future development of Xepi® and may depend on the Biofrontera Group, Ferrer or additional third parties for the supply, development and commercialization of future licensed products or product candidates. Although we have the authority under the Ameluz LSA with respect to the indications that the Biofrontera Group is currently pursuing with the FDA (as well as certain other clinical studies identified in the Corrected Amendment to the Ameluz LSA) in certain circumstances to take over clinical development, regulatory work and manufacturing from the Biofrontera Group if they are unable or unwilling to perform these functions appropriately, the sourcing and manufacture of our licensed products as well as the regulatory approvals and clinical trials related to our licensed products are currently controlled, and will likely continue to be controlled for the foreseeable future, by our existing and future collaborators. Our lack of control over some of these functions could adversely affect our ability to implement our strategy for the commercialization of our licensed products.

We do not own or operate manufacturing facilities for clinical or commercial manufacture of any of our licensed products. We outsource all manufacturing and packaging of our licensed products to our Licensors, who may in turn contract with third parties to provide these services. We have no direct control over the manufacturing process of our licensed products. This lack of control may increase quality or reliability risks and could limit our ability to quickly increase or decrease production rates. See “—If our Licensors’ manufacturing partners fail to manufacture Ameluz®, BF-RhodoLED® lamps, Xepi® or other marketed products in sufficient quantities and at acceptable quality and cost levels, or to fully comply with current good manufacturing practice, or cGMP, or other applicable manufacturing regulations, we may face a bar to, or delays in, the commercialization of the products under license to us or we will be unable to meet market demand, and lose potential revenues” for more information on the risks related to the manufacture of our licensed products. Although under the Ameluz LSA we are entitled to enter into a direct agreement with Biofrontera Pharma’s supplier under certain circumstances, this is only with respect to the indications that the Biofrontera Group is currently seeking from the FDA (as well as certain other clinical studies identified in the Corrected Amendment to the Ameluz LSA) most of which are described in the section titled “—Our Licensors’ Research and Development Programs—Current Clinical Trials for Ameluz® for the U.S. Market” and there is no guarantee that we will be able to do so under terms similar to Biofrontera Pharma’s existing agreement or without delays or difficulties, each of which could have an adverse impact on our business or results of operations.

We currently do not have the ability to conduct any clinical trials. Under the Ameluz LSA and the Xepi LSA, our Licensors’ control clinical development as well as the regulatory approval process for our licensed products. Our lack of control over the clinical development and regulatory approval process for our licensed products could result in delays or difficulties in the commercialization of our licensed products and/or affect the development of future indications for our licensed products. Although under the Ameluz LSA we are entitled to take over clinical trial and regulatory work under certain circumstances with respect to the indications that the Biofrontera Group is currently seeking from the FDA (as well as certain other clinical studies identified in the Corrected Amendment to the Ameluz LSA) and subtract the cost of the trials from the transfer price of Ameluz®, there is no guarantee that we will be able to do so without delays or difficulties that could have an adverse impact on our business or results of operations and we do not have that right with respect to indications for Ameluz® that we may desire the Biofrontera Group to pursue in the future.

In addition, under the Ameluz LSA and the Xepi LSA, we are not obligated or tasked with the duty to defend the intellectual property related to our licensed products and rely on our Licensors to defend the relevant intellectual property. This lack of control may increase the litigation risks and could limit our ability to utilize the relevant intellectual property. See “—If our Licensors’ efforts to protect the proprietary nature of their intellectual property related to our licensed products are not adequate, we may not be able to compete effectively in our market” for more information on the risks related to the defense of the intellectual property related to our licensed products.

Biofrontera AG is, immediately prior to this offering, the sole stockholder of the Company and following the consummation of the initial public offering will remain a significant stockholder of the Company and, as a result of its control of the manufacture, clinical development and regulatory approval of Ameluz® may exert greater influence on the Company relative to the percentage of its ownership of the Company’s outstanding common stock. See “—Risks Related to This Offering and Ownership of Our Common Stock— Biofrontera AG will beneficially own -% of our stock after the completion of the initial public offering and will be able to exert significant control over matters subject to stockholder approval, and its interests may conflict with ours or yours in the future” for more information on the risks related to Biofrontera AG’s beneficial ownership of the Company’s common stock following the initial public offering.

We are involved in significant litigation, along with the Biofrontera Group, which has consumed and may continue to consume significant resources and management time, and adverse resolution of this litigation could require us to pay significant damages and possibly prevent us from selling certain of our licensed products, which would severely and materially adversely impact our business, prospects, financial condition or results of operations.

We. along with the Biofrontera Group, are currently involved, as a named party, in litigation with DUSA related to the BF-RhodoLED lamp and other claims, the loss of which could have a material adverse effect on our business, operations, financial results and reputation. See “Risk Factors— Risks Related to the License and Supply Agreements and Our Licensed Products— Third party claims of intellectual property infringement may affect our ability to sell our licensed products and may also prevent or delay our Licensors’ product discovery and development efforts” for more information. We have incurred, and may continue to incur, substantial costs in connection with this litigation, which has and may continue to divert the attention of our management and technical personnel in defending ourselves against these claims. Any adverse ruling or perception of an adverse ruling in defending ourselves against these claims could have an adverse impact on our business, financial condition or results of operations. In the event of a successful claim against us, we may be required to pay substantial damages or other forms of relief, which could constrain our ability to further commercialize, market or sell the BF-RhodoLED lamp in combination with Ameluz®, which could adversely affect our ability to grow or achieve or maintain profitability. There is also a risk that there will be public announcements of the results of hearings, motions or other interim proceedings or developments occurring in the litigation matters to which we are a party. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

Insurance coverage and medical expense reimbursement may be limited or unavailable in certain market segments for our licensed products, which could make it difficult for us to sell our licensed products.

Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which products they will cover and the amount of reimbursement. Reimbursement by a third-party payor may depend upon a number of factors, including the government or third-party payor’s determination that use of a product is:

●	a covered benefit under its health plan;
●	safe, effective and medically necessary;
●	reasonable and appropriate for the specific patient;
●	cost-effective; and
●	neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time consuming and costly process that could require our Licensors to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of our licensed products. Our Licensors may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement or a particular reimbursement amount. If reimbursement of future products or extended indications for existing licensed products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

Healthcare legislative changes may have a material adverse effect on our business and results of operations.

In the United States and certain other countries, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our licensed products profitably. In particular, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 revised the payment methodology for many products under Medicare in the United States, which has resulted in lower rates of reimbursement. In 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the Affordable Care Act, was enacted. On January 20, 2017, President Donald Trump signed an executive order stating that the administration intended to seek prompt repeal of the Affordable Care Act, and, pending repeal, directed by the U.S. Department of Health and Human Services and other executive departments and agencies to take all steps necessary to limit any fiscal or regulatory burdens of the Affordable Care Act. On January 28, 2021, President Joseph R. Biden, Jr. signed the Executive Order on Strengthening Medicaid and stated his administration’s intentions to reverse the actions of his predecessor and strengthen the Affordable Care Act. As part of this Executive Order, the Department of Health and Human Services, United States Treasury, and the Department of Labor are to review all existing regulations, orders, guidance documents, policies, and agency actions to consider if they are consistent with ensuring both coverage under the Affordable Care Act and if they make high-quality healthcare affordable and accessible to Americans. At this time we are unsure what effect the new administration’s policies or this executive order will have. There is significant uncertainty about the future of the Affordable Care Act in particular and healthcare laws generally in the United States. The continued expansion of the government’s role in the U.S. healthcare industry may further lower rates of reimbursement for pharmaceutical products. We are unable to predict the likelihood of changes to the Affordable Care Act or other healthcare laws which may negatively impact our profitability.

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President Biden intends, as his predecessor did, to take action against drug prices which are considered “high.” The most likely time to address this would be in the reauthorization of the Prescription Drug User Fee Act (PDUFA) 2022 as part of a package bill. Drug pricing continues to be a subject of debate at the executive and legislative levels of U.S. government and we expect to see legislation focusing on this in the coming year. The American Rescue Plan Act of 2021 signed into law by President Biden on March 14, 2021 includes a provision that will eliminate the statutory cap on rebates drug manufacturers pay to Medicaid beginning in January 2024. With the elimination of the cap, manufacturers may be required to compensate states in an amount greater than what the state Medicaid programs pay for the drug.

The Affordable Care Act is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and the health insurance industry, impose new taxes and fees on the healthcare industry and impose additional health policy reforms. This law revises the definition of “average manufacturer price” for reporting purposes, which could increase the amount of Medicaid drug rebates to states once the provision is effective. Further, the law imposes a significant annual fee on companies that manufacture or import branded prescription drug products. Substantial new provisions affecting compliance have also been enacted, which may require us to modify our business practices with healthcare practitioners.

Some of the provisions of the Affordable Care Act have yet to be fully implemented, while certain provisions have been subject to judicial and Congressional challenges. Thus, the full impact of the Affordable Care Act, any law replacing elements of it, or the political uncertainty surrounding its repeal or replacement on our business remains unclear. Such developments may materially adversely affect the prices we are able to receive for our licensed products or otherwise materially adversely affect our ability to profitably commercialize our licensed products in the United States.

Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2012 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year. The American Taxpayer Relief Act of 2012, or the ATRA, among other things, reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. The current U.S. administration continues to focus heavily on drug pricing issues and Congress has introduced a multitude of legislative proposals aimed at drug pricing. For example, the Prescription Drug Pricing Reduction Act of 2019 proposes to, among other things, penalize pharmaceutical manufacturers for raising prices on drugs covered by Medicare Parts B and D faster than the rate of inflation, cap out-of-pocket expenses for Medicare Part D beneficiaries, and proposes a number of changes to how drugs are reimbursed in Medicare Part B. A similar drug pricing bill, the Elijah E. Cummings Lower Drug Costs Now Act proposes to enable direct price negotiations by the federal government on certain drugs (with the maximum price paid by Medicare capped based on an international index), requires manufacturers to offer these negotiated prices to other payers, and restricts manufacturers from raising prices on drugs covered by Medicare Parts B and D. In May 2019, Centers for Medicare & Medicaid Services, or CMS, issued a final rule requiring drug manufacturers to include certain drug price information in television advertisements for products that are covered by Medicare and Medicaid. The final rule was struck down by a federal district court in July 2019. The ruling was appealed and the federal district court’s holding was upheld. The ruling may be further appealed and there is no assurance as to whether we will be required to comply with the price transparency requirements. We cannot predict whether any proposed legislation will become law and the effect of these possible changes on our business cannot be predicted at this time.

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In addition to legislative proposals, Congressional Committees have requested certain manufacturers provide specific documents and detailed information regarding drug pricing practices. If we become the subject of any government investigation with respect to our drug pricing, marketing, or other business practices, we could incur significant expense and could be distracted from operation of our business and execution of our strategy. Any such investigation could also result in reduced market acceptance and demand for our licensed products, could harm our reputation and our ability to market our licensed products in the future, and could have a material adverse effect on our business, financial condition, results of operations and growth prospects. At the state level, there are similar new laws and ongoing ballot initiatives that create additional pressure on our drug pricing and may also affect how our licensed products are covered and reimbursed. A number of states have adopted or are considering various pricing actions, such as those requiring pharmaceutical manufacturers to publicly report proprietary pricing information, limit price increases or place a maximum price ceiling or cap on certain products. Existing and proposed state pricing laws have added complexity to the pricing of drugs and may already be impacting industry pricing decisions.

We expect continued significant focus on health care and drug pricing legislation. There have been, and likely will continue to be, legislative and regulatory proposals at the U.S. federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. Additionally, third-party payors, including governmental payors, managed care organizations and private health insurers, are increasingly challenging the prices charged for medical products and services and examining their cost effectiveness. The continuing efforts of governments, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

●	the demand for our licensed products, if our Licensors obtain regulatory approvals;
●	our ability to set a price or obtain reimbursement that we believe is fair for our licensed products;
●	our ability to generate revenues and achieve or maintain profitability; and
●	the level of taxes that we are required to pay.

Any denial or reduction in reimbursement from Medicare or other programs or governments may result in a similar denial or reduction in payments from private payors, which may adversely affect our future profitability.

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To date, we have a relatively short history of sales of our licensed products in the United States.

We have limited relatively short history of sales of our licensed products to date. The Biofrontera Group launched the commercialization of Ameluz® and the BF-RhodoLED® lamp for actinic keratosis in the United States in October 2016 and we have a limited history of marketing our licensed products in the United States. In addition, we began marketing the drug Xepi® in the United States following our acquisition of Cutanea in March 2019 and have a limited history of marketing Xepi® in the United States. While our licensed products have gained acceptance in the markets we serve, our licensed products may never generate substantial revenue or profits for us. We must establish a larger market for our licensed products and build that market through marketing campaigns to increase awareness of, and confidence by doctors in, our licensed products. We expect this may be even more challenging in the near term as a result of current measures and regulations implemented by governments worldwide in an attempt to control the COVID-19 pandemic, which we predict may continue to lead to declining demand in some of our markets in the foreseeable future for Biofrontera’s licensed products as different priorities for medical treatments emerge, thereby causing a delay of actinic keratosis treatment for most patients. If we are unable to expand our current customer base and obtain market acceptance of our licensed products, our operations could be disrupted and our business may be materially adversely affected. Even if we achieve profitability, we may not be able to sustain or increase profitability.

Competing products and future emerging products may erode sales of our licensed products.

Reimbursement issues affect the economic competitiveness of our licensed products as compared to other therapies. See “—Insurance coverage and medical expense reimbursement may be limited or unavailable in certain market segments for our licensed products, which could make it difficult for us to sell our licensed products.”

Our industry is subject to rapid, unpredictable and significant technological change and intense competition. Our competitors may succeed in developing, acquiring, or licensing on an exclusive basis, products that are safer, more effective or more desirable than our licensed products. Many of our competitors have substantially greater financial, technical and marketing resources than we have. In addition, several of these companies have significantly greater experience than we or our Licensors do in developing products, conducting preclinical and clinical testing, obtaining regulatory approvals to market products for health care, and marketing healthcare products.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries.

We cannot guarantee that new drugs or future developments in drug technologies will not have a material adverse effect on our business. Increased competition could result in price reductions, lower levels of government or other third-party reimbursements, failure to achieve market acceptance and loss of market share, any of which could adversely affect our business, results of operations and financial condition. Further, we cannot give any assurance that developments by our competitors or future competitors will not render our technologies obsolete or less advantageous.

We face significant competition from other pharmaceutical and medical device companies and our operating results will suffer if we fail to compete effectively. We also must compete with existing treatments, such as simple curettage and cryotherapy, which do not involve the use of a drug but have gained significant market acceptance.

The pharmaceutical and medical device industry is characterized by intense competition and rapid innovation. Our competitors may be able to develop other products that are able to achieve similar or better results for the treatment of actinic keratosis. We expect that our future competitors will include mostly established pharmaceutical companies, such as Sun Pharma (DUSA) and Galderma. Most of our competitors have substantially greater financial, technical and other resources, such as larger research and development staffs and experienced marketing and manufacturing organizations and well-established sales forces. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries.

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Our competitors may succeed in developing, acquiring or licensing products that are more effective or less costly than our licensed products and product candidates. In addition, our licensed products compete with other therapies, such as simple curettage and, particularly in the United States, cryotherapy, which do not involve the use of a drug but have gained significant market acceptance.

If we are not able to compete effectively with the competitors and competing therapies, we may lose significant market share in the relevant markets, which could have a material adverse effect on our revenue, results of operations and financial condition.

If we are unable to maintain effective marketing and sales capabilities or enter into agreements with third parties to market and sell our licensed products, we may be unable to generate revenue growth.

In order to grow the market for our licensed products, especially a newer licensed product like Xepi®, we must continue to build our marketing, sales and distribution capabilities in the United States. The development and training of our sales force and related compliance plans to market our licensed products are expensive and time consuming and can potentially delay the growth of sales of our licensed products. In the event we are not successful in expanding our marketing and sales infrastructure, we may not be able to successfully grow the market our licensed products, which would limit our revenue growth.

The U.S. market size for Ameluz® for the treatment of actinic keratosis may be smaller than we have estimated.

The public data regarding the market for actinic keratosis treatments in the United States may be incomplete. Therefore some of our estimates and judgments are based on various sources which we have not independently verified and which potentially include outdated information, or information that may not be precise or correct, potentially rendering the U.S. market size for treatment of actinic keratosis with Ameluz® smaller than we have estimated, which may reduce our potential and ability to increase sales of Ameluz® and revenue in the United States. Although we have not independently verified the data obtained from these sources, we believe that such data provide the best available information relating to the present market for actinic keratosis treatments in the United States, and we often use such data for our business and planning purposes.

If our Licensors face allegations of noncompliance with the law and encounter sanctions, their reputation, revenues and liquidity may suffer, and our licensed products could be subject to restrictions or withdrawal from the market.

Any government investigation of alleged violations of the law could require our Licensors to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues from our licensed products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected. Additionally, if we are unable to generate revenues from our product sales, our potential for achieving profitability will be diminished and the capital necessary to fund our operations will be increased.

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Even if our Licensors obtain regulatory approvals for our licensed products, or approvals extending their indications, they may not gain market acceptance or become widely accepted among hospitals, physicians, health care payors, patients and others in the medical community.

In May 2016, Biofrontera Bioscience GmbH received approval from the FDA to market in the United States. Ameluz® in combination with photodynamic therapy using the BF-RhodoLED® lamp for lesion-directed and field-directed treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. We launched the commercialization of Ameluz® and the BF-RhodoLED® lamp for actinic keratosis in the United States in October 2016. Even with regulatory approval, Ameluz® may not receive wide acceptance among hospitals, physicians, health care payors, patients and others in the medical community. In addition, Xepi® received approval from the FDA in 2017 and may not gain market acceptance over time. Market acceptance of any of our licensed products depends on a number of factors, including:

●	the clinical indications for which they are approved, including any restrictions placed upon the product in connection with its approval, such as patient registry or labeling restriction;
●	the product labeling, including warnings, precautions, side effects, and contraindications that the FDA or other regulatory authorities approve;
●	the potential and perceived advantages of our product candidates over alternative products or therapies;
●	relative convenience and ease of administration;
●	the effectiveness and compliance of our sales and marketing efforts;
●	acceptance by major operators of hospitals, physicians and patients of our licensed products or candidates as a safe and effective treatment;
●	the prevalence and severity of any side effects;
●	product labeling or product insert requirements of the FDA or other regulatory authorities;
●	any Risk Evaluation and Mitigation Strategy that the FDA might require for our drug product candidates;
●	the timing of market introduction of our licensed product or product candidates as well as competitive products;
●	the perceived advantages of our licensed products over alternative treatments;
●	the cost of treatment in relation to alternative products; and
●	the availability of adequate reimbursement and pricing by third party payors and government authorities, including any conditions for reimbursement required by such third-party payors and government authorities.

If our licensed products and product candidates are approved, and/or receive label extensions, but fail to achieve market acceptance among physicians, patients, payors, or others in the medical community in the United States, we will not be able to generate significant revenues, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

With respect to our licensed products, we may be subject to healthcare laws, regulation and enforcement. Our failure to comply with those laws could have a material adverse effect on our results of operations and financial condition.

We may be subject to additional healthcare regulation and enforcement by the U.S. federal government and by authorities in the United States. Such U.S. laws include, without limitation, state and federal anti-kickback, federal false claims, privacy, security, financial disclosure laws, anti-trust, Physician Payment Sunshine Act reporting and fair trade regulation and advertising laws and regulations. Many states and other jurisdictions have similar laws and regulations, some of which are broader in scope. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to penalties, including, but not limited to, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, the exclusion from participation in federal, state or other healthcare programs and imprisonment, any of which could adversely affect our ability to operate our business and our financial results.

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Increased Health and Human Services, Office of Inspector General (OIG), scrutiny on the sale of products through specialty pharmacies or through physician practices by means of direct investigation or by issuance of unfavorable Opinion Letters which may curtail or hinder the sales of our licensed products based on risk of enforcement upon ourselves or our buyers. The OIG continues to make modifications to existing Anti-Kickback Statute, or AKS, safe harbors which may increase liability and risk for our company as well as adversely impact sales relationships. On November 20, 2020, OIG issued the final rule for Safe Harbors under the Federal AKS. This new final rule creates additional safe harbors including ones pertaining to patient incentives. OIG is able to modify safe harbors as well as regulatory compliance requirements which could impact out business adversely.

The majority of states also have statutes or regulations similar to these federal laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer. In addition, some states have laws that require pharmaceutical companies to adopt comprehensive compliance programs. Certain states also mandate the tracking and require reporting of gifts, compensation, and other remuneration paid by us to physicians and other health care providers.

In September 2010, OIG issued a Special Advisory Bulletin to notify drug manufacturers that OIG intended to pursue enforcement actions against drug manufacturers that failed to submit timely average manufacturer price, or AMP, and average sales price, or ASP, information. The Medicaid Drug Rebate Program requires manufacturers to enter into and have in effect a national rebate agreement with the Secretary of Health and Human Services in order for Medicaid payments to be available for the manufacturer’s covered outpatient drugs. Companies with such rebate agreements are required to submit certain drug pricing information to CMS, including quarterly and monthly pricing data. There has been an increased level of federal enforcement against drug manufacturers that have failed to provide timely and accurate pricing information to the government. Since September 2010, OIG has settled 13 cases against drug manufacturers relating to drug price reporting issues, totaling approximately $18.5 million. We expect continued enforcement directed at companies that fail to make accurate and timely price reports. If we were found to make the required pricing disclosures, we could incur significant expense and delay.

A recall of our licensed drug or medical device products, or the discovery of serious safety issues with our licensed drug or medical device products, could have a significant negative impact on us.

The FDA and other relevant regulatory agencies have the authority to require or request the recall of commercialized products in the event of material deficiencies or defects in design or manufacture or in the event that a product poses an unacceptable risk to health. Manufacturers may, under their own initiative, recall a product. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of an unacceptable risk to health, component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of our licensed products would divert managerial and financial resources and have an adverse effect on our and our Licensors’ reputation, financial condition and operating results, which could impair our or our Licensors’ ability to market, sell or produce our licensed products in a cost-effective and timely manner.

Further, under the FDA’s medical device reporting, or MDR, regulations, our Licensors are required to report to the FDA any event which reasonably suggests that our licensed product may have caused or contributed to a death or serious injury or in which our licensed product malfunctioned and, if the malfunction of the same or similar device marketed by us were to recur, would likely cause or contribute to death or serious injury. The FDA also requires reporting of serious, life-threatening, unexpected and other adverse drug experiences and the submission of periodic safety reports and other information. Product malfunctions or other adverse event reports may result in a voluntary or involuntary product recall and other adverse actions, which could divert managerial and financial resources, impair our and our Licensors’ ability to market, sell or manufacture our licensed products in a cost-effective and timely manner and have an adverse effect on our reputation, financial condition and operating results.

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Any adverse event involving our licensed products could result in future voluntary corrective actions, such as recalls or customer notifications, or regulatory agency action, which could include inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, will require the dedication of our Licensors’ time and capital, distract our Licensors’ management from operating their business and may harm our and our Licensors’ reputation and financial results as well as threaten our marketing authority for such products.

Our licensed medical device product, the BF-RhodoLED® lamp, is subject to extensive governmental regulation, and failure to comply with applicable requirements could cause our business to suffer.

The medical device industry in the United States is regulated extensively by governmental authorities, principally the FDA and corresponding state agencies. The regulations are very complex and are subject to rapid change and varying interpretations. Regulatory restrictions or changes could limit our ability to carry on or expand our operations or result in higher than anticipated costs or lower than anticipated sales. The FDA and other U.S. governmental agencies regulate numerous elements of our and our Licensors’ business, including:

●	product design and development;
●	pre-clinical and clinical testing and trials;
●	product safety;
●	establishment registration and product listing;
●	distribution;
●	labeling, manufacturing and storage;
●	pre-market clearance or approval;
●	advertising and promotion;
●	marketing, manufacturing, sales and distribution;
●	relationships and communications with health care providers;
●	adverse event reporting;
●	market exclusivity;
●	servicing and post-market surveillance; and
●	recalls and field safety corrective actions.

The Biofrontera Group is also working to develop a new lamp, the “BF-RhodoLED® XL,” which, if approved by the FDA, would allow use of Ameluz® on larger surfaces. Management believes that this new lamp, if it is developed and approved, could provide new business growth opportunities for our company. In the United States, according to FDA guidance, products for PDT, such as Ameluz® gel and its corresponding lamp(s), must be approved as combination products that cover both the drug and the lamp. In May 2016, the Biofrontera Group received approval from the FDA to market in the United States Ameluz® in combination with photodynamic therapy using the BF-RhodoLED® lamp for lesion-directed and field-directed treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. The applicable office of the FDA has determined that if the Biofrontera Group develops a new lamp to be used with Ameluz®, the Biofrontera Group must seek a new approval utilizing the “New Drug Application” procedure. As part of a drug/device combination, the lamp is by definition classified as a class III medical device and as such requires a premarket approval, or PMA, by the FDA. A new lamp will also require changes in the “Prescribing Information” of the drug. If the Biofrontera Group develops this new lamp, once the Biofrontera Group’s PMA application is submitted to the FDA as part of this approval process, it may take more than six months, plus, if needed, time required to answer questions or provide additional data. Prior to submission, the Biofrontera Group will need to perform final tests on the lamp prototype, including technical tests by a certified laboratory and a usability study. During the process, there is a risk that the FDA might ask for additional tests or even clinical trials, and there is no assurance that the Biofrontera Group will be able to satisfy the FDA’s requests for additional tests or trials in a timely manner, or at all, and there is no assurance that the Biofrontera Group will be able to develop this new lamp, or obtain approval to use it in the United States for PDT treatment of actinic keratosis in combination with Ameluz.

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The FDA can delay, limit or deny clearance or approval of a device for many reasons, including:

●	the Biofrontera Group’s inability to demonstrate that its products are safe and effective for their intended uses or substantially equivalent to a predicate device;
●	the data from the Biofrontera Group’s clinical trials may not be sufficient to support clearance or approval; and
●	the manufacturing process or facilities we use may not meet applicable requirements.

In addition, the FDA and other regulatory authorities may change their respective clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our licensed products under development or impact our ability to modify our currently cleared or approved products on a timely basis.

Any delay in, or failure to receive or maintain, clearance or approval for such products under development that we expect to license could prevent us from generating revenue from these products or achieving profitability. Additionally, the FDA and comparable foreign regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny of us, could dissuade some customers from using our licensed products and adversely affect our reputation and the perceived safety and efficacy of our licensed products.

Failure to comply with applicable regulations could jeopardize our ability to sell our licensed products and result in enforcement actions against our Licensors such as fines, civil penalties, injunctions, warning letters, Form 483 reports, recalls of products, delays in the introduction of products into the market, refusal of the FDA or other regulators to grant future clearances or approvals, and the suspension or withdrawal of existing approvals by the FDA or other regulators. Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and operating results.

As a result of our IT infrastructure, we are subject to governmental regulation and other legal obligations in the EU and European Economic Area, or EEA, related to privacy, data protection and data security and, as a result of our sales in California, the California Consumer Privacy Act (CCPA). Our actual or perceived failure to comply with such obligations could harm our business.

We are subject to diverse laws and regulations relating to data privacy and security in the EU and eventually in the EEA, including Regulation 2016/679, known as the GDPR. The GDPR applies extraterritorially and implements stringent operational requirements for controllers and processors of personal data. New global privacy rules are being enacted and existing ones are being updated and strengthened. We are likely to be required to expend capital and other resources to ensure ongoing compliance with these laws and regulations.

Complying with these numerous, complex and often changing regulations is expensive and difficult. Failure by us, any partners, our service providers, or our employees or contractors to comply with the GDPR could result in regulatory investigations, enforcement notices and/or fines of up to the higher of €20 million or up to 4% of our total worldwide annual revenue. In addition to the foregoing, a breach of privacy laws or data security laws, particularly those resulting in a significant security incident or breach involving the misappropriation, loss or other unauthorized use or disclosure of sensitive or confidential patient or consumer information, could have a material adverse effect on our business, reputation and financial condition.

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As a data controller, we are accountable for any third-party service providers we engage to process personal data on our behalf. We attempt to mitigate the associated risks by performing security assessments and due diligence of our vendors and requiring all such third-party providers with data access to sign agreements and obligating them to only process data according to our instructions and to take sufficient security measures to protect such data. There is no assurance that these contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing, storage and transmission of such information. Any violation of data or security laws by our third-party processors could have a material adverse effect on our business and result in the fines and penalties outlined above.

Where we transfer personal data of EU citizens or anyone residing in the EU out of the EU and EEA, we do so in compliance with the relevant data export requirements from time to time. There is currently ongoing litigation challenging the commonly used transfer mechanism, the EU Commission approved model clauses. On July 16, 2020, the Court of Justice of the European Union, or CJEU, issued a judgment which annulled, without granting a grace or transition period, the European Commission’s Decision (EU) 2016/1250 of July 12, 2016 on the adequacy of the protection provided by the U.S. Privacy Shield (a mechanism for complying with data protection requirements when transferring personal data from the EU to the United States). Accordingly, such framework is not a valid mechanism to comply with EU data protection requirements when transferring personal data from the European Union to the United States. To the extent that we were to rely on the EU-U.S. Privacy Shield Framework, we will not be able to do so in the future, which could increase our costs and limit our ability to process personal data from the EU. The same decision also cast doubt on the viability of one of the primary alternatives to the U.S. Privacy Shield, namely, the European Commission’s Standard Contractual Clauses, as a vehicle for such transfers in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. The CJEU went on to state that if a competent supervisory authority believes that the Standard Contractual Clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer. At present, there are few, if any, viable alternatives to the Standard Contractual Clauses, and the law in this area remains dynamic. These changes may require us to find alternative bases for the compliant transfer of personal data outside the EEA and we are monitoring developments in this area.

We are also subject to evolving European privacy laws on cookies and on e-marketing. The EU is in the process of replacing the e-Privacy Directive (2002/58/EC) with a new set of rules taking the form of a regulation, which will be directly implemented in the laws of each European member state. The draft e-Privacy Regulation imposes strict opt-in marketing rules with limited exceptions for business-to-business communications, alters rules on third-party cookies, web beacons and similar technology and significantly increases fining powers to the greater of €20 million or 4% of total worldwide annual revenue. While the e-Privacy Regulation was originally intended to be adopted on May 25, 2018 (alongside the GDPR), it is still going through the European legislative process.

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The GDPR is directly applicable in each EU Member State, however, it provides that EU Member States may introduce further conditions, including limitations which could limit our ability to collect, use and share personal data (including health and medical information), or could cause our compliance costs to increase, ultimately having an adverse impact on our business. The GDPR imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and implement policies as part of its mandated privacy governance framework. It also requires data controllers to be transparent and disclose to data subjects (in a concise, intelligible and easily accessible form) how their personal information is to be used, imposes limitations on retention of personal data; defines for the first time pseudonymized (i.e., key-coded) data; introduces mandatory data breach notification requirements; and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. In addition to the foregoing, a breach of the GDPR could result in regulatory investigations, reputational damage, orders to cease/change our use of data, enforcement notices, as well potential civil claims including class action type litigation where individuals suffer harm.

California recently enacted the California Consumer Privacy Act, or CCPA, which will, among other things, require new disclosures to California consumers and afford such consumers new abilities to opt out of certain sales of personal information, which went into effect on January 1, 2020. This Act also applies to any information of certain patients that a drug company may possess. It remains unclear what, if any, modifications will be made to this legislation or how it will be interpreted in the years to come. The effects of the CCPA potentially are significant, however, and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. As a general matter, compliance with laws, regulations, and any applicable rules or guidance from self-regulatory organizations relating to privacy, data protection, information security and consumer protection, may result in substantial costs and may necessitate changes to our business practices, which may compromise our growth strategy, adversely affect our ability to acquire customers, and otherwise adversely affect our business, financial condition and operating results. Noncompliance with CCPA could result in regulatory investigations, reputational damage, orders to cease/change our use of data, enforcement notices, as well potential civil claims including class action type litigation where individuals suffer harm.

We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may be unable to successfully implement our business strategy.

Our ability to compete in the highly competitive pharmaceutical industry depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel with specialized scientific and technical skills. We are highly dependent on our management, scientific, medical and operations personnel, including Erica Monaco, currently our chief financial and chief operating officer and following the consummation of the offering, our chief executive officer, and Professor Hermann Lübbert, currently chairman of our board of directors and our chief executive officer, and following the consummation of the offering, our Executive Chairman. The loss of the services of any of our executive officers or other key employees and our inability to find suitable replacements could potentially harm our business, prospects, financial condition or results of operations.

Despite our efforts to retain valuable employees, members of our management team may terminate their employment with us on short notice. Although we have, or are in the process of negotiating, employment agreements with our key employees, these employees could leave our employment at any time, with certain notice periods. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel and sales representatives.

Many of the other biotechnology and pharmaceutical companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They may also provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what we can offer. If we are unable to continue to attract and retain high quality personnel, our ability to commercialize our licensed products will be limited.

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Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we have established, comply with healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices in the United States as well as in any other jurisdictions where we conduct our business. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions, inability to obtain product approval and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and any precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We will need to grow the size of our organization and we may experience difficulties in managing this growth.

As of June 30, 2021 we had 64 employees. In the longer term, as our development and commercialization plans and strategies develop, and as we continue operating as a public company, we expect to need additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

●	identifying, recruiting, integrating, maintaining and motivating existing or additional employees; and
●	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize and market our licensed products will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities. If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to commercialize our licensed products and, accordingly, may not achieve our commercialization goals.

Due to our ongoing assessment of the size of the required sales force, we may be required to hire substantially more sales representatives to adequately support the commercialization and marketing of our licensed products or we may incur excess costs as a result of hiring more sales representatives than necessary. We may be competing with companies that currently have extensive and well-funded marketing and sales operations.

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Our business and operations would suffer in the event of system failures, cyber-attacks or a deficiency in our cyber-security.

Despite the implementation of security measures, our internal computer systems and those of our current and future contract and research organizations, or CROs, and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. The risk of a security breach or disruption, particularly through cyber-attacks or cyber-intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. While we have not experienced any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our licensed products and product candidates could be delayed.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our licensed products.

We face an inherent risk of product liability as a result of the clinical testing of our licensed products and face an even greater risk if we commercialize our licensed products on a larger scale. For example, we may be sued if our licensed products allegedly cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing; defects in design; a failure to warn of dangers inherent in the product, negligence, strict liability; and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our licensed products and product candidates. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	costs to defend litigation and other proceedings;
●	a diversion of management’s time and our resources;
●	decreased demand for our licensed products;
●	injury to our reputation;
●	withdrawal of clinical trial participants;
●	initiation of investigations by regulators;
●	product recalls, withdrawals or labeling, marketing or promotional restrictions;
●	loss of revenue;
●	substantial monetary awards to trial participants or patients;
●	exhaustion of any available insurance and our capital resources;
●	the inability to commercialize our licensed products; and
●	a decline in our share price.

We currently maintain product liability insurance. If such insurance is not sufficient, or if we are not able to obtain such insurance at an acceptable cost in the future, potential product liability claims could prevent or inhibit the commercialization of our licensed products and the products we license in the future. A successful claim could materially harm our business, financial condition or results of operations. Additionally, we cannot guarantee that continued product liability insurance coverage will be available in the future at acceptable costs.

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Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation could result in fines, criminal penalties and an adverse effect on our business.

We do business with Licensors in a number of countries throughout the world. We are committed to doing business in accordance with applicable anti-corruption laws. We are subject, however, to the risk that our officers, directors, employees, agents and collaborators may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and the European Union Anti-Corruption Act, as well as trade sanctions administered by the U.S. Office of Foreign Assets Control and the U.S. Department of Commerce. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties or curtailment of operations in certain jurisdictions and might adversely affect our results of operations. In addition, actual or alleged violations could damage our reputation and ability to do business.

Our licensed products will be subject to ongoing regulatory requirements and we may face future development, manufacturing and regulatory difficulties.

Our licensed drug products Ameluz® and Xepi® and any other drug products we license or acquire will be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, sampling, record-keeping, submission of safety and other post-market approval information, importation and exportation. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements and the requirements of other similar regulatory authorities, including ensuring that quality control and manufacturing procedures conform to cGMP requirements.

Accordingly, we rely on our Licensors to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. Our Licensors will also be required to report certain adverse reactions and production problems, if any, to the FDA and other similar regulatory authorities and to comply with certain requirements concerning advertising and promotion for our licensed products and potential products.

If a regulatory authority discovers previously unknown problems with a product, such as adverse events of unanticipated or unacceptable severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product, including requiring withdrawal of the product from the market. If our licensed products or potential products fail to comply with applicable regulatory requirements, a regulatory authority may, among other actions against our Licensors or applicable third parties:

●	issue warning letters or Form 483 (or similar) notices requiring our Licensors or applicable third parties to modify certain activities or correct certain deficiencies;
●	require product recalls or impose civil monetary fines;
●	mandate modifications to promotional materials or require our Licensors to provide corrective information to healthcare practitioners;
●	require our Licensors or applicable third parties to enter into a consent decree or permanent injunction;
●	impose other administrative or judicial civil or criminal actions, including monetary or other penalties, or pursue criminal prosecution;
●	withdraw regulatory approval;
●	refuse to approve pending applications or supplements to approved applications filed by our Licensors;
●	impose restrictions on operations, including costly new manufacturing requirements; or
●	seize or detain products.

To the extent that such adverse actions impact our rights under our license and supply agreements or otherwise restrict our ability to market our licensed products, they could adversely impact our business and results of operation.

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Generic manufacturers may launch products at risk of patent infringement.

If other manufacturers launch products to compete with our licensed products or product candidates in spite of our Licensors’ patent position, these manufacturers would likely erode our market and negatively impact our sales revenues, liquidity and results of operations.

Risks Related to Our Financial Position and Capital Requirements

We have a history of operating losses and anticipate that we will continue to incur operating losses in the future and may never sustain profitability.

We have incurred losses in each year since inception. Our net loss for the fiscal years ended December 31, 2019 and December 31, 2020 was $11.0 million and $11.0 million, respectively. Our net loss for the six months period ended June 30, 2020 and June 30, 2021 was $7.8 million and $7.2 million, respectively. As of June 30, 2021, we had accumulated deficit of $48.4 million.

Our ability to become profitable depends on our ability to further commercialize our principal licensed product Ameluz®. Even if we are successful in increasing our licensed product sales, we may never achieve or sustain profitability. In the long term, we anticipate increasing our sales and marketing expense as we attempt to exploit the regulatory approvals to market Ameluz® in the United States for the photodynamic therapy treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. There can be no assurance that our sales and marketing efforts will generate sufficient sales to allow us to become profitable. Moreover, because of the numerous risks and uncertainties associated with commercializing pharmaceutical products, we are unable to predict the extent of any future losses or when we will become profitable, if ever.

We cannot rule out the possibility that we may engage in additional equity or debt financing in the future, which could dilute the voting rights of stockholders and the value of their shares. If we are unable to achieve profitability over time or to obtain additional equity or debt financing in such a scenario, this would have a material adverse effect on our financial condition.

If we fail to obtain additional financing, we may be unable to complete the commercialization of Xepi® and other products we may license.

Our operations have consumed substantial amounts of cash since inception. Going forward, we expect that we will require significant funds in order to commercialize the drug Xepi®, the rights to which we acquired in March 2019 through our purchase of Cutanea, and the subsequent merger of Biofrontera and Cutanea.

On March 31, 2021, we entered into the Second Intercompany Revolving Loan Agreement with Biofrontera AG for $20.0 million committed sources of funds for a two-year term. We believe with the funds available under the Second Intercompany Revolving Loan Agreement, we will have sufficient funds to support the operating, investing, and financing activities of the Company through at least twelve months from the date of the issuance of this prospectus. However, changing circumstances may cause us to consume capital significantly faster than currently anticipated, and we may need to spend more money than currently expected because of circumstances beyond our control. Our future funding requirements, both near- and long-term, will depend on many factors, including, but not limited to:

●	the effects of competing technological and market developments;
●	the cost and timing of completion of commercial-scale manufacturing activities;
●	the cost of establishing or maintaining sales, marketing and distribution capabilities for Ameluz® photodynamic therapy or other licensed products or potential products in the United States; and
●	the impact of COVID-19 on our licensor’s clinical trials, the timing of regulatory approvals obtained by our Licensors, demand for our licensed products, our ability to market and sell our licensed products and other matters.

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We cannot be certain that additional funding will be available to us on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts and on terms acceptable to us, we may have to significantly delay, scale back or discontinue the commercialization of our licensed products. We also could be required to license our rights to our licensed products and product candidates to third parties on unfavorable terms. In addition, any equity financing would likely result in dilution to holders of our shares, and any debt financing would likely involve significant cash payment obligations and include restrictive covenants that may restrict our ability to operate our business.

Any of the above events could prevent us from realizing business opportunities or prevent us from growing our business or responding to competitive pressures, which could have a material adverse effect on our business, prospects, financial condition and/or results of operations and could cause the price of our shares to decline.

Our existing and any future indebtedness could adversely affect our ability to operate our business.

Under the Share Purchase and Transfer Agreement dated March 25, 2019 (as amended, the “Share Purchase Agreement”), by and among Biofrontera Newderm LLC, Biofrontera AG, Maruho Co., Ltd. and Cutanea, pursuant to which Biofrontera Newderm Inc. LLC, a wholly owned subsidiary of Biofrontera Inc., acquired Cutanea from Maruho Co., Ltd., we are required to repay to Maruho Co., Ltd., $3.6 million on December 31, 2022 and $3.7 million on December 31, 2023 in start-up costs that Maruho Co., Ltd. agreed to pay to us, in connection with such acquisition (not to exceed $7.3 million in the aggregate).

Our indebtedness could have significant adverse consequences, including:

●	requiring us to dedicate a portion of our cash to the payment of interest and principal, reducing money available for working capital, capital expenditure, product development and other general corporate purposes;
●	increasing our vulnerability to adverse changes in general economic, industry and market conditions;
●	increasing the risk of dilution to the holders of our shares in the event any of these bonds are exercised for or converted into our ordinary shares;
●	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete, including changes arising as a result of the COVID-19 pandemic; and
●	placing us at a competitive disadvantage to competitors that are better capitalized than we are.

We may not have sufficient funds and may be unable to arrange for additional financing to pay the amounts due under our existing debt obligation to Maruho Co. Ltd. under the terms of such Share Purchase Agreement, and which must be repaid if certain profits from the sale of Cutanea products the Biofrontera Group agreed to share with Maruho are less than the amount of such start-up costs.

We may also engage in debt financing in the future. Failure to make payments or comply with covenants under such debt could result in an event of default and acceleration of amounts due. If an event of default occurs and the lender or lenders accelerate the amounts due, we may not be able to make accelerated payments, and such lenders could file suit against us to collect the amounts due under such obligations or pursue other remedies. In addition, the covenants under such debt obligations could limit our ability to obtain additional debt financing. If we are unable to satisfy such debt obligations it could have material adverse effect on our business, prospects, financial condition and/or results of operations.

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Risks Related to Corporate Governance, Including Being a Public Company

Prof. Dr. Lübbert currently serves, and following the consummation of this offering will continue to serve, as Chairman of the management board and CEO of our parent and significant shareholder, Biofrontera AG, and, as a result, has and may continue to have, fiduciary and other duties to Biofrontera AG causing conflicts of interest with respect to his duties to us and his duties to Biofrontera AG and in determining how to devote himself to our affairs and the affairs of Biofrontera AG.

Prof. Dr. Lübbert, currently our Chief Executive Officer and Chairman of our Board of Directors and following the consummation of the offering, our Executive Chairman, is Chairman of the management board of and Chief Executive Officer of Biofrontera AG and, as a result, has fiduciary or other duties both to us and Biofrontera AG. Prof. Dr. Lübbert does not currently receive any additional compensation for his services as chairman of our board of directors or as our Chief Executive Officer, but following the offering and after his employment agreement becomes effective he will collect a salary and receive other benefits as described in “Management—Executive Compensation Arrangements—Lübbert Employment Agreement”. The conflicts of interest that may arise from such duties could interfere with the management of our company, including our relationship with Biofrontera AG and its affiliates and commercial partners following the offering. For example, as both a member of our board of directors and our Chief Executive Officer and a director and officer of Biofrontera AG, he owes fiduciary duties to Biofrontera AG and to us, and he may encounter circumstances in which his decision or action may benefit Biofrontera AG while having a detrimental impact on us, or vice versa. Further, he will need to allocate his time to responsibilities owed to Biofrontera AG and to us. Prof. Dr. Lübbert also holds shares of Biofrontera AG, which may cause a conflict of interest to arise in connection with actions by us that could impact Biofrontera AG’s share price. As a result of these actual or apparent conflicts of interest, we may be precluded from pursuing certain elements of our growth strategy, which could adversely affect our ability to run our business as described herein and may have a material adverse effect on our business, financial condition and results of operations.

In addition, disputes could arise between us and Biofrontera AG regarding the obligations of each party under agreements between Biofrontera AG and us, including the Ameluz LSA or the Services Agreement, or with respect to other courses of dealings between Biofrontera AG and us. Any such disputes or disagreements could distract our management, interfere with our relations with our commercial partners, and take significant time to resolve, which could disrupt our operations and/or our commercialization efforts, result in increased costs or make it less likely that other third parties will choose to partner with us in the future.

Although Ms. Monaco will become our Chief Executive Officer and take over the day-to-day management of Biofrontera Inc. and Prof. Dr. Lübbert’s role with us will transition following the offering from Chairman and Chief Executive Officer to Executive Chairman as a way to manage potential conflicts of interest in our dealings with Biofrontera AG and its affiliates, there can be no guarantee that conflicts of interest won’t still arise in the course of our dealings with those entities or third parties who also have dealings with those entities.

We have identified a material weakness in our internal control over financial reporting, resulting from a control deficiency related to the oversight of third-party service providers. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the audits of our financial statements as of and for the years ended December 31, 2019 and December 31, 2020, we identified a material weakness in our internal controls over financial reporting. The material weakness we identified pertains to our oversight of work being performed for the Company by third-party service providers; as the Company’s management review control over information produced by a third-party service provider was not sufficiently precise to identify an error. Specifically, as part of the valuation of an intangible asset in connection with the Cutanea acquisition we failed to identify a computational error within the valuation model for the Xepi® intangible asset.

While we have taken steps to enhance our internal control environment and continue to address the underlying cause of the material weakness by the creation of additional controls including those designed to strengthen our review and validation of the work product from third-party service providers, the steps we have taken to date, and that we are continuing to implement, may not be sufficient to remediate this material weakness or to avoid the identification of material weaknesses in the future. We will monitor the effectiveness of our remediation plan and will make changes we determine to be appropriate.

We are still in process of remediating this material weakness as of June 30, 2021. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, our stock price.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, or the Sarbanes Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. If, notwithstanding our efforts to comply with new or changing laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us, and our business may be harmed. Further, failure to comply with these laws, regulations and standards may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members to serve on our board of directors or committees or as members of senior management. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal controls over financial reporting and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal controls over financial reporting for the fiscal year ending December 31, 2022. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal controls over financial reporting. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting until our first annual report required to be filed with the SEC following the date we are no longer an emerging growth company, as defined in the JOBS Act. At such time as we are required to obtain auditor attestation, if we then have a material weakness, we would receive an adverse opinion regarding our internal control over financial reporting from our independent registered public accounting firm. We will be required to disclose significant changes made in our internal controls procedures on a quarterly basis.

We have already begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, and anticipate we will be able to complete our evaluation, testing and any required remediation in a timely fashion. Our compliance with Section 404 will require that we incur additional legal, accounting and other compliance expense and expend significant management efforts. We currently do not have an internal audit group, and although we have accounting and finance staff with appropriate public company experience and technical accounting knowledge, we may need to hire additional consultants or staff to perform the evaluation needed to comply with Section 404.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal controls over financial reporting, we will be unable to assert that our internal controls over financial reporting are effective. For example, in connection with the audits of our financial statements as of and for the years ended December 31, 2019 and 2020, we identified a material weakness in our internal control over financial reporting. See “—We have identified a material weakness in our internal control over financial reporting, resulting from a control deficiency related to the oversight of third-party service providers. If we are unable to remediate these this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.”

We cannot assure you that the measures we have taken to date, and are continuing to implement, will be sufficient to avoid additional material weaknesses or significant deficiencies in our internal controls over financial reporting in the future. Any failure to maintain effective internal controls over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal controls over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal controls over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of shares of our common stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal controls over financial reporting, or to implement or maintain other effective control systems required of public companies, could also negatively impact our ability to access to the capital markets.

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In addition, effective disclosure controls and procedures enable us to make timely and accurate disclosure of financial and non-financial information that we are required to disclose. As a public company, if our disclosure controls and procedures are ineffective, we may be unable to report our financial results or make other disclosures accurately on a timely basis, which could cause our reported financial results or other disclosures to be materially misstated and result in the loss of investor confidence and cause the market price of shares of our common stock to decline.

We are an emerging growth company and a smaller reporting company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies or smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that have not made this election.

For as long as we continue to be an emerging growth company, we also intend to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the closing of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three fiscal years; or (iv) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including presenting only the two most recent fiscal years of audited financial statements and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of Common Stock held by non-affiliates exceeds $250 million as of the prior the end of our second fiscal quarter ending December 31st of each year, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior to the end of our second fiscal quarter ending December 31st of each year. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

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Risks Related to This Offering and Ownership of Our Common Stock

Biofrontera AG will beneficially own 72.7% of our outstanding shares of common stock after the completion of the initial public offering and will be able to exert significant control over matters subject to stockholder approval, and its interests may conflict with ours or yours in the future

We are currently a wholly-owned subsidiary of Biofrontera AG and, upon the completion of this offering, Biofrontera AG will beneficially own in the aggregate approximately 72.7% of our outstanding voting stock (assuming the underwriters do not exercise their over-allotment option) and will continue to exert significant influence on the company. As a result, Biofrontera AG will have the ability to significantly influence us through this ownership position. Biofrontera AG may be able to determine all matters requiring stockholder approval. For example, Biofrontera AG may be able to control elections of directors, amendments of our organizational documents, our financing and dividend policy and approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

Moreover, because of the significant ownership position held by Biofrontera AG and our classified board structure, new investors may not be able to effect a change in the Company’s business or management, and therefore, stockholders would be subject to decisions made by management and Biofrontera AG.

Biofrontera AG’s interests may differ from our interests and the interests of our other stockholders, and therefore actions Biofrontera AG takes with respect to us, as a significant shareholder, including under the Ameluz LSA, may not be favorable to us or our public stockholders. For a discussion of the risks related to our license agreement with Biofrontera AG, see “Risks Related to the License and Supply Agreements and Our Licensed Products.”

Furthermore, Biofrontera AG is a public company with a comparatively low amount of shares that are regularly traded and several shareholders who each hold a significant stake in Biofrontera AG. Any of these shareholders may exert their influence on Biofrontera AG by voting in favor of proposals that are in their individual interest or electing members to Biofrontera AG’s supervisory board who could act to align Biofrontera AG’s actions with the interests of such shareholders. Under German law, company management must obtain the consent of the supervisory board for certain actions. Members of the supervisory board typically serve five-year terms and Biofrontera AG’s supervisory board members will be up for re-election at the annual meeting expected to occur in December 2021. Since 2017, several legal actions have been filed by one of Biofrontera AG’s significant shareholders opposing resolutions passed at the shareholders’ meetings, including actions for annulment and rescission of resolutions related to financing transactions undertaken by Biofrontera AG and they could seek to cause Biofrontera AG to take actions as our significant shareholder that no longer support our strategy as set forth in this prospectus and may be contrary to the interests of our other stockholders.

We expect that, immediately after this offering, we will be a “controlled company” within the meaning of Nasdaq listing standards, and as a controlled company we will qualify for exemptions from certain corporate governance requirements. We will have the opportunity to elect any of the exemptions afforded a controlled company.

We expect that immediately after this offering Biofrontera AG will control more than a majority of the total voting power of our outstanding shares of common stock, and as a result we will be a “controlled company” within the meaning of Nasdaq listing standards. Under Nasdaq rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following Nasdaq rules regarding corporate governance:

●	the requirement that a majority of our board of directors consist of independent directors;
●	the requirement to have a nominating/corporate governance committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities;
●	the requirement to have a compensation committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities; and
●	the requirement of an annual performance evaluation of the nominating/corporate governance and compensation committees.

Following the consummation of this initial public offering, two of our four directors will be independent directors, and we will have an independent nominating and corporate governance committee and an independent compensation committee. However, for as long as the “controlled company” exemption is available, our board of directors in the future may not consist of a majority of independent directors and may not have an independent nominating and corporate governance committee or compensation committee. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq rules regarding corporate governance.

If Biofrontera AG sells a controlling interest in our company to a third party in a private transaction, you may not realize any change-of-control premium on shares of our common stock and we may become subject to the control of a presently unknown third party.

The ability of Biofrontera AG to privately sell its shares of our common stock, with no requirement for a concurrent offer to be made to acquire all of the shares of our common stock held by our other stockholders, could prevent you from realizing any change-of-control premium on your shares of our common stock that may otherwise accrue to Biofrontera AG on its private sale of our common stock. Additionally, if Biofrontera AG privately sells its controlling equity interest in our company, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with those of other stockholders. In addition, if Biofrontera AG sells a controlling interest in our company to a third party, our indebtedness may be subject to acceleration, and our other commercial agreements and relationships, including any remaining agreements with Biofrontera AG, could be impacted, all of which may adversely affect our ability to run our business as described herein and may have a material adverse effect on our business, financial condition and results of operations.

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If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution.

The offering price of our common stock is substantially higher than the net tangible book value per share of our common stock, which on an as adjusted basis was $0.97 per share of our common stock as of June 30, 2021. Based on the assumed initial public offering price of $6.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $5.03 per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the assumed initial public offering price. This means that you will pay a higher price per share than the amount of our total tangible assets, less our total liabilities, divided by the number of shares of common stock outstanding. Furthermore, you may experience additional dilution if options or other rights to purchase our common stock that are outstanding or that we may issue in the future are exercised or converted or we issue additional shares of our common stock at prices lower than our net tangible book value at such time. See “Dilution.”

No public market for our common stock currently exists, and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our common stock. Although we have applied to have our common stock listed on Nasdaq, an active trading market may not develop following the closing of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration. The initial public offering price was determined by negotiations between us and the underwriters and may not be indicative of the future prices of our common stock.

Our share price may be volatile, and you may be unable to sell your shares at or above the offering price.

The market price of our common stock is likely to be volatile and could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

●	the success of existing or new competitive products or technologies;
●	regulatory actions with respect to Ameluz®, the BF-RhodoLED® lamp (and its successors) or Xepi® or our competitors’ products;
●	actual or anticipated fluctuations in our financial condition and operating results, including fluctuations in our quarterly and annual results;
●	announcements of innovations by us, our Licensors or our competitors;
●	overall conditions in our industry and the markets in which we operate;
●	market conditions or trends in the biotechnology industry or in the economy as a whole;
●	addition or loss of significant healthcare providers or other developments with respect to significant healthcare providers;
●	changes in laws or regulations applicable to Ameluz®, the BF-RhodoLED® lamp (and its successors) or Xepi®;
●	actual or anticipated changes in our growth rate relative to our competitors;
●	announcements by us, our Licensors or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
●	additions or departures of key personnel;
●	issuance of new or updated research or reports by securities analysts;
●	fluctuations in the valuation of companies perceived by investors to be comparable to us;
●	disputes or other developments related to the patents covering our licensed products, and our Licensors’ ability to obtain intellectual property protection for our licensed products;
●	security breaches;
●	litigation matters;
●	announcement or expectation of additional financing efforts;
●	sales of our common stock by us or our stockholders;

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●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
●	the expiration of contractual lock-up agreements with our executive officers, directors and stockholders; and
●	general economic and market conditions.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation. This risk is especially relevant for biopharmaceutical companies, which have experienced significant stock price volatility in recent years. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Future sales of our common stock in the public market could cause our share price to fall.

Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Based on 8,000,000 shares of common stock outstanding as of June 30, 2021, upon the closing of this offering, we will have 11,000,000 shares of common stock outstanding.

All of the common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers for at least days after the date of this prospectus, subject to certain extensions. See also the section of this prospectus captioned “Shares Eligible For Future Sale.”

Our management has broad discretion in the use of the net proceeds from this offering and may not use the net proceeds effectively.

Our management will have broad discretion in the application of the net proceeds of this offering. We cannot specify with certainty the uses to which we will apply these net proceeds. The failure by our management to apply these funds effectively could adversely affect our ability to continue maintaining and expanding our business.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our company may change their recommendations regarding our company, and our stock price could decline.

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Our quarterly operating results may fluctuate significantly.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

●	variations in the level of expenses related to our marketing efforts;
●	any litigation, including intellectual property infringement lawsuits related to our licensed products, in which we may become involved;
●	regulatory developments affecting Ameluz®, the BF-RhodoLED® lamp (and its successors) or Xepi®;
●	our execution of any licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements;
●	the timing of milestone payments under our existing license agreements; and
●	the level of underlying demand for Ameluz® and Xepi® and customers’ buying patterns.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially.

Future sales and issuances of our common stock or rights to purchase our common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our common stock to decline.

We may issue additional securities following the closing of this offering. In the future, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. We also expect to issue common stock to employees, consultants and directors pursuant to our equity incentive plans. If we sell common stock, convertible securities or other equity securities in subsequent transactions, or common stock is issued pursuant to equity incentive plans or the Underwriters’ Warrant, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

We have never paid dividends on our common stock and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our common stock will likely depend on whether the price of our common stock increases.

We have never declared or paid any dividends on our common stock and do not intend to pay any dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. For more information, see the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

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Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

In addition, we are subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law, or the DGCL. Under Section 203 of the DGCL, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

These and other provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions. For more information, see the section of this prospectus captioned “Description of Capital Stock—Anti-Takeover Provisions.”

Our amended and restated certificate of incorporation that will become effective immediately prior to the closing of this offering provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation that will become effective immediately prior to the closing of this offering provides that the Court of Chancery of the State of Delaware is, to the fullest extent permitted by applicable law, the exclusive forum for:

●	any derivative action or proceeding brought on our behalf;
●	any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our current or former directors, officers, employees or our stockholders;
●	any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation, or our amended and restated bylaws (as either may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and
●	any action asserting a claim against us that is governed by the internal-affairs doctrine.

However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Consequently, the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Our amended and restated certificate of incorporation will further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a right under the Securities Act. The Supreme Court of the State of Delaware has held that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the provision should be enforced in a particular case, application of the provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

By becoming a stockholder in our Company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees and result in increased costs for investors to bring a claim. If a court were to find the exclusive forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

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Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, our amended and restated bylaws and our indemnification agreements that we have entered into with our directors and officers provide that:

●	we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;
●	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;
●	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;
●	we will not be obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;
●	the rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and
●	we may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, regulatory process, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “believe”, “anticipate”, “intend”, “expect”, “target”, “goal”, “estimate”, “plan”, “assume”, “may”, “will”, “predict”, “project”, “would”, “could” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. Factors that could cause such differences include, but are not limited to:

●	our ability to achieve and sustain profitability;
●	our ability to compete effectively in selling our licensed products;
●	our ability to expand, manage and maintain our direct sales and marketing organizations;
●	our actual financial results may vary significantly from forecasts and from period to period;
●	our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing;
●	our ability to market, commercialize, achieve market acceptance for and sell our licensed products and product candidates;
●	market risks regarding consolidation in the healthcare industry;
●	the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third-party payors for procedures using our products significantly declines;
●	the ability of our Licensors to adequately protect the intellectual property related to our licensed products and operate their business without infringing upon the intellectual property rights of others;
●	the fact that product quality issues or product defects may harm our business;
●	any product liability claims;
●	our expectations regarding the merits and outcomes of pending or threatened litigation, including the lawsuit brought by DUSA against us and the Biofrontera Group before the District Court of Massachusetts claiming patent infringement, trade secret misappropriation, tortious interference with contractual relations, and deceptive and unfair trade practices; and
●	the outbreak and impacts of the novel coronavirus, or COVID-19, on the global economy and our business.

Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission, or SEC, as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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USE OF PROCEEDS

We estimate, based upon an assumed initial public offering price of $6.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), that we will receive net proceeds from this offering of approximately $15.7 million, or approximately $18.3 if the underwriters exercise their over-allotment option in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital to fund our operations, create a public market for our common stock and facilitate our future access to the public equity markets.

We currently estimate that we will use the net proceeds from this offering for general corporate purposes, including working capital and continued investments in our growth strategies described in “Business—Our Strategy.”

Specific use of proceeds is estimated as follows:

○	to fund expansion of our commercial infrastructure and general working capital which will include hiring of additional personnel, capital expenditures and the costs of operating as a public company.
○	the remainder to fund other general corporate purposes, including to pursue our strategy to in-license further products or product opportunities, procure products through asset acquisition from other healthcare companies, as well as acquiring some or all of the shares of other healthcare companies, potentially also including shares of our current parent company, Biofrontera AG, although we have no agreements or commitments for any specific acquisitions or in-licenses as of the date of this prospectus. See “Business—Our Strategy” for descriptions of our growth strategies.

Our expected use of proceeds from this offering represents our current intentions based on our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the completion of this offering. We may use a portion of the proceeds to pursue selective strategic investment and acquisition opportunities to expand and support our business growth. Although we have no specific agreements, commitments, or understandings with respect to any such activity or acquisition, we evaluate these opportunities and engage in related discussions with other companies from time to time.

The amounts and timing of our actual expenditures will depend on numerous factors, such as the status of our sales and marketing efforts, the timing and success of any future clinical trials and preclinical studies, as well as subsequent regulatory submissions for our licensed products, each overseen by the Licensors, the feasibility of any acquisitions or other investments, the amounts of proceeds actually raised in this offering and the amount of cash generated by our operations. Because we operate in a very dynamic and highly competitive industry, the actual use of proceeds may differ substantially from the ranges indicated above. Our management will have broad discretion to allocate the net proceeds from this offering.

Pending the use of the net proceeds from this offering, we may invest them in short-term and medium-term interest-bearing instruments.

Each $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $2.8 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated offering expenses payable by us.

Each 1,000,000 share increase (decrease) in the number of shares offered in this offering would increase (decrease) the net proceeds to us from this offering by approximately $5.6 million, assuming that the price per share for the offering remains at $6.00 (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated offering expenses payable by us.

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CAPITALIZATION

The following table sets forth the cash and capitalization as of June 30, 2021, as follows:

●	on an actual basis;

●	on an as adjusted basis to reflect the issuance and sale by us of 3,000,000 shares of common stock in this offering at an assumed initial public offering price of $6.00 per share (which is the midpoint of the range set forth on the cover page of this prospectus), after deducting the estimated offering expenses payable by us.

The as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of June 30, 2021
	Actual	As adjusted
(in thousands, except share data)
Cash and cash equivalents(1)	$3,052	$19,309

Equity
Common stock, par value $0.001 per share; 300,000,000 shares authorized, 8,000,000 shares issued and outstanding, actual; 300,000,000 shares authorized, 11,000,000 shares issued and outstanding, as adjusted	8	11
Additional paid-in capital	46,986	62,723
Accumulated deficit	(48,361)	(48,361)

Total stockholders’ equity	$(1,367)	$14,373

Total capitalization	$(1,367)	$14,373

(1) The $16.3 million increase in Cash and cash equivalents from actual to as adjusted reflects $15.7 million net proceeds of this offering plus $0.5 million offering expenses already paid by us as of June 30, 2021.

Each $1.00 increase or decrease in the assumed initial public offering price of $6.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease each of cash and cash equivalents, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $2.8 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each 1,000,000 share increase or decrease in the number of shares offered in this offering would increase or decrease each of cash and cash equivalents, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $5.6 million, assuming that the price per share for the offering remains at $6.00 (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information in the table above excludes:

●	2,750,000 shares of our common stock available for future issuance under our 2021 Omnibus Incentive Plan; or
●	90,000 shares of our common stock underlying the Underwriters’ Warrant.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value (deficit) as of June 30, 2021 was $(5.0) million, or $(0.63) per share of our common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities. Historical net tangible book value (deficit) per share represents historical net tangible book value (deficit) divided by the 8,000,000 shares of our common stock outstanding as of June 30, 2021.

After giving further effect to our issuance and sale of 3,000,000 shares of our common stock in this offering at an assumed initial public offering price of $6.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) and after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2021, would have been $10.7 million, or $0.97 per share of common stock. This amount represents an immediate increase in as adjusted net tangible book value of $1.60 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of $5.03 per share to new investors purchasing shares of common stock in this offering. We determine dilution by subtracting the as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:

Assumed initial public offering price per share of common stock		$6.00
Historical net tangible book value (deficit) per share as of June 30, 2021	$(0.63)

As adjusted net tangible book value per share after this offering		0.97

Dilution per share to new common stock investors in this offering		$(5.03)

If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value of our common stock would be $1.16 per share, and the dilution in as adjusted net tangible book value would be $4.84 per share to new investors purchasing shares of common stock in this offering.

A $1.00 increase in the assumed initial public offering price of $6.00 per share (which is the midpoint of the price range listed on the cover page of this prospectus) would increase the as adjusted net tangible book value per share after this offering by approximately $0.26, and dilution in as adjusted net tangible book value per share to new investors by approximately $0.74, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated offering expenses payable by us.

A $1.00 decrease in the assumed initial public offering price of $6.00 per share (which is the midpoint of the price range listed on the cover page of this prospectus) would decrease the as adjusted net tangible book value per share after this offering by approximately $0.25, and dilution in as adjusted net tangible book value per share to new investors by approximately $0.75, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated offering expenses payable by us.

The following table summarizes, as of June 30, 2021, after giving effect to this offering, the number of shares of our common stock purchased from us, the total consideration paid, or to be paid, to us and the average price per share paid, or to be paid, by existing stockholders and by the new investors. The calculation below is based on an assumed initial public offering price of $6.00  per share (which is the midpoint of the price range listed on the cover page of this prospectus) before deducting the estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average price
	Number	Percent	Amount	Percent	per share
Existing stockholders	8,000,000	72.7%	$46,994,126	72.3%	$5.87

New investors	3,000,000	27.3%	18,000,000	27.7%	6.00

Total	11,000,000	100%	$64,994,126	100%	$5.91

Each $1.00 increase (decrease) in the assumed initial public offering price of $6.00  per share would increase (decrease) the total consideration paid by new investors and the total consideration paid by all stockholders by $2.8 million, assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions but before estimated offering expenses.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ over-allotment option. If the underwriters exercise their over-allotment option in full, our existing stockholders would own 69.9% and our new investors would own 30.1% of the total number of shares of our common stock outstanding upon the completion of this offering.

The number of shares of common stock to be outstanding after the completion of this offering excludes:

●	2,750,000 shares of our common stock available for future issuance under our 2021 Omnibus Incentive Plan; or
●	90,000 shares of our common stock underlying the Underwriters’ Warrant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a U.S.-based biopharmaceutical company specializing in the commercialization of pharmaceutical products for the treatment of dermatological conditions, in particular, diseases caused primarily by exposure to sunlight that result in sun damage to the skin. Our licensed products focus on the treatment of actinic keratoses, which are skin lesions that can sometimes lead to skin cancer. We also market a topical antibiotic for treatment of impetigo, a bacterial skin infection.

Our principal licensed product is Ameluz®, which is a prescription drug approved for use in combination with our licensor’s FDA approved medical device, the BF-RhodoLED® lamp, for PDT in the United States for the lesion-directed and field-directed treatment of actinic keratosis of mild-to-moderate severity on the face and scalp. We are currently selling Ameluz® for this indication in the U.S. under the Ameluz LSA. See “Business—Commercial Partners and Agreements—Biofrontera Pharma and Biofrontera Bioscience” in this prospectus for more information about the terms of this agreement. Under the Ameluz LSA, we hold the exclusive license to sell Ameluz® and the BF-RhodoLED® lamp in the United States for all indications currently approved by the FDA as well as all future FDA-approved indications that the Biofrontera Group may pursue. We have the authority under the Ameluz LSA in certain circumstances to take over clinical development, regulatory work and manufacturing from the Biofrontera Group, with respect to the indications the Biofrontera is currently pursuing with the FDA (as well as certain other clinical studies identified in the Corrected Amendment to the Ameluz LSA) most of which are described in “—Our Licensors’ Research and Development Programs—Current Clinical Trials for Ameluz® for the U.S. Market”, if they are unable or unwilling to perform these functions appropriately. However, the Biofrontera Group does not have any obligation under the Ameluz LSA, as amended, to perform or finance clinical trials to promote new indications beyond those they are currently pursuing with the FDA (as well as certain other clinical studies identified in the Corrected Amendment to the Ameluz LSA). As further described below, under the Ameluz LSA, further extensions of the approved indications for Ameluz® photodynamic therapy in the United States are anticipated.

Our second prescription drug licensed product in our portfolio is Xepi® (ozenoxacin cream, 1%), a topical non-fluorinated quinolone that inhibits bacterial growth. Currently, no antibiotic resistance against Xepi® is known and it has been specifically approved by the FDA for the treatment of impetigo, a common skin infection, due to Staphylococcus aureus or streptococcus pyogenes. It is approved for use in adults and children 2 months and older. We are currently selling Xepi® for this indication in the U.S. under the Xepi LSA that was acquired by Biofrontera on March 25, 2019 through our acquisition of Cutanea. See “Business—Commercial Partners and Agreements—Ferrer Internacional S.A.” in this prospectus for more information.

Our principal objective is to increase the sales of our licensed products in the United States. The key elements of our strategy include the following:

●	expanding our sales in the United States of Ameluz® in combination with the BF-RhodoLED® lamp for the treatment of minimally to moderately thick actinic keratosis of the face and scalp and positioning Ameluz® to be a leading photodynamic therapy product in the United States, by growing our dedicated sales and marketing infrastructure in the United States;

●	expanding our sales of Xepi® for treatment of impetigo by improving the market positioning of the licensed product; and

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●	leveraging the potential for future approvals and label extensions of our portfolio products that are in the pipeline for the U.S. market through the LSAs with the Licensors.

Our strategic objectives also include further expansion of our product and business portfolio through various methods to pursue selective strategic investment and acquisition opportunities to expand and support our business growth, including but not limited to:

●	in-licensing further products or product opportunities and developing them for the U.S. market;

●	procuring products through asset acquisition from other healthcare companies; and

●	procuring products through share acquisition of some or all shares of other healthcare companies, including the possible acquisition of shares of our current parent company, Biofrontera AG.

See “Business—Our Strategy” section in this prospectus for further details.

We devote a substantial portion of our cash resources to the commercialization of our licensed products, Ameluz®, the BF-RhodoLED® lamp and Xepi®. We have financed our operating and capital expenditures through cash proceeds generated from our product sales and proceeds received in connection with the Intercompany Revolving Loan Agreement with Biofrontera AG. On December 31, 2020, the outstanding principal balance on the intercompany loan was converted into shares of common stock. On March 31, 2021, we entered into the Second Intercompany Revolving Loan Agreement with Biofrontera AG for $20.0 million committed sources of funds for a two-year term. As of June 30, 2021, there was no loan principal balance outstanding under the Second Intercompany Revolving Loan.

We believe that important measures of our results of operations include product revenue, operating income/(loss) and adjusted EBITDA (a non-GAAP measure as defined below). Our sole source of revenue is sales of products that we license from other companies. Our long-term financial objectives include consistent revenue growth and expanding operating margins. Accordingly, we are focused on licensed product sales expansion to drive revenue growth and improve operating efficiencies, including effective resource utilization, information technology leverage and overhead cost management.

Key factors affecting our performance

As a result of a number of factors, our historical results of operations may not be comparable to our results of operations in future periods, and our results of operations may not be directly comparable from period to period. Set forth below is a brief discussion of the key factors impacting our results of operations.

Seasonality

Because traditional photodynamic therapy treatments using a lamp are performed more frequently during the winter, our revenue is subject to some seasonality and has historically been higher during the first and fourth quarters than during the second and third quarters.

COVID-19

Since the beginning of 2020, COVID-19 has become a global pandemic. As a result of the measures implemented by governments around the world, Biofrontera’s business operations have been directly affected. In particular, there has been a significant decline in demand for the Biofrontera Group’s products worldwide, and our licensed products in the United States, as a result of different priorities for medical treatments emerging, thereby causing a delay of actinic keratosis treatment for most patients. Our revenue was directly affected by the global COVID-19 pandemic starting in mid-March of 2020. From that point on, rising infection rates and the resulting American Academy of Dermatology’s official recommendation to care for patients through remote diagnosis and treatment (telehealth) led to significantly declining patient numbers and widespread, albeit temporary, practice closures. After negligible sales of our products in April 2020, we observed a slow recovery of our business again in the summer of 2020 and later the first signs of stabilization in line with the usual seasonality. Doctors’ offices reopened during the second half of 2020, at least in part, and patients showed increasing willingness to undergo treatment for actinic keratosis. In the fourth quarter of 2020, we again saw a seasonally strong increase in sales. Revenue from product sales for the twelve months of 2020 have declined by about $7.3 million, or 28.0%, when compared to the same period in 2019. Revenue from product sales was $10.6 million for the six months ended June 30, 2021, as compared to $7.0 million for the six months ended June 30, 2020, indicating our revenue is recovering from the global COVID-19 pandemic. January and February revenues were still pre-pandemic in 2020 and substantially lower in January and February 2021, while revenues recovered quickly since March 2021. In order to mitigate the risk from COVID-19, we have taken expedited measures to reduce operating expenses and preserve cash, including headcount reduction, mandatory furlough, freezing hiring and discretionary spend, and voluntary salary reductions from the senior leadership. During the COVID-19 pandemic, we have focused our sales strategy in the U.S. market on our flagship product Ameluz® and delayed the targeted re-launch to improve the positioning of our licensed product Xepi®. To a minor extent, inventories were written down as of December 31, 2020 due to an anticipated expiration of shelf life. As the impact of the COVID-19 pandemic continues, we may experience disruptions that could severely impact our business, operations, and sales and marketing. We continue to monitor trends related to COVID-19 and their impact on our business, results of operations and financial condition.

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Cutanea Life Sciences, Inc. Transactions

On March 25, 2019, we entered into an agreement with Maruho Co, Ltd. (as amended, the “Share Purchase Agreement”) to acquire 100% of the shares of Cutanea Life Sciences, Inc., including its subsidiaries Dermark LLC and Dermapex LLC through our wholly owned subsidiary Biofrontera Newderm LLC, newly founded on March 21, 2019. As of date of the acquisition, Maruho Co, Ltd. owned approximately 29.9% of Biofrontera AG through its fully owned subsidiary Maruho Deutschland. Biofrontera AG, immediately prior to this offering, is our sole stockholder. Further, a pre-existing collaboration and partnership agreement exists between Maruho Co. Ltd. and Biofrontera AG to examine various branded generic drugs in Europe. Under the terms of the agreement, Maruho paid for all the research and development costs incurred, any new intellectual property developed will be jointly owned by both Maruho and Biofrontera AG, and any pre-existing intellectual property retains its respective ownership. The business combination was not determined to have effectively settled the collaborative agreement and no components of the agreement were determined to be attributable to the business combination in accordance with the provisions of ASC 805, Business Combinations.

The acquisition of Cutanea Life Sciences, Inc. has enabled us to market Xepi®, an FDA-approved drug that had already been introduced in the US market. Prior to the acquisition, Cutanea had been marketing Aktipak®, a prescription gel for the treatment of acne, as well as Xepi®, a prescription cream for the treatment of impetigo, since November 2018. Due to technical difficulties in the manufacturing process of Aktipak®, we discontinued sales of the drug in summer 2019. Any assets related to Aktipak® were determined to have no value in purchase accounting due to the fact that the issues with Aktipak®’s manufacture were knowable as of the acquisition date.

We acquired Cutanea for an initial purchase price of one US dollar. Pursuant to the purchase agreement, Maruho agreed to provide $7.3 million in start-up cost financing for Cutanea’s redesigned business activities (“start-up costs”). These start-up costs are to be paid back to Maruho by us by the end of 2023 in accordance with contractual obligations related to an earn-out arrangement. In addition, as part of the earn-out arrangement with Maruho, the product profit amount from the sale of Cutanea products as defined in the purchase agreement will be shared equally between Maruho and Biofrontera until 2030 (“contingent consideration”).

Pursuant to the acquisition agreement, Maruho agreed to pay all liabilities relating to or resulting from the pre-contractual period in excess of cash on hand as of acquisition date (“net liability adjustment”). The net liability adjustment is akin to a working capital adjustment, as such, is accounted for as an increase to the cash balance acquired.

After the date of acquisition, we were entitled to restructure the business of Cutanea. A post-closing integration committee (the “PCI Committee”), consisting of four members, including two representatives from Maruho and two representatives from Biofrontera Inc., was established to provide oversight in determining the restructuring plan and budget for such restructuring costs. The PCI Committee determines the estimated restructuring costs and Maruho ultimately pays for actual restructuring costs incurred as agreed upon by the PCI Committee. Maruho also indemnifies Biofrontera and Cutanea against all liabilities relating to or resulting from the pre-contractual period. In addition, for the first three months subsequent to the closing date of the acquisition (“working capital period”), Maruho agreed to fund any operating expenses to the extent the actual cash balance is less than the monthly cash target balance (“working capital period operating costs”). The PCI Committee determines the final working capital period operating costs to be paid by Maruho. These restructuring costs and working capital period operating costs Maruho agreed to pay are collectively referred to as “SPA Costs” under the arrangement. SPA costs reimbursed by Maruho are accounted for as other income in the period the amounts were determined in accordance with ASC 810.

We also completed a restructuring of the legal entities affiliated with Cutanea on December 31, 2019. At the time of the acquisition, Cutanea owned two wholly owned subsidiaries, Dermapex, LLC and Dermarc, LLC, each of which were Delaware limited liability companies that became indirect wholly owned subsidiaries of Biofrontera as a result of our acquisition of Cutanea through Biofrontera Newderm LLC. The restructuring was completed in the following order: (i) each of Dermapex, LLC and Demarc, LLC were merged with and into Cutanea, with Cutanea surviving, (ii) Cutanea was then merged with and into Newderm, with Newderm surviving, and (iii) Newderm was merged with and into Biofrontera Inc., with Biofrontera Inc. surviving. As a result, Dermapex, LLC, Dermarc, LLC, Cutanea and Newderm were each merged out of existence and all of the assets and liabilities of each of the foregoing were transferred by operation of law to Biofrontera Inc.

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In connection with the Cutanea acquisition, we incurred significant transaction costs, primarily diligence-related costs and professional fees. We accounted for the Cutanea acquisition using the acquisition method of accounting in accordance with provisions of ASC 805, Business Combinations, which requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Transaction costs were expensed as incurred. The amount by which the fair value of the net assets acquired exceeded the fair value of consideration transferred was recorded as a bargain purchase gain.

In connection with this acquisition, we recorded: (i) a $4.6 million intangible asset related to the Xepi® license, (ii) a $1.7 million contract asset related to the benefit associated with the non-interest bearing start-up cost financing, (iii) $6.5 million of contingent consideration related to the estimated profits from the sale of Cutanea products to be shared equally with Maruho, (iv) a bargain purchase gain of $5.7 million due to the excess fair value of the net assets acquired over the cash consideration transferred, as well as (v) a favorable lease asset of $69,000 related to the leased properties. The total fair value of the consideration expected to be transferred from the Company to Maruho was the one U.S. dollar purchase price and $6.5 million of contingent consideration related to the earn-out.

When it became apparent there was a potential for a bargain purchase gain, we reviewed the Cutanea assets acquired and liabilities assumed as well as the assumptions utilized in estimating their fair values. Upon completion of this reassessment, we concluded that recording a bargain purchase gain was appropriate and required under accounting principles generally accepted in the United States. We believe the seller was motivated to complete the transaction due to the fact that Cutanea had a history of operating losses, Maruho had invested significant amounts and no longer wanted to financially support the business of Cutanea. Further, the transaction was not subject to competitive bidding and with our complementary products, existing U.S. infrastructure, and industry expertise, we expect we can generate profits and returns faster and less expensive than other market participants could and, as such, were an attractive business partner.

The fair value of contingent consideration is re-measured at each reporting date. The increase in fair value of the contingent consideration in the amount of $1.0 million and $0.1 million during the years ended December 31, 2019 and 2020 and in the amount of $0.1 million and $1.0 million during the six months ended June 30, 2020 and 2021 were recorded in operating expenses in the statements of operations.

Because Cutanea Life Sciences, Inc. was not merged with us until April 2019 and due to the above factors, our results of operations for the year ended December 31, 2020 are not directly comparable to our results of operations for the year ended December 31, 2019.

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Components of Our Results of Operations

Product Revenue, net

We generate product revenues through the third-party sales of our licensed products Ameluz®, BF-RhodoLED® lamps and Xepi® covered by our exclusive LSAs with our licensors Biofrontera Pharma, Biofrontera Bioscience and Ferrer as described in the section “Business—Commercial Partners and Agreements.” Revenues from product sales are recorded net of discounts, rebates and other incentives, including trade discounts and allowances, product returns, government rebates, and other incentives such as patient co-pay assistance. Revenue from the sales of our BF-RhodoLED® lamp and Xepi® are relatively insignificant compared with revenues generated through our sales of Ameluz®.

The primary factors that determine our revenue derived from our licensed products are:

●	the level of orders generated by our sales force;

●	the level of prescriptions and institutional demand for our licensed products; and

●	unit sales prices.

Related Party Revenues

We also generate insignificant related party revenue in connection with an agreement with Biofrontera Bioscience GmbH to provide BF-RhodoLED® lamps and associated services.

Cost of Revenues, Related Party

Cost of revenues, related party, is comprised of purchase costs of our licensed products, Ameluz® and BF-RhodoLED® lamps from Biofrontera Pharma GmbH.

Cost of Revenues, Other

Cost of revenues, other, is comprised of purchase costs of our licensed product, Xepi®, third-party logistics and distribution costs including packaging, freight, transportation, shipping and handling costs, inventory adjustment due to expiring Xepi® products, as well as sales-based Xepi® royalties. Cost of revenues excludes the amortization and impairments of intangible asset.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist principally of costs associated with our sales force, commercial support personnel, personnel in executive and other administrative functions, as well as medical affairs professionals. Other selling, general and administrative expenses include marketing, trade, and other commercial costs necessary to support the commercial operation of our licensed products and professional fees for legal, consulting and accounting services. Selling, general and administrative expenses also include the amortization of intangible asset. In connection with the acquisition of Cutanea Life Sciences, Inc., we recorded an intangible asset related to the Xepi® license, which is being amortized on a straight-line basis over an estimated useful life of 11 years.

Selling, General and Administrative Expenses, Related Party

Selling, general and administrative expenses, related party, primarily relate to the services provided by our parent sole stockholder, Biofrontera AG, for accounting consolidation, IT support, and pharmacovigilance. These expenses are charged to us based on costs incurred plus 6% in accordance with the 2016 Services Agreement. Prior to the consummation of the offering, we will enter into the Services Agreement under which Biofrontera AG and its wholly owned subsidiaries will continue to provide these services following the consummation of this initial public offering and provides for the execution of statements of work with respect to these services that will replace the provisions of the 2016 Services Agreement. We expect to execute a statement of work under the Services Agreement that will contain the same terms for reimbursement and allocation of expenses as the 2016 Services Agreement with respect to IT services and are assessing our needs with respect to the other services, including to determine whether such services can be provided by a third party. Under the Services Agreement we have agreed that, prior to the consummation of the offering, the applicable provisions related to reimbursement and allocation of expenses in the 2016 Services Agreement will remain in effect until we execute a statement of work under the Services Agreement that supersedes such provisions. Following the consummation of the offering, Biofrontera AG will only provide services to us in connection with a statement of work that is executed under the Services Agreement.

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Restructuring Costs

We restructured the business of Cutanea and incurred restructuring costs, which were subsequently reimbursed by Maruho. Restructuring costs primarily relate to Aktipak® discontinuation, personnel costs related to the termination all Cutanea employees, and the winding down of Cutanea’s operations.

Change in Fair Value of Contingent Consideration

In connection with the Cutanea acquisition, we recorded contingent consideration related to the estimated profits from the sale of Cutanea products to be shared equally with Maruho. The fair value of such contingent consideration is re-measured at each report date until the contingency is resolved.

Interest Expense, net

Interest expense, net, primarily consists of interest expense incurred under our Revolving Loan Agreement with Biofrontera AG, amortization of the contract asset related to the start-up cost financing from Maruho under the Share Purchase Agreement, and immaterial amounts of interest income earned on our financing of purchases of BF-RhodoLED® lamps.

Bargain Purchase Gain

Bargain purchase gain on the Cutanea acquisition includes the difference between the fair value of the net assets acquired and the amount of consideration transferred.

Other Income, net

Other income, net primarily includes (i) reimbursed Share Purchase Agreement costs, (ii) loss on disposal on Cutanea fixed assets in 2019, (iii) a one-time employee retention credit, or ERC, that we were granted under the CARES Act in 2020, (iv) gain (loss) on foreign currency transactions, and (v) gain on termination of operating leases.

Income Taxes

As a result of the net losses we have incurred in each fiscal year since inception, we have recorded no provision for federal income taxes during such periods. Income tax expense incurred relates to state income taxes.

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Results of Operations

Comparison of the Years Ended December 31, 2019 and December 31, 2020

The following table summarizes our results of operations for the years ended December 31, 2019 and December 31, 2020:

	For the Year Ended December 31,
(in thousands)	2019	2020	Change

Product revenues, net	$26,131	$18,787	$(7,344)
Related party revenues	50	62	12
Revenues, net	26,181	$18,849	(7,332)

Operating expenses:
Cost of revenues, related party	11,330	8,313	(3,017)
Cost of revenues, other	1,078	753	(325)
Selling, general and administrative	28,041	17,706	(10,335)
Selling, general and administrative, related party	654	411	(243)
Restructuring costs	3,531	1,132	(2,399)
Change in fair value of contingent consideration	962	140	(822)
Total operating expenses	45,596	28,455	(17,141)
Loss from operations	(19,415)	(9,606)	9,809
Interest expense, net	(2,134)	(2,869)	(735)
Bargain purchase gain	5,710	-	(5,710)
Other income, net	4,890	1,552	(3,338)
Loss before income taxes	(10,949)	(10,923)	26
Income tax expenses	33	64	31
Net loss	$(10,982)	$(10,987)	$(5)

Product Revenue, net

Net product revenue was $26.1 million and $18.8 million for 2019 and 2020, respectively, a decrease of $7.3 million, or 28.0%. The decrease was primarily driven by: (i) lower volume of Ameluz® orders, which resulted in a decrease in Ameluz® revenue of $7.4 million, partially offset by a price increase, which increased Ameluz® revenue by $0.6 million, and (ii) lower volume of Xepi® orders, which was partially offset by a decrease in co-pay and rebate expense, resulting in a net decrease in Xepi® revenue of $0.3 million. The decreases in sales order volume were mostly due to COVID-19, which resulted in a significant decline in demand for Biofrontera’s licensed products when different priorities for medical treatments emerged and caused a delay of actinic keratosis treatment for most patients. In addition, 2019 net revenue includes $0.3 million Aktipak® sales. Due to technical difficulties in the manufacturing process of Aktipak®, we indefinitely discontinued sales of Aktipak® in summer 2019.

Operating Expenses

Cost of Revenues, Related Party

Cost of revenues, related party was $11.3 million and $8.3 million for 2019 and 2020, respectively, a decrease of $3.0 million, or 26.6%. The decrease was primarily driven by the decrease in Ameluz® sales volume which resulted in a $2.0 million decrease in cost of revenues, related party, and the cost reimbursement received from Biofrontera Pharma GmbH in 2020 which resulted in $1.0 million decrease in cost of revenue, related party.

Cost of Revenues, Other

Cost of revenues, other was $1.1 million and $0.8 million for 2019 and 2020, respectively, a decrease of $0.3 million, or 30.2%. The decrease was primarily driven by (i) Aktipak direct cost of $0.5 million incurred in 2019 only, and (ii) 0.2 million decrease in third-party logistics and distribution costs driven by lower volume of product sales, offset by a $0.4 million provision for Xepi® inventory obsolescence due to product expiring in 2020.

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Selling, General and Administrative Expenses

Selling, general and administrative expenses were $28.0 million and $17.7 million for 2019 and 2020, respectively, a decrease of $10.3 million, or 36.9%. The decrease was primarily driven by (i) temporary actions taken in response to the COVID-19 pandemic contributing to $9.5 million decrease in selling, general and administrative expenses, (ii) cost reimbursement received from Biofrontera Pharma GmbH which resulted in a $0.4 million cost reduction, (iii) $0.3 million one-time legal fee incurred in 2019, and (iv) $0.2 million decrease in depreciation expense due to disposal of Cutanea fixed assets in 2019. The overall decrease was partially offset by an increase in amortization expense of intangible asset. Amortization expense of the Xepi® license intangible asset acquired in connection with the Cutanea acquisition increased by $0.1 million from $0.3 million in 2019 to $0.4 million in 2020 due to partial year amortization expense recorded in 2019 as compared to a full year of amortization expense in 2020.

Selling, General and Administrative Expenses, Related Party

Selling, general and administrative expenses, related party were $0.7 million and $0.4 million for 2019 and 2020, respectively, a decrease of $0.2 million. Related party expense is based on costs incurred by Biofrontera AG plus 6% for services provided to us related to accounting consolidation, IT support and pharmacovigilance.

Restructuring Costs

Restructuring costs were $3.5 million and $1.1 million for 2019 and 2020, respectively, a decrease of 2.4 million, or 67.9%. A large portion of restructuring costs incurred in 2019 related to Aktipak® discontinuation and personnel costs related to the termination all Cutanea employees. These activities were substantially completed by the end of 2019.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration was an increase of $1.0 million and an increase of $0.1 million for 2019 and 2020, respectively. Change in fair value of contingent consideration is driven by our estimated profit share the Company is required to pay under the Share Purchase Agreement.

Interest Expense, net

Interest expense primarily consists of the interest incurred at a rate of 6% per annum on the intercompany loan issued by Biofrontera AG as well as the straight-line amortization of the contract asset related to start-up cost financing received from Maruho under the Share Purchase Agreement. Interest expense was $2.1 million and $2.9 million for 2019 and 2020, respectively. The increase in interest expense was mainly driven by additional borrowings during 2020. The outstanding principal balance on the intercompany loan was converted into shares of our common stock in December 2020.

Bargain Purchase Gain

Bargain purchase gain on the Cutanea acquisition in the amount of $5.7 million in 2019 represents the difference between the fair value of the net assets acquired and the amount of consideration transferred.

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Other Income, net

Other income, net was $4.9 million and $1.6 million in 2019 and 2020, respectively, a decrease of $3.3 million. A significant portion of this decrease was driven by $5.3 million of reimbursed Share Purchase Agreement costs during 2019 as compared to $1.2 million of reimbursed Share Purchase Agreement costs in 2020. The decrease was partially offset by a one-time loss of $0.6 million recognized on write-off of Cutanea fixed assets during 2019 and a one-time income of $0.3 million related to employee retention tax credit during 2020.

Comparison of the Six Months Ended June 30, 2020 and 2021

The following table summarizes our results of operations for the six months ended June 30, 2020 and 2021:

	Six Months Ended June 30,
(in thousands)	2020	2021	Change

Product revenues, net	$6,994	$10,571	$3,577
Related party revenues	31	28	(3)
Revenues, net	7,025	$10,599	3,574

Operating expenses:
Cost of revenues, related party	3,458	5,381	1,923
Cost of revenues, other	171	298	127
Selling, general and administrative	9,367	10,310	943
Selling, general and administrative, related party	285	360	75
Restructuring costs	680	467	(213)
Change in fair value of contingent consideration	138	998	860
Total operating expenses	14,099	17,814	3,715
Loss from operations	(7,074)	(7,215)	(141)
Interest expense, net	(1,369)	(169)	1,200
Other income, net	632	234	(398)
Loss before income taxes	(7,811)	(7,150)	661
Income tax expenses	5	45	40
Net loss	$(7,816)	$(7,195)	$621

Product Revenue, net

Net product revenue was $7.0 million and $10.6 million for the six months ended June 30, 2020 and 2021, respectively, an increase of $3.6 million, or 51.1%. The increase was primarily driven by (i) higher volume of Ameluz® orders, which resulted in an increase in Ameluz® revenue of $3.1 million, and (ii) an Ameluz® price increase effective in January 2021, which further increased Ameluz® revenue by $0.5 million.

Operating Expenses

Cost of Revenues, Related Party

Cost of revenues, related party was $3.5 million and $5.4 million for the six months ended June 30, 2020 and 2021, respectively, an increase of $1.9 million, or 55.6%. The increase was primarily driven by the increase in Ameluz® product revenue. Cost of Ameluz® is directly correlated to the selling price under the Ameluz LSA with Biofrontera Pharma GmbH.

Cost of Revenues, Other

Cost of revenues, other was $0.2 million and $0.3 million for the six months ended June 30, 2020 and 2021, respectively. Cost of revenues, other incurred during these periods included purchase costs of our licensed product, Xepi®, sales based Xepi® royalties, and third-party logistics and distribution costs. The increase of $0.1 million was driven by increased third-party logistics and distribution costs related to higher volume of Ameluz® orders.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $9.4 million and $10.3 million for the six months ended June 30, 2020 and 2021, respectively, an increase of $0.9 million, or 10.1%. The increase was primarily driven by $1.2 million increase in headcount costs as a result of (i) reduced workforce since March 2020, mandatory furlough program during 2020, and new hires during 2021 as well as (ii) higher commission expenses related to improved sales performance. Marketing expense also increased by $0.5 million as we launched various marketing campaign for our licensed products. The overall increase was partially offset by (i) a decrease of $0.3 million in professional service expenses, and (ii) a decrease of $0.3 million in sales force travel and in-person trainings.

Selling, General and Administrative Expenses, Related Party

Selling, general and administrative expenses, related party were $0.3 million and $0.4 million for the six months ended June 30, 2020 and 2021, respectively. Related party expense is based on costs incurred by Biofrontera AG plus 6% for services provided to us related to accounting consolidation, IT support and pharmacovigilance.

Restructuring Costs

Restructuring costs were $0.7 million and $0.5 million for the six months ended June 30, 2020 and 2021 respectively, both of which related to facility exit costs.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration was an increase of $0.1 million and $1.0 million for the six months ended June 30, 2020 and 2021, respectively. Change in fair value of contingent consideration is driven by our estimated profit share the Company is required to pay under the Share Purchase Agreement.

Interest Expense, net

Interest expense was $1.4 million and $0.2 million for the six months ended June 30, 2020 and 2021, respectively. Interest expense during the six months ended June 30, 2020 included $1.2 million interest incurred on the intercompany loan issued by Biofrontera AG. The intercompany loan was fully converted into shares of our common stock at the end of 2020. In addition, interest expense from the straight-line amortization of the contract asset related to start-up cost financing received from Maruho under the Share Purchase Agreement was $0.2 million during both of these periods.

Other Income, net

Other income, net was $0.6 million and $0.2 million for the six months ended June 30, 2020 and 2021, respectively, both of which primarily related to the reimbursed Share Purchase Agreement costs.

Net Income to Adjusted EBITDA Reconciliation for years ended December 31, 2019 and 2020 and six months ended June 30, 2020 and 2021

We define adjusted EBITDA as net income or loss from our statements of operations before interest income and expense, income taxes, depreciation and amortization, and other non-operating items from our statements of operations as well as certain other items considered outside the normal course of our operations specifically described below. Adjusted EBITDA is not a presentation made in accordance with GAAP. Our definition of adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income/(loss), cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Bargain purchase gain on Cutanea acquisition: We exclude the impact of the bargain purchase gain on Cutanea acquisition. The bargain purchase gain on Cutanea acquisition reflects the difference between the fair value of the net assets acquired and the amount of consideration transferred, which is non-cash. The bargain purchase gain on Cutanea acquisition represents gains that arise outside the ordinary course of our operations. Therefore, we believe that the exclusion of the bargain purchase gain allows for meaningful analysis of operating results.

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Change in fair value of contingent consideration: Pursuant to the Share Purchase Agreement, the profits from the sale of Cutanea products will be shared equally between Maruho and Biofrontera until 2030 (“contingent consideration”). The fair value of the contingent consideration is determined to be $6.5 million on the acquisition date and is re-measured at each reporting date. We exclude the impact of the change in fair value of contingent consideration as this is non-cash.

Cost reimbursement from Biofrontera Pharma GmbH: On August 27, 2020, we received $1.5 million cash consideration from Biofrontera Pharma GmbH to support our marketing effort to grow the sales of our licensed products we purchase from Biofrontera Pharma GmbH, Ameluz® and BF-RhodoLED® lamps. Of the $1.5 million, $0.4 million was recorded as a reduction to marketing expense and $1.1 million was recorded as a reduction to cost of revenue. This cash consideration is one-time and non-operating in nature. We believe that adjustment for this item more closely correlates with the reality of our operating performance.

Loss on disposal of Cutanea fixed assets: We exclude the loss on disposal of Cutanea fixed assets to allow for a more accurate assessment of operations as these assets will not be required to support our future operations and the related loss is non-operating in nature. We believe that the adjustment of this item more closely correlates with the reality of our operating performance.

Non-operating legal expenses: To measure operating performance, we exclude certain legal expenses that arise outside the ordinary course of our operations. Such legal costs primarily relate to the Cutanea acquisition. We do not expect to incur these types of legal expenses on a recurring basis and believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Employee retention credit: We exclude a one-time ERC that we were granted under the CARES Act, which was recorded as other income. We believe that the exclusion of this item allows for more meaningful analysis of operating results.

Adjusted EBITDA margin is adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

We use adjusted EBITDA to measure our performance from period to period and to compare our results to those of our competitors. In addition to adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

The below table presents a reconciliation from net loss to Adjusted EBITDA for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020 and 2021:

	Years ended December 31,		Six months ended June 30,
	2019	2020	2020	2021
Net income/(loss)	$(10,982)	$(10,987)	$(7,816)	$(7,195)
Interest expense, net	2,134	2,869	1,369	169
Income tax expenses	33	64	5	45
Depreciation and amortization	667	562	282	275
EBITDA	(8,148)	(7,492)	(6,160)	(6,706)
Bargain purchase gain on Cutanea acquisition	(5,710)	-	-	-
Change in fair value of contingent consideration	962	140	138	998
Cost reimbursement from Biofrontera Pharma GmbH	-	(1,500)	-	-
Loss on disposal of Cutanea fixed assets	586	-	-	-
Non-operating legal expense	310	-	-	-
Employee retention credit (“ERC”)	-	(299)	-	-
Adjusted EBITDA	$(12,000)	$(9,151)	$(6,022)	$(5,708)
Adjusted EBITDA margin	-45.8%	-48.5%	-85.7%	-53.9%

Adjusted EBITDA

Adjusted EBITDA improved from ($12.0) million to ($9.2) million during the fiscal years ended December 31, 2019 and December 31, 2020. Our adjusted EBITDA margin decreased from (45.8%) for the fiscal year ended December 31, 2019 to (48.5%) for the year ended December 31, 2020.

Adjusted EBITDA improved from ($6.0) million to ($5.7) million during the six months ended June 30, 2020 and June 30, 2021. Our adjusted EBITDA margin improved from (85.7%) for the six months ended June 30, 2020 to (53.9%) for the six months ended June 30, 2021.

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Liquidity and Capital Resources

We devote a substantial portion of our cash resources to the commercialization of our licensed products, Ameluz®, the BF-RhodoLED® lamp and Xepi®. We have historically financed our operating and capital expenditures through cash proceeds generated from our product sales and proceeds received in connection with the Intercompany Revolving Loan Agreement with our parent and sole stockholder, Biofrontera AG. On December 31, 2020, the Company agreed to convert the outstanding principal balance of the revolving debt in the amount of $47.0 million into an aggregate of 7,999,000 shares of our common stock at a purchase price of $5.875 per share, which was based on our internal assessment and agreement with our parent and sole stockholder, for aggregate gross capital contribution of $47.0 million. On March 31, 2021, we entered into the Second Intercompany Revolving Loan Agreement with Biofrontera AG for $20.0 million committed sources of funds for a two-year term. As of June 30, 2021, there was no loan principal balance outstanding under the Second Intercompany Revolving Loan. Refer to Note 23, Subsequent Events to our financial statements included in this prospectus for further details on the Second Intercompany Revolving Loan Agreement.

Since inception, we have incurred losses and generated negative cash flows from operations. As of June 30, 2021, we had an accumulated deficit of $48.4 million and cash and cash equivalents of $3.1 million.

Cash Flows

The following table summarizes our cash provided by and (used in) operating, investing and financing activities:

	For the Year Ended December 31,		Six Months Ended June 30,
(in thousands)	2019	2020	2020	2021
Net cash used in operating activities	$(37,677)	$(12,369)	$(10,856)	$(4,508)
Net cash provided by (used in) investing activities	25,395	-	-	(3)
Net cash provided by (used in) financing activities	16,400	13,194	8,045	(517)
Net increase (decrease) in cash and restricted cash	$4,118	$825	$(2,811)	$(5,028)

Operating Activities

During the fiscal year ended December 31, 2019, operating activities used $37.7 million of cash, primarily resulting from our net loss of $11.0 million, adjusted for non-cash items including $5.7 million of bargain purchase gain related to the Cutanea acquisition, and a net decrease in accounts payable and other liabilities of approximately $20.9 million. The net decrease in accounts payable and other liabilities was primarily due to the settlement of $24.3 million of liabilities assumed through the Cutanea acquisition.

During the fiscal year ended December 31, 2020, operating activities used $12.4 million of cash, primarily resulting from our net loss of $11.0 million, adjusted for non-cash items including depreciation and amortization in the aggregate of $0.6 million, non-cash interest expense of $0.4 million and non-cash expense related to the Xepi® inventory provision in the amount of $0.4 million.

During the six months period ended June 30, 2020, operating activities used $10.9 million of cash, primarily resulting from our net loss of $7.8 million, adjusted for non-cash expense of $0.6 million as an offset and net cash used by changes in our operating assets and liabilities of $3.6 million.

During the six months period ended June 30, 2021, operating activities used $4.5 million of cash, primarily resulting from our net loss of $7.2 million, adjusted for non-cash expense of $1.5 million as an offset and net cash provided by changes in our operating assets and liabilities of $1.2 million.

Investing Activities

During the fiscal year ended December 31, 2019, net cash provided by investing activities in the amount of $25.4 million consisted mainly of $25.9 million of cash inflows related to the Cutanea acquisition, net of $0.5 million purchase of property and equipment for our headquarters located in Woburn, Massachusetts.

During the six months ended June 30, 2021, net cash used in investing activities in the amount of $3,000 consisted of purchase of computer equipment.

Financing Activities

During the year ended December 31, 2019 and 2020, net cash provided by financing activities was $16.4 million and $13.2 million, respectively. Financing activities during both periods consisted of cash inflows related to the proceeds from related party indebtedness and start-up cost financing related to the Cutanea acquisition.

During the six months ended June 30, 2020, cash provided by financing activities was $8.0 million related to proceeds from the related party indebtedness and start-up cost financing related to the Cutanea acquisition. During the six months ended June 30, 2021, cash used in financing activities was $0.5 million related to payments of deferred offering costs.

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Funding Requirements

We expect to continue to generate revenue from product sales. We also expect to continue to incur operating losses from significant sales and marketing efforts in the U.S as we seek to expand the commercialization of Ameluz® in the United States. In addition, we expect to incur additional expenses to add and improve operational, financial and information systems and personnel, including personnel to support our product commercialization efforts. We also expect to incur significant costs to continue to comply with corporate governance, internal controls and similar requirements applicable to us as a public company in the U.S. We do not expect to incur significant costs related to capital expenditures.

Our future use of operating cash and capital requirements will depend on many forward-looking factors, including the following:

●	the costs of our commercialization activities for Ameluz®;

●	the extent to which we acquire or invest in licensed products, businesses and technologies;

●	the extent to which we choose to establish collaboration, co-promotion, distribution or other similar agreements for our licensed products;

●	the cost to fulfill our contractual obligations for various operating leases on vehicles and office space; and

●	the cost to pay back $7.3 million start-up cost financing to Maruho and the costs of profit sharing with Maruho in connection with the Cutanea acquisition.

Our growth is dependent on the continued financial support of Biofrontera AG. Failure of our parent, who is our sole stockholder prior to the completion of this offering, to provide financial support to us, as and when needed, could have a negative impact on our financial condition and ability to pursue our business strategies. On March 31, 2021, we entered into the Second Intercompany Revolving Loan Agreement with Biofrontera AG for $20.0 million committed sources of funds for a two-year term. Refer to Note 23, Subsequent Events, to our financial statements included in this prospectus for further details. With the funds available under the Second Intercompany Revolving Loan Agreement, we will have sufficient funds to support the operating, investing, and financing activities of the Company through at least twelve months from the date of the issuance of this prospectus.

Impact of becoming a standalone company

We expect that our transition to operating as a standalone company will have a number of potentially significant effects on our results of operations.

One-off effects in connection with becoming a standalone company — In the transition to becoming a public company and operating as a standalone entity, we expect to incur certain one-off expenses. These include costs associated with the financial statement reporting requirements of a standalone company, such as the costs associated with preparing U.S. GAAP financial statements.

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Additional operating costs for standalone company — In the transition to becoming a public company and operating as a standalone entity, we will incur additional operating expenses that could be significant as a percentage of our net revenues, including costs related to the build out of treasury and investor relations functions, additional non-executive board expenses, shareholder administration and insurance costs. In the short term, we expect general and administrative expenses to increase (both in absolute terms and as a percentage of net revenues) as a result of the costs associated with becoming a public company and operating as a standalone entity.

Additional costs to further business development and expansion - As we seek to expand the commercialization of Ameluz® and Xepi®, we expect to incur additional operating costs for significant sales and marketing efforts in the United States. We also expect to incur additional expenses to add and improve operational, financial and information systems and personnel, including personnel to support our product commercialization efforts.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with generally accepted accounting principles of the United States, or GAAP. The preparation of the financial statements in accordance with GAAP requires the use of estimates and assumptions by management that affect the value of assets and liabilities, as well as contingent assets and liabilities, as reported on the balance sheet date, and revenues and expenses arising during the reporting period. The main areas in which assumptions, estimates and the exercising of a degree of judgment are appropriate relate to revenue recognition, valuation of receivables and inventory, the fair value of assets acquired and liabilities assumed in business combinations, contingent consideration, valuation of intangible and other long-lived assets, product sales allowances and reserves and income taxes including deferred tax assets and liabilities. Estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. They are continuously reviewed but may vary from the actual values.

While our significant accounting policies are described in more detail in Note 2, Summary of Significant Accounting Policies, to our financial statements included in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Business Combination

Our financial statements include the operations of acquired businesses after the completion of the acquisitions. We account for acquired businesses using the acquisition method of accounting in accordance with provisions of ASC 805, Business Combinations, which requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Transaction costs are expensed as incurred. Goodwill is calculated as the excess of the cost of purchased businesses over the fair value of their underlying net assets acquired. The amount by which the fair value of the net assets acquired exceeds the fair value of consideration transferred is recorded as a bargain purchase gain.

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We accounted for the contingent consideration related to the Cutanea acquisition as part of the acquisition cost and recognized such contingent consideration at fair value as of the acquisition date. We considered a number of factors, including information provided by an outside valuation advisor. Contingent consideration from the Cutanea acquisition is reported at the estimated fair values based on probability-adjusted present value of the consideration expected to be paid, using significant inputs and estimates. Key assumptions used in these estimates include probability assessments with respect to the likelihood of achieving certain milestones and discount rates consistent with the level of risk of achievement as further discussed in Note 4, Fair Value Measurements to the financial statements as included in the prospectus. The fair value of the contingent consideration is remeasured each reporting period, with changes in the fair value included in current operations. The remeasured liability amount could be significantly different from the amount at the acquisition date, resulting in material charges or credits in future reporting periods.

The Xepi® license intangible asset related to the Cutanea acquisition is included as part of the acquisition cost and recognized at fair value as of the acquisition date using an income approach with assumed discount rates over the applicable term.

Fair Value Measurements

For discussion about fair value measurements, refer to Note 3, Cutanea Acquisition and Note 4, Fair Value Measurements to the financial statements as included in the prospectus, and “—Business Combination” above.

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Revenue recognition

We account for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. Under ASC Topic 606, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.

To determine revenue recognition, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. We only apply the five-step model to contracts when collectability of the consideration to which we are entitled in exchange for the goods or services we transfer to the customer is determined to be probable.

We realize revenue primarily through the sale of our licensed products. Sales of Ameluz® are made directly to physicians, hospitals or other qualified healthcare providers. Sales are recognized, net of sales deductions, when ownership and control are transferred to the customer. Sales deductions include expected trade discounts and allowances, product returns, and government rebates. These discounts and allowances are estimated at the time of sale based on the amounts incurred or expected to be received for the related sales.

Xepi® is sold directly to specialty pharmacies. Sales are recognized net of sales deductions when ownership and control are transferred to the customer. Sales deductions include expected returns, discounts and incentives such as payments made under patient assistance programs. These rebates are estimated at the time of sale based on the amounts incurred or expected to be received for the related sales.

The payment terms for sales of our licensed pharmaceutical products are primarily short-term payment terms with the possibility of volume based discounts and co-pay assistance discounts.

The BF-RhodoLED® lamp is also sold directly to physicians, hospitals or other qualified healthcare providers through (i) direct sales or (ii) an evaluation period up to six-month for a fee, after which a customer can decide to purchase or return the lamp. For direct sales, revenue is recognized only after complete installation has taken place. As directed by the instruction manual, the lamp may only be used by the customer once it has been professionally installed. A final decision to purchase the lamps that are within the evaluation period does not need to be made until the end of the evaluation period. Lamps that are not returned at the end of the evaluation period are converted into sales in accordance with the contract terms. We generate revenues from the monthly fees during the evaluation period and from the sale of lamps at the end of the evaluation period.

Variable Consideration

Revenues from product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which reserves are established and which result from discounts, rebates and other incentives that are offered within contracts between the Company and its customers relating to the Company’s sales of its licensed products. Components of variable consideration include trade discounts and allowances, product returns, government rebates, and other incentives such as patient co-pay assistance. Variable consideration is recorded on the balance sheet as either a reduction of accounts receivable, if payable to a customer, or as a current liability, if payable to a third party other than a customer. These reserves are based on the amounts earned or expected to be claimed on the related sales. Where appropriate, these estimates take into consideration relevant factors such as our historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns. These reserves reflect our best estimates of the amount of consideration to which it is entitled based on the terms of the contract. Actual amounts of consideration ultimately received may differ from our estimates. If actual results in the future vary from our estimates, we will adjust these estimates, and record any necessary adjustments in the period such variances become known.

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Trade Discounts and Allowances - We provide customers with trade discounts, rebates, allowances and/or other incentives. We record estimates for these items as a reduction of revenue in the same period the revenue is recognized.

Government and Payor Rebates - We contract with, or are subject to arrangements with, certain third-party payors, including pharmacy benefit managers and government agencies, for the payment of rebates with respect to utilization of our commercial products. We are also subject to discount and rebate obligations under state and federal Medicaid programs and Medicare. We record estimates for these discounts and rebates as a reduction of revenue in the same period the revenue is recognized.

Other Incentives - We maintain a co-pay assistance program which is intended to provide financial assistance to qualified patients with the cost of purchasing Xepi®. We estimate and record accruals for these incentives as a reduction of revenue in the period the revenue is recognized. We estimate amounts for co-pay assistance based upon the number of claims and the cost per claim that we expect to receive associated with products sold to customers but remaining in the distribution channel at the end of each reporting period.

Royalties

For arrangements that include sales-based royalties, we recognize royalty expense at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). Royalty expense is recorded as cost of revenues.

Product Warranty

We generally provide a 36-month warranty for sales of the BF-RhodoLED® lamp for which estimated contractual warranty obligations are recorded as an expense at the time of installation. Customers do not have the option to purchase the warranty separately and the warranty does not provide the customer with a service beyond the assurance that the BF-RhodoLED® lamp complies with agreed-upon specifications. Therefore, the warranty is not considered to be a performance obligation. The lamps are subject to regulatory and quality standards. Future warranty costs are estimated based on historical product performance rates and related costs to repair given products. The accounting estimate related to product warranty expense involves judgment in determining future estimated warranty costs. Should actual performance rates or repair costs differ from estimates, revisions to the estimated warranty liability would be required. Warranty expense is recorded as selling, general and administrative expenses.

Recently issued accounting pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our financial statements included in this prospectus.

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Contractual Obligations and Commitments

Facility Leases and Auto Leases

The following table summarizes our contractual obligations as of December 31, 2020 related to facility operating leases and vehicle operating leases, net of facility sublease income, including the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

(in thousands)
Years ending December 31,	Gross future lease commitments	Sublease income	Net future lease commitments
2021	$1,723	$(323)	$1,400
2022	709	-	709
2023	494	-	494
2024	470	-	470
2025	352	-	352
Total	$3,748	$(323)	$3,425

Cutanea earnout payments

We are obligated to repay to Maruho $3.6 million on December 31, 2022 and $3.7 million on December 31, 2023 in start-up cost financing paid to us in connection with the Cutanea acquisition. We are also obligated to share product profits with Maruho equally from January 1, 2020 through October 30, 2030. Amounts related to product profits sharing with Maruho are not known as of December 31, 2020 or June 30, 2021. Refer to Note 3, Cutanea Acquisition to our financial statements included in this prospectus for further details.

Milestone payments with Ferrer Internacional S.A.

Under the Xepi LSA, we are obligated to make payments to Ferrer upon the occurrence of certain milestones. Specifically, we must pay Ferrer i) $2,000,000 upon the first occasion when annual net sales of Xepi® under the Xepi LSA exceed $25,000,000, and ii) $4,000,000 upon the first occasion when annual net sales of Xepi® under the Xepi LSA exceed $50,000,000. No payments were made in 2019 or 2020 related to Xepi® milestones. As of December 31, 2020 and June 30, 2021, we were unable to estimate the timing or likelihood of achieving these milestones.

Off-balance Sheet Arrangements

Besides the contractual obligations and commitments as discussed above, we did not have during the periods presented, and we do not currently have, any other off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012 permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

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BUSINESS

Overview

We are a U.S.-based biopharmaceutical company specializing in the commercialization of pharmaceutical products for the treatment of dermatological conditions, in particular, diseases caused primarily by exposure to sunlight that result in sun damage to the skin. Our licensed products focus on the treatment of actinic keratoses, which are skin lesions that can sometimes lead to skin cancer. We also market a topical antibiotic for treatment of impetigo, a bacterial skin infection.

Our principal licensed product is Ameluz®, which is a prescription drug approved for use in the United States in combination with our licensor’s FDA approved medical device, the BF-RhodoLED® lamp, for PDT for the lesion-directed and field-directed treatment of actinic keratosis of mild-to-moderate severity on the face and scalp. We are currently selling Ameluz® for this indication in the U.S. under the Ameluz LSA. See “—Commercial Partners and Agreements—Biofrontera Pharma and Biofrontera Bioscience” in this prospectus for more information. Under the Ameluz LSA, we hold the exclusive license to sell Ameluz® and the BF-RhodoLED® lamp in the United States for all indications currently approved by the FDA as well as all future FDA-approved indications that the Biofrontera Group may pursue. We have the authority under the Ameluz LSA in certain circumstances to take over clinical development, regulatory work and manufacturing from the Biofrontera Group, with respect to the FDA applications and clinical studies identified in the Corrected Amendment to the Ameluz LSA, if they are unable or unwilling to perform these functions appropriately. However, the Biofrontera Group does not have any obligation under the Ameluz LSA, as amended, to perform or finance clinical trials to promote new indications beyond those identified in the Corrected Amendment to the Ameluz LSA. As further described below, under the Ameluz LSA, further extensions of the approved indications for Ameluz® photodynamic therapy in the United States are anticipated.

Our second prescription drug licensed product in our portfolio is Xepi® (ozenoxacin cream, 1%), a topical non-fluorinated quinolone that inhibits bacterial growth. Currently, no antibiotic resistance against Xepi® is known and it has been specifically approved by the FDA for the treatment of impetigo, a common skin infection, due to Staphylococcus aureus or streptococcus pyogenes. It is approved for use in the United States in adults and children 2 months and older. We are currently selling Xepi® for this indication in the United States under the Xepi LSA that was acquired by Biofrontera on March 25, 2019 through our acquisition of Cutanea Life Sciences, Inc. See “Business—Commercial Partners and Agreements—Ferrer Internacional S.A.” in this prospectus for more information. Acquisition details are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key factors affecting our performance—Cutanea Life Sciences, Inc. Transactions” section within this prospectus.

As mentioned above, on March 25, 2019, we acquired Cutanea from Maruho Co., Ltd. In November 2018, Cutanea launched Xepi®, a prescription cream for the treatment of impetigo. The acquisition of Cutanea in March 2019 enabled us to market an FDA-approved drug that has already been introduced in the U.S. market. We believe that Xepi® has the potential to be another innovative product with a large market potential in our portfolio.

As a licensee, we rely on our licensors to conduct clinical trials in order to pursue extensions to the current product indications approved by the FDA. Currently, Biofrontera AG (through its wholly owned subsidiary Biofrontera Bioscience GmbH) has submitted applications to the FDA for the following indications with respect to our flagship licensed product Ameluz® and the BF-RhodoLED® lamp. These studies are all being pursued as part of the Investigational New Drug Application that Biofrontera AG submitted to the FDA in 2017 for the development of Ameluz®/BF-RhodoLED® lamp to treat superficial basal cell carcinoma.

Clinical Phase
Product	Indication / comments	Pre-clinical	I	II	III	Approval process	Status
BF-RhodoLED® XL	PDT lamp with larger illumination area(1)					●	FDA submission in Q2/2021, comments received and response sent September 2021; awaiting approval
Ameluz®	Actinic Keratosis: Pharmacokinetics study		●				Study completed and results discussed with FDA; to be submitted to FDA along with 3 tubes safety study
Ameluz® in combination with BF-RhodoLED® XL	Actinic Keratosis on face & scalp(2)		●				Safety study using 3 tubes of Ameluz®; IRB approval obtained; protocol registered with the FDA; clinical site initiation expected in Q4 2021
Ameluz®	Superficial basal cell carcinoma(3)				●		Special protocol assessment by the FDA prior to study start, patient recruitment is ongoing, last patient in expected by end of 2022

Ameluz®	Moderate to severe acne			●			IRB approval obtained; study protocol registered with FDA in October 2021; clinical site initiation planned for Q4 2021

(1)	BF-RhodoLED® lamp was approved in 2016. FDA did not request any further clinical trials for BF-RhodoLED®-XL lamp.
(2)	Phase II and Phase III trials not required for label change.
(3)	Additional Phase I and Phase II trials not required, because Ameluz® is an approved drug.

We have the authority under the Ameluz LSA with respect to each of the indications described in the table above (as well as certain other clinical studies identified in the Corrected Amendment to the Ameluz LSA) in certain circumstances to take over clinical development, regulatory work and manufacturing from the Biofrontera Group, if they are unable or unwilling to perform these functions appropriately. The Biofrontera Group may choose, but has no obligation under the Ameluz LSA, to seek FDA approval with respect to additional indications. The pursuit of any additional indications would need to be separately negotiated between us and the Biofrontera Group.

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The current development pipeline is intended to expand commercialization in the United States of Ameluz®, as a combination product with the BF-RhodoLED® lamp, by means of marketing additional indications for our licensed products. The Ameluz LSA entitles us to an exclusive license in the United States of the products covered under the Ameluz LSA which includes any future indications that the Biofrontera Group may pursue with the FDA.

We currently do not have the ability to conduct any clinical trials nor do we exercise any control over the progress of clinical trials for our licensed products. Under the Ameluz LSA and the Xepi LSA, our Licensors’ control clinical development. With respect to each of the FDA applications and clinical studies identified in the Corrected Amendment to the Ameluz LSA and under certain circumstances, for example, if Biofrontera AG fails to pursue mutually beneficial clinical development, we may choose to organize and finance trials and subtract the cost from the transfer price of future shipments. The Biofrontera Group may choose, but has no obligation under the Ameluz LSA, to seek FDA approval with respect to additional indications. The pursuit of any additional indications would need to be separately negotiated between us and the Biofrontera Group.

We are unaware of any immediate or near-term plans of Ferrer for a U.S.-market focused development pipeline.

Our Strategy

Our principal objective is to increase the sales of our licensed products. The key elements of our strategy include the following:

●	expanding our sales in the United States of Ameluz® in combination with the BF-RhodoLED® lamp for the treatment of minimally to moderately thick actinic keratosis of the face and scalp and positioning Ameluz® to be a leading photodynamic therapy product in the United States, by growing our dedicated sales and marketing infrastructure in the United States;

●	expanding our sales of Xepi® for treatment of impetigo by improving the market positioning of the licensed product; and

●	leveraging the potential for future approvals and label extensions of our licensed portfolio products that are in the pipeline for the U.S. market through the LSAs with the Licensors.

Our strategic objectives also include further expansion of our product and business portfolio through various methods to pursue selective strategic investment and acquisition opportunities to expand and support our business growth, including but not limited to:

●	in-licensing further products or product opportunities and developing them for the U.S. market;

●	procuring products through asset acquisition from other healthcare companies; and

●

procuring products through share acquisition of some or all shares of other healthcare companies, including the possible acquisition of shares of our current parent company, Biofrontera AG, further discussed below.

Following the consummation of the Offering, we expect to remain a controlled company within the meaning of Nasdaq listing standards. See “We expect that, immediately after this offering, we will be a “controlled company” within the meaning of Nasdaq listing standards, and as a controlled company we will qualify for exemptions from certain corporate governance requirements. We will have the opportunity to elect any of the exemptions afforded a controlled company.” Under German law, we can still be deemed to be “controlled” by Biofrontera AG, even if Biofrontera AG holds less than 50% of our outstanding shares (so we are no longer a “controlled company” under Nasdaq listing standards), as control under German law is interpreted as a so-called “de facto majority of the shareholder meeting,” which could occur even if AG owns less than 50% of all our outstanding shares, but holds a majority of the shares present and entitled to vote in our stockholder meeting.

If the circumstances are favorable and the requirements can be met under U.S. and German law and the Nasdaq rules, we might attempt to acquire shares of our parent company, Biofrontera AG, in the future to strengthen our U.S. market position through control of future pipeline development. If we were able to acquire voting control over more than 50% of the outstanding shares of Biofrontera AG, then we would “control” Biofrontera AG under German law and, as is the case with a U.S. company, we would be able to control major shareholder decisions, including the election of the members of the supervisory board of Biofrontera AG, by virtue of our having a majority of the voting power. Even if we were to acquire less than 50% of the outstanding shares of Biofrontera AG, we might be able to exert a controlling influence over Biofrontera AG’s board composition and other shareholder decisions, including pipeline development, so long as we held the majority of shares present at a shareholder meeting. However, whether less than 50% of Biofrontera AG’s shares allows us to obtain a voting majority will depend on the facts and circumstances of each shareholder meeting and may vary from meeting to meeting, depending on the number of votes cast at such meeting. Any decision to acquire shares of Biofrontera AG, as well as the manner of such acquisition, will depend on our ability to implement a public offer or an alternate acquisition strategy that complies with U.S. and German law, and Nasdaq rules. As long as we are deemed a company controlled by Biofrontera AG under German law, we will generally not be permitted to acquire shares of Biofrontera AG (other than certain derivatives of shares, such as convertible bonds and call options). Under the German Stock Corporation Act, stock corporations are generally not entitled to acquire their own shares or shares of their parent company if they are controlled (as defined under German law) by their parent company, with a very limited number of exceptions that are not pertinent to a possible acquisition by us of shares in Biofrontera AG. We do not expect Biofrontera AG’s beneficial ownership of our shares to be less than 50% of our outstanding shares as a result of this offering. Thus, in order to reach a threshold under which we would be entitled to acquire shares of Biofrontera AG, Biofrontera AG’s holdings would need to be further reduced in other transactions, for example, by an additional issuance of shares by us to investors other than Biofrontera AG or a sale of our shares by Biofrontera AG to other investors.

Since our ability to engage in, and the manner in which we would implement, any acquisition of Biofrontera AG shares depends on Biofrontera AG’s beneficial ownership following the Offering, we cannot determine the feasibility of such an acquisition of Biofrontera AG shares or if it will be desirable for us to undertake such an acquisition following the Offering. As of the date of this prospectus, there have been no negotiations with shareholders of Biofrontera AG (and/or potential option holders), including beneficial holders of shares of Biofrontera AG and other persons or entities deemed to control Biofrontera AG, as this would only be possible once we know what Biofrontera AG’s beneficial ownership will be following the Offering and there is no current agreement, arrangement or understanding between us and Biofrontera AG with respect to an acquisition of Biofrontera AG’s shares other than as disclosed in the next paragraph.

Furthermore, if we were to attempt to acquire shares of Biofrontera AG, depending on the manner in which it would be implemented, there are certain additional requirements under German and U.S. law, as well as the Nasdaq listing standards, that may be triggered by such an acquisition. For example, any transaction that would result in the acquisition of equal to 30% or more of the outstanding shares of Biofrontera AG, would trigger a requirement in the German Securities Acquisition and Takeover Act (WpÜG) to make a mandatory public offer to all the shareholders of Biofrontera AG, in the form of a cash payment in euros with a minimum price stipulated by German law, or liquid shares admitted to trading on an organized market (in the EU). Moreover, any attempt to obtain a controlling interest in Biofrontera AG would likely require that we issue more than 20% of our outstanding shares in an exchange offer and/or in a capital raise to finance a cash tender offer, which would require the approval of our stockholders under Nasdaq rules. The management board of Biofrontera AG has informed us that if such a situation arose and to the extent permitted under German law, it currently intends to abstain in such a stockholder vote and the majority of votes cast by the remaining stockholders would be required to approve the issuance. In any event, we would need the consent of the underwriters to issue any shares or other securities in connection with such acquisition that occurred within 180 days of this Offering. Finally, if the number of U.S. holders of Biofrontera AG exceeds 10% at the time of any such tender offer, additional requirements would need to be met under U.S. securities laws. Although we have no specific agreements, commitments, or understandings with respect to any such acquisition activity, we will evaluate any opportunities and may engage in related discussions with other companies as the opportunities arise.

As of the date of this prospectus, there has not been any decision or discussion of steps to implement such an acquisition between us and Biofrontera AG regarding such a scenario. As long as Prof. Dr. Lübbert remains on the management board of and Chief Executive Officer of Biofrontera AG, there could arise conflicts of interest in connection with any potential acquisition of Biofrontera AG’s shares by us. See “Risk Factors—Risks Relating to Corporate Governance, Including Being a Public Company—Prof. Dr. Lübbert currently serves, and following the consummation of this offering will continue to serve, as Chairman of the management board and CEO of our parent and significant shareholder, Biofrontera AG, and, as a result, has and may continue to have, statutory, fiduciary and other duties to Biofrontera AG causing conflicts of interest with respect to his duties to us and his duties to Biofrontera AG and in determining how to devote himself to our affairs and the affairs of Biofrontera AG.” However, a potential offer to acquire a controlling interest in Biofrontera AG would require approval of the majority of our Board and from our shareholders and the success of a potential acquisition would depend upon a sufficient number of the shareholders of Biofrontera AG accepting such an offer.

Our Product Portfolio

Ameluz® and the BF-RhodoLED® Lamp

Our principal marketed licensed product is Ameluz®. Ameluz® is used in combination with the BF-RhodoLED® lamp, an FDA approved medical device, in photodynamic therapy to selectively remove non-melanoma skin cancer tumor cells. We are currently selling Ameluz® in the United States on an exclusive basis through the Ameluz LSA.

In general, photodynamic therapy is a two-step process:

●	the first step is the application of a drug known as a “photosensitizer,” or a pre-cursor of this type of drug, which tends to accumulate in cancerous cells; and

●	the second step is activation of the photosensitizer by controlled exposure to a selective light source in the presence of oxygen.

During this process, energy from the light activates the photosensitizer. In photodynamic therapy, the activated photosensitizer transfers energy to oxygen molecules found in cells, converting the oxygen into a highly energized form known as “singlet oxygen,” which destroys or alters the sensitized cells.

Photodynamic therapy can be a highly selective treatment that targets specific tissues while minimizing damage to normal surrounding tissues. It also can allow for multiple courses of therapy. The most common side effect of photosensitizers that are applied topically or taken systemically is temporary skin sensitivity to bright light. In Biofrontera AG’s Phase III trials, the resulting redness and/or inflammation resolved within 1 to 4 days in most cases; in some cases, however, it persisted for 1 to 2 weeks or even longer. Patients undergoing traditional photodynamic therapy treatments with an artificial light (as opposed to daylight PDT) are usually advised to avoid direct sunlight and/or to wear protective clothing and sunscreen for some days after the treatment. Patients’ indoor activities are generally unrestricted except that they are told to avoid bright lights. The degree of selectivity and period of skin photosensitivity varies among different photosensitizers and is also related to the drug dose given. Unless activated by light, photosensitizers have no direct photodynamic therapy effects.

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The BF-RhodoLED® lamp is a red-light lamp specifically designed for photodynamic therapy, and uses LEDs emitting red light at a wavelength of approximately 635 nm to activate the photosensitizer. The red light emitted by the BF-RhodoLED® lamp is outside the infrared range, reducing the likelihood for discomfort from warming. Other light wavelengths can also activate the photosensitizer, but we do not believe they penetrate as deeply into tissues. The BF-RhodoLED® lamp is assembled at Biofrontera AG’s corporate headquarters in Leverkusen, Germany. Supply of the lamp is regulated via our Ameluz LSA. As such, Biofrontera Pharma is considered the responsible manufacturer of the BF-RhodoLED® lamp by the FDA.

We believe the BF-RhodoLED® lamp combines a controlled and consistent emission of light at the required wavelength with simplicity of design, user-friendliness and energy efficiency. The BF-RhodoLED® lamp contains a fan used to blow air over the treated skin surface and power settings for the fan. The lamp is approved in the United States by the FDA as a combination product for use in treatment of actinic keratosis with Ameluz®.

History of Approved Indications and Active Applications

Following the centralized European regulatory approval by the European Commission for Ameluz® (“love the light”) 78 mg/g Gel for the treatment of actinic keratosis of mild-to-moderate severity on the face and scalp in December 2011, Biofrontera AG received approval from the FDA in the United States in May 2016. Under the approval, Ameluz® is to be marketed in combination with photodynamic therapy using the BF-RhodoLED® lamp for lesion-directed and field-directed treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. Thus, in the United States, Ameluz® is to be used in combination with exposure to light using the BF-RhodoLED® lamp. Through our Ameluz LSA, we launched the commercialization of Ameluz® and the BF-RhodoLED® lamp for the treatment actinic keratosis in the United States in October 2016.

For the Biofrontera Group’s medical device products BF-RhodoLED® and BF-RhodoLED®XL, three patent applications are pending. The first one was submitted by the Biofrontera Group as a PCT application to the EPO on June 5, 2019. The corresponding national phase in the U.S. was initiated by the Biofrontera Group on November 17, 2020. The international application was published on December 10, 2020. Further nationalizations in other countries may ensue. Two more applications were submitted by the Biofrontera Group to the USPTO, one on October 15, 2020, and the other one on March 29, 2021. All three applications aim at protecting both hardware and software in the Biofrontera Group’s PDT lamps and thus could, once granted, also protect Ameluz® itself in the United States, due to the specifics of the FDA’s combination approval.

An international patent application entitled “Photodynamic therapy comprising two light exposures at different wavelengths” was filed by Biofrontera Bioscience on August 23, 2018, which describes a combined PDT (photodynamic therapy) modality. The invention relates to the application of a composition comprising a photosensitizer followed by two consecutive exposures of the treatment area to light, firstly natural daylight and secondly light of a wavelength corresponding to the absorption of the photosensitizer.

Actinic keratoses

Actinic keratoses are superficial potentially pre-cancerous skin lesions caused by chronic sun exposure that may, if left untreated, develop into a form of potentially life-threatening skin cancer called squamous cell carcinoma. Actinic keratoses typically appear on sun-exposed areas, such as the face, bald scalp, arms or the back of the hands, and are often elevated, flaky, and rough in texture, and appear on the skin as hyperpigmented spots.

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According to the Skin Cancer Foundation, actinic keratosis affects approximately 58 million people in the United States, and, if left untreated, up to 1% of actinic keratosis lesions develop into squamous cell carcinomas every year. On average, this transformation into squamous cell carcinoma occurs within two years of formation of the initial actinic keratosis lesion.

Squamous cell carcinoma is an uncontrolled growth of abnormal cells arising in the squamous cells, which reside in the skin’s upper layer (the epidermis). Squamous cell carcinomas often appear as scaly red patches, open sores, elevated growths with a central depression, or warts; and they may crust or bleed. They can become disfiguring and sometimes deadly if allowed to grow. According to The Skin Cancer Foundation, squamous cell carcinoma has been the second most common form of skin cancer, but its incidence has been rapidly increasing. According to The Skin Cancer Foundation, more than one million cases of squamous cell carcinoma are diagnosed each year in the United States, and it has been estimated that as many as 15,000 people die from the disease each year in the United States. Incidence of the disease has increased by 200% in the past three decades in the United States and it has recently matched the incidence of basal cell carcinoma in the Medicare fee-for-service population, which had been the most common form of human cancers.

The American Academy of Dermatology recommends treating actinic keratosis to reduce your risk of developing skin cancer. Because actinic keratosis can develop into squamous cell carcinomas, actinic keratosis is classified by The European Academy of Dermatology and Venereology and other international treatment guidelines as a tumor that requires treatment, and the international treatment guidelines list photodynamic therapy as the “gold standard” for the removal of actinic keratoses, particularly for patients with large keratotic areas.

Market Overview for Treatment of Actinic Keratosis

Actinic keratosis is a disease that is most frequent in the Caucasian, light-skinned population. Only a fraction of these patients is currently being treated. Actinic keratoses are treated using a wide range of methods. The traditional methods of treating actinic keratoses are:

●	cryotherapy, or the deep freezing of skin;

●	simple curettage;

●	self-applied topical prescription products; and

●	combination of medication with photodynamic therapy.

Although any of these methods can be effective, each has limitations and can result in significant side effects.

Cryotherapy is non-selective (meaning it cannot target specific tissues but affects all tissues in the area of application), can be painful at the site of freezing, and can cause blistering and loss of skin pigmentation, leaving temporary or permanent white spots. In addition, because there is no standardized treatment protocol, results are not uniform and can depend on the skill or technique of the doctor treating the patient.

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Topical prescription products such as 5-fluorouracil cream, or 5-FU, can be bothersome and require twice-a-day application by the patient for approximately 2 to 4 weeks, resulting in inflammation, redness and erosion or rawness of the skin. Following the treatment, up to several weeks of healing may be required. Imiquimod or diclofenac, other topical prescription products, require extended applications of cream, lasting up to 3 or 4 months, during which the skin is often very red and inflamed. Tirbanibulin is a newly approved topical, approved by the FDA in December 2020.

Simple curettage is generally most useful for one or a few individual lesions, but not for a large number of lesions, and it leaves permanent scars.

Markets and competitive landscape

The United States is the largest market for our flagship product Ameluz® in combination with the BF-RhodoLED® lamp. In 2020, an estimated 12.7 million treatments were performed for actinic keratosis, or AK. The most common treatment for actinic keratosis remains cryotherapy, with approximately 11.0 million procedures performed in 2020 and an 86.3% market share. Topical drugs for the treatment of AK took a market share of about 11.9% with approximately 1.5 million prescriptions in 2020, followed by PDT drugs with about 227,000 prescriptions at 1.8%.

The chart below displays the relative percentages of these actinic keratosis treatments in 2020:

The overall market, or total number of AK treatments, declined in 2020 due to the coronavirus crisis. In the U.S., we saw a 15.6% decline year-over-year compared to 15.1 million treatments last year. Rising infection rates and the resulting American Academy of Dermatology’s official recommendation to care for patients through remote diagnosis and treatment (telehealth) led to significantly declining patient numbers and widespread, albeit temporary, practice closures.

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Based on our estimates and analysis of market data accessible from CMS and IQVIA, we believe that Ameluz® achieved an estimated market share for PDT drugs of 24.5%, compared with approximately 22.6% in 2019. We were thus able to improve our market positioning vis-à-vis the competing PDT product even during the pandemic. The chart below shows the relative percentages of the PDT market share in 2020:

Our goal is to continue to improve the market positioning of Ameluz® to become the leading PDT drug for the treatment of AK in the United States. In addition, we see the opportunity to expand the PDT market as a therapy for the treatment of actinic keratosis as the first option compared to cryotherapy, especially in patients with more than 15 lesions. We believe dermatologists have favored cryotherapy to treat actinic keratosis because of a favorable reimbursement regime; however, we believe that there is treatment guideline pressure towards field-directed therapy (as opposed to single lesion therapy), which may also help support sales of photodynamic therapy treatments.

The primary competing PDT drug in the United States is Levulan®, which has been approved for the treatment of minimally to moderately thick actinic keratosis of the face or scalp in combination with PDT with a blue light source since 1999. Levulan® was the only FDA-approved product on the U.S. market for the PDT treatment of actinic keratosis (in accordance with the applicable prescribing information) until our company launched Ameluz® in the United States in October 2016 (Galderma sold Metvix® in the U.S. market only for a short period and withdrew the product in 2013).

We believe the Ameluz® approval in the United States provides us with the ability to provide broader treatment possibilities compared to our competitor products as Ameluz® is the only PDT product approved for field-directed treatment by the FDA. In addition, we also compete with a number of non-photodynamic therapy products for the treatment of actinic keratoses and certain other skin conditions as well as cryotherapy with liquid nitrogen.

In addition, in August 2017, Biofrontera Pharma agreed with the FDA on the requirements for the potential approval of its application to extend Ameluz® PDT for the treatment of superficial basal cell carcinoma in the United States. See “—Our Licensors’ Research and Development Programs—Current Clinical Trials for Ameluz® for the U.S. Market”. If Biofrontera Pharma obtains FDA approval for such label extension, we expect that Ameluz® would be at that time the only drug in the United States for the treatment of superficial basal cell carcinoma with PDT. Under the Ameluz LSA, we would have the exclusive license to market Ameluz® PDT in the United States for such indication.

We expect that our ability to compete in the PDT-market will be based upon such factors as:

●	the efficacy from treatment with Ameluz® photodynamic therapy;

●	the recurrence rates from treatment with Ameluz® photodynamic therapy;

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●	the ease of administration of our formulation for photodynamic therapy;

●	the ability of our drug to provide both lesion- and field-directed treatment;

●	the cost of our drug and the type and cost of our photodynamic therapy light device;

●	the number of required doses;

●	the cosmetic outcome and improvement of skin impairment; and

●	our continued efforts to develop further indications.

Based on the above market and competitive analysis, we believe there is substantial market potential and room for growth in the U.S. and we believe that this data provides the best information available to us relating to the present market for actinic keratosis treatments in the United States. We also base our business planning activities on these data.

Xepi®

As described in the section “—Commercial Partners and Agreements—Ferrer Internacional S.A.”, the acquisition of Cutanea Life Sciences, Inc. in March 2019 has enabled Biofrontera Inc. to market an FDA-approved drug that had been recently introduced in the U.S. market. Xepi® (ozenoxacin cream, 1%) is a topical prescription medicine approved for the treatment of impetigo, a common skin infection caused by bacteria (Staphylococcus aureus or Streptococcus pyogenes). Xepi® acts by blocking the action of two enzymes essential for bacterial DNA replication: DNA-gyrase and topoisomerase IV. Because of this dual mechanism of action, Xepi® is believed to show a low tendency to induce resistant bacteria. Currently, no antibiotic resistance against Xepi® is known. It has been specifically approved by the FDA also for the treatment of antibiotic-resistant bacteria Staphylococcus aureus or Streptococcus pyogenes. The approved indication is the topical treatment of impetigo due to Staphylococcus aureus or Streptococcus pyogenes in adult and pediatric patients 2 months of age and older. Impetigo is a common skin infection.

Impetigo is a highly contagious bacterial skin infection caused by bacteria. The bacteria that can cause impetigo include Group A beta-hemolytic streptococcus and Staphylococcus aureus. It occurs most frequently in children 2 to 5 years old, but people of any age can be affected. Impetigo causes red sores that most often appear on the face, neck, arms, and legs. These sores can turn into blisters that open and form a yellowish crust. Transmission of the disease is by direct contact and poor hygiene can increase the spread. Anyone can get impetigo, and they can get it more than once. Although impetigo is a year-round disease, it occurs most often during the warm weather months.1 There are more than 3 million cases of impetigo in the United States every year.

Possible complications of impetigo2 can include:

●	Worsening or spreading of the infection

●	Scarring, which is more common with ecthyma

1 How to Treat Impetigo and Control This Common Skin Infection | FDA

2 From CLS link to Johns Hopkins Impetigo | Johns Hopkins Medicine

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Impetigo caused by beta-hemolytic strep bacteria can cause:

●	Kidney damage (poststreptococcal glomerulonephritis)

●	Fever, joint, and other problems (rheumatic fever)

Although impetigo rarely leads to serious complications, effective treatment with drugs like Xepi® can shorten how long impetigo lasts.

Treatment decisions should consider resistance pattern of S. aureus as antibiotic ineffectiveness resulting from bacterial resistance makes infections more difficult to control, worsens prognosis, and increases healthcare costs. Increasing resistance to known antibiotics is a serious concern for doctors. The World Health Organization has declared antimicrobial resistance as one of the top 10 global public health threats facing humanity. The cost of resistance to our economy and health system is significant. In a 2009 study titled “Hospital and Societal Costs of Antimicrobial Resistant Infections in a Chicago Teaching Hospital: Implications for Antibiotic Stewardship,” 13.5% of patients had antimicrobial resistance resulting in a 6.5% attributable mortality rate and a per patient incremental cost of $100,000 per resistant infection. If impetigo spreads to a community it may also trigger the spread of resistant strains, such as MRSA, with poor prognoses for patients over time. According to the FDA, 90% of MRSA community acquired infections present as skin and soft tissues infections, whereby patients infected with MRSA are 64% more likely to have complications than those infected with the non-resistant forms. In the US 78% of bacterial skin and soft tissue infections are due to MRSA.3

Market and competitive landscape

The market for topical antibiotics is driven by generics with mupirocin being the top choice of topical antibiotics across all specialties. Pre-pandemic, the mupirocin market was growing with a CAGR of 7.1% and is down 8.3% compared to 2019.

In 2020, over 13 million prescriptions were written for mupirocin for a range of conditions. According to prescription data from IQVIA, dermatologist account for approximately 12% of the annual topical antibiotic prescriptions written or about 1.5 million prescriptions.

3 Antimicrobial resistance (who.int); Hospital and Societal Costs of Antimicrobial-Resistant Infections in a Chicago Teaching Hospital: Implications for Antibiotic Stewardship | Clinical Infectious Diseases | Oxford Academic (oup.com).

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The chart below displays the utilization of mupirocin by specialty in 2020:

2020 SSTI TRX DISTRIBUTION BY SPECIALITY
PHYSICIAN ASSISTANT 12.7%
DERMATOLOGY 11.8%
FAMILY MEDICINE 13.8%
INTERNAL MEDICINE 6.5%
NURSE PRACTITIONER 21.3%
OTHER 18.8%
PEDIATRICS 15.1%

Considering the above market analysis, we believe there is a considerable growth potential for Xepi®.

Our Licensors’ Research and Development Programs

We are a sales organization with focus on commercializing our portfolio of licensed products that are already FDA-approved. Research and development efforts for label extensions in order to optimize the market positioning of the products are the responsibility of the respective licensor and are governed by the respective LSAs. Currently, there are no clinical trials being conducted for Xepi®.

However, in the future, we may conduct our own clinical trials to better the market positioning of our licensed products and increase our revenue potential. Any clinical trials we conduct for indications that are sought as part of the current clinical trials described below in “—Current Clinical Trials for Ameluz® for the U.S. Market” would require the approval of and close collaboration with the Biofrontera Group.

Current Clinical Trials for Ameluz® for the U.S. Market

Basal Cell Carcinoma

In August 2017, the licensor agreed with the FDA on the requirements necessary to obtain approval for our application of Ameluz® PDT for the treatment of superficial basal cell carcinoma in the U.S. Under the licensor’s agreed plan with the FDA, the application could be based on a single additional Phase III placebo-controlled pivotal trial to be conducted in the U.S., in which Ameluz® PDT will be compared to placebo PDT. The licensor will be required to present as primary clinical endpoint a combined read-out of clinical and histological clearance. In December 2017, the licensor submitted an investigational new drug application with the FDA for the proposed Phase III study protocol to evaluate Ameluz® PDT for the treatment of superficial basal cell carcinoma, and FDA performed a special protocol assessment.

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Following the discussion with the FDA, the licensor initiated a study with the primary objective of comparing the efficacy of Ameluz® PDT with PDT using just the vehicle that is used to deliver the active ingredient in Ameluz®, in combination with BF-RhodoLED® illumination, in the treatment of superficial basal cell carcinoma. A randomized, double blind, vehicle-controlled multicenter Phase III study is being performed by the licensor to evaluate the safety and efficacy of Ameluz® in combination with the BF-RhodoLED® lamp. Secondary objectives include the evaluation of the safety and secondary efficacy parameters (including stratification according to lesion size, location, patient age and sex) related to Ameluz® in combination with the BF-RhodoLED® lamp, also including clinical clearance of additional treated lesions on the same patients. The double blind clinical observation period for each patient will be up to 7 months (up to four weeks screening and pre-randomization period, and three or six months double blind part of the study) followed by a 5-year follow-up period after the start of the last PDT cycle. The recruitment phase started in the third quarter of 2018. However, due to the revised study protocol mandated by the FDA, the recruitment process has taken and will likely take a considerable amount of time, such that as of now about 60% of the patients have been recruited.

Phase I trial / pharmacokinetics (PK) study

In October 2020, the licensor was able to complete a Phase I pharmacokinetics study (PK study), which tested the safety of photodynamic therapy (PDT) with the simultaneous application of three tubes of Ameluz® to larger or multiple areas.

The maximum use PK study included 32 patients with actinic keratoses on larger or multiple areas who received PDT treatment with a total of three tubes of Ameluz® either on the face/scalp area or on the extremities/trunk/neck. Ameluz® was applied in accordance with the currently licensed treatment protocol, except that three tubes of the drug were used to treat a skin area of 60 cm2. Illumination was performed after 3 hours of occlusion, using either one or two BF-RhodoLED® lamps simultaneously, depending on the number and location of the treatment area(s). The study was conducted at a specialized dermatological phase I facility in Texas.

The objective of the study was to evaluate the safety of patients after applying three tubes of Ameluz® to the skin by investigating the amount of active ingredient that enters the blood stream. Further parameters related to the safety of patients undergoing such treatment were also investigated. In February 2021, the Licensor announced the submission of the application to the FDA to amend the product information, which currently limits the use to one tube of Ameluz® per treatment. This submission was rejected by FDA and discussed between FDA and Biofrontera AG in a Type A meeting in June 2021. FDA acknowledged the PK study, but requested additional safety data. Both parties agreed on an additional safety trial to evaluate Ameluz with the proposed increased dosage and surface area. The study protocol was submitted to FDA on October 6, 2021 following approval by the IRB, and Biofrontera AG expects to begin the clinical trial in the fourth quarter of 2021.

Phase II study for the treatment of moderate to severe acne

With regard to the potential label extension of Ameluz® for acne in the United States, the Biofrontera Group has, after consultation with the FDA in 2020, drawn up a corresponding development plan for the indication extension and received feedback from the FDA on the design of the required clinical trials. The study program is scheduled to begin with a phase IIb trial in the second half of 2021.

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Development of the BF-RhodoLED® XL

The Biofrontera Group is working on the development of a new lamp, BF-RhodoLED® XL. If the BF-RhodoLED® XL obtains FDA approval, it would be indicated for the simultaneous illumination of several interspersed lesions. Furthermore, we believe that the BF-RhodoLED® XL would offer what we believe to be an advanced user experience with more customizable settings.

After the Biofrontera Group suffered delays in the delivery of parts for the first manufacturing batch due to the COVID-19 global pandemic, the application was submitted to the FDA in March 2021.

Sales, marketing and distribution

We are currently selling our portfolio of licensed products in the United States through the use of our own commercial organization. We have a single sales force who markets all our licensed products across the dermatology space.

We launched the commercialization of Ameluz® in combination with the BF-RhodoLED® lamp for the treatment of actinic keratosis in the United States in October 2016. Prior to launch, and with the help of a consulting firm specializing in market access, we analyzed the reimbursement mechanisms for photodynamic therapy in the U.S. healthcare system. Ameluz® is distributed as a “buy-and-bill” drug that is purchased by the dermatologist, rather than distribution through pharmacies.

Based on our experience, we concluded that we could most effectively market our products by using our own sales force, which we train to sell our drug Ameluz® in combination with the BF-RhodoLED® lamp and other dermatologic treatments. During 2016, we hired 26 employees for our U.S. marketing and sales efforts, and we launched the commercialization of Ameluz® and BF-RhodoLED® lamp for actinic keratosis in the U.S. in October 2016.

Since then we have continued to build our organization in the United States, added the FDA-approved prescription drug Xepi® to our portfolio in March 2019 and as of December 31, 2019, we had over 70 employees in our salesforce and field based supporting functions in the medical and reimbursement field. However, due to current measures and regulations implemented by governments worldwide in an attempt to control the COVID-19 pandemic, and the reduced demand for our products that this caused, we have reduced our U.S. workforce in March 2020 and implemented a mandatory furlough program, under which all employees were required to take temporary periods of unpaid time off. As of December 31, 2020, we had 56 employees. We have since filled the key positions for our U.S. operations with qualified and experienced employees from an array of companies and are proud of the assembled talented group of people. Presently we have 36 sales employees including management. We are considering additional expansion of our sales and office staff as business conditions continue to improve.

We centralize our customer sales support and back office functions through our headquarters in Woburn, Massachusetts. We use Cardinal Health as our third-party logistics partner for warehousing and distribution. To mitigate risk of business interruption, product is stored and shipped from two warehouses, either La Verne, Tennessee or Reno, Nevada, depending on geographical ship-to locations. We intend to continue our development of our sales and marketing infrastructure to effectively target the broad range of dermatologic prescribers. To further our development, we plan to expand our headcount, increase our investment in market research and brand development, further develop our distribution capabilities and explore broader payer relationships and coverage.

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Group structure

Prior to the consummation of this initial public offering, we are a member of the “Biofrontera Group” which consists of a parent company, Biofrontera AG, and five wholly owned subsidiaries, including us. The parent company’s headquarters is in Leverkusen, Germany.

Biofrontera Bioscience, Biofrontera Pharma, Biofrontera Development and Biofrontera Neuroscience are located at the parent company’s headquarters in Leverkusen, Germany.

Biofrontera AG is a holding company that leads financing activities for the Biofrontera Group. Its subsidiary Biofrontera Bioscience has responsibility for research and development activities for the Biofrontera Group and holds Biofrontera AG’s patents and approvals for Ameluz®. Pursuant to a license agreement with Biofrontera Bioscience, Biofrontera AG’s subsidiary Biofrontera Pharma is responsible for the manufacturing and further licensing and marketing of its approved products.

While we engage in all United States based commercial activities, Biofrontera Bioscience GmbH takes responsibility for all regulatory tasks.

Upon consummation of the initial public offering, we will no longer be a wholly owned subsidiary of Biofrontera AG. However, Biofrontera AG will continue to hold 72.7% of the outstanding shares of our common stock. In addition, prior to the consummation of the offering, we will enter into the Services Agreement, which provides for the execution of statements of work that will replace the applicable provisions of the 2016 Services Agreement, enabling us to continue to use the Biofrontera Group’s IT resources as well as providing access to the Biofrontera Group’s resources with respect to quality management, regulatory affairs and medical affairs if we deem that Biofrontera AG should continue to provide those services and execute a statement of work under the Services Agreement with respect to such services. Under the Services Agreement we have agreed that, prior to the consummation of the offering, the applicable provisions related to reimbursement and allocation of expenses in the 2016 Services Agreement will remain in effect until we execute a statement of work under the Services Agreement that supersedes such provisions. Once the Services Agreement is effective, Biofrontera AG will not provide any services to us that are not covered by statement of work executed under the Services Agreement. We expect to have in place a statement of work to cover IT services, but we are currently assessing the other services currently provided to us by Biofrontera AG to determine if they will be needed following the offering and whether they can be obtained from third party providers. In addition, our quality assurance agreement with Biofrontera Pharma GmbH will continue to be in effect following the consummation of the initial public offering.

Intellectual Property

We do not own any patents or trademarks. We license the rights and trademarks related to the products we sell. See “—Commercial Partners and Agreements” for more information regarding the terms of our license agreements for Ameluz® and Xepi®.

The patent family that protected the technology relating to nanoemulsion of 5-aminolevulinic acid, the active ingredient in Ameluz®, against copying by competitors expired on November 12, 2019. This patent family included U.S. Patent No. 6,559,183, which, prior to its expiration, served as a material, significant and possibly the only barrier to entry into the U.S. market by generic versions of Ameluz®. Although the process of developing generic topical dermatological products presents specific challenges that may deter potential generic competitors, Patent No. 6,559,183 no longer prevents generic versions of Ameluz® from entering the U.S. market and competing with Ameluz®. If generic competitors do enter the market, this may cause a significant drop in the price of Ameluz® and, therefore, a significant drop in our profits. We may also lose significant U.S. market share for Ameluz®.

Biofrontera Bioscience holds another patent family (which is licensed to us for commercialization in the United States through the Ameluz LSA) protecting the technology relating to nanoemulsions. This patent has been issued to Biofrontera Bioscience in several other jurisdictions, including Australia, Belarus, Canada, Chile, China, Hong Kong, Israel, Japan, Mexico, New Zealand, Russia, South Africa, Singapore, Ukraine, and with the European Patent Office (validated in Germany, Spain, the United Kingdom, Switzerland, Liechtenstein, France, and Italy). The anticipated expiration date of these international patents is December 21, 2027. Ameluz® is dependent on the nanoemulsion technology described in this patent. A corresponding U.S. patent application has been filed by Biofrontera Bioscience but is still pending. We cannot guarantee that this U.S. patent will be issued or, if issued, will adequately protect us against copying by competitors.

Ameluz® and the BF-RhodoLED® lamp are approved by the FDA as a combination product, such that the label requires the use of both products together. In our opinion, this requirement would also hold true for any generic manufacturer, who would have to develop and market their own combination product consisting of a generic version of Ameluz® and a generic version of the BF-RhodoLED®Lamp. Biofrontera Pharma has filed two patent applications relating to new developments of the BF-RhodoLED® lamp, aiming at protection of not only the BF-RhodoLED® lamp but along with it also the combination product if the FDA approves such new lamp.

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Xepi® is protected by two patent families in the United States and certain other countries held by Ferrer, the details of which are shown below:

Family	Country	Patent	Description	Expiration
1	US	6,335,447	Ozenoxacin Molecule - Drug Substance Patent	11/9/2023
2	US	9,180,200	Drug product, Treatment of impetigo due to staphylococcus aureus or streptococcus pyogenes	1/30/2032
2	US	9,399,014	Treatment of impetigo due to staphylococcus aureus or streptococcus pyogenes	12/15/2029
2	US	10,022,363	A method of treating nasopharynx infections in asymptomatic nasal carriers	10/16/2029

Commercial Partners and Agreements

Biofrontera Pharma and Biofrontera Bioscience

On June 16, 2021, we entered into the Ameluz LSA with Biofrontera Pharma and Biofrontera Bioscience as a result of arm’s-length negotiations. Under the terms of the Ameluz LSA, we were granted an exclusive, non-transferable license to use Biofrontera Pharma and Biofrontera Bioscience technology to use, import, export, distribute, market, offer for sale and sell Ameluz® and the BF-RhodoLED® lamp for its approved indications within the United States and certain of its territories.

Under the terms of the Ameluz LSA as entered into on June 16, 2021, we agree to purchase from Biofrontera Pharma a minimum number of units of Ameluz® per year according to an agreed schedule at fifty percent of our anticipated net price per unit for Ameluz®. On October 8, 2021, we entered into an amendment to the Ameluz LSA under which the price we will pay per unit will be based upon our sales history, although the minimum number of units to purchase per year remains unchanged. As a result of this amendment, the purchase price we pay Biofrontera Pharma for Ameluz® will be determined in the following manner:

●	fifty percent of the anticipated net price per unit until we generate $30 million in revenue from sales of the products we license from Biofrontera Pharma during a given Commercial Year (as defined in the Ameluz LSA);

●	forty percent of the anticipated net price per unit for all revenues we generate between $30 million and $50 million from sales of the products we license from Biofrontera Pharma; and

●	thirty percent of the anticipated net price per unit for all revenues we generate above $50 million from sales of the products we license from Biofrontera Pharma.

The amendment to the Ameluz LSA that became effective on October 8, 2021 also shifted the costs of clinical development for FDA-approved indications that are not currently being sought by the Biofrontera Group, as described below.

In addition, under the Ameluz LSA, Biofrontera Pharma agrees to sell us the BF-RhodoLED® lamp at cost plus a low-double digit handling fee. There are no milestone or royalty obligations associated with this agreement. Any changes to pricing of supply of Ameluz® or BF-RhodoLED® lamps would require agreement by both contract parties.

The Ameluz LSA will remain in effect until June 2036, at which time the Ameluz LSA may automatically renew depending on Biofrontera’s achievement of certain revenue goals. Both parties may terminate the agreement early for a material breach after a 60-day cure period.

The Ameluz LSA also provides that we will indemnify Biofrontera Pharma, subject to certain conditions, for any claims related to a breach of our representations and covenants under the agreement or any other gross negligent, willful or intentionally wrongful act, error or omission on our part. Under the terms of the agreement, Biofrontera Pharma will indemnify us, subject to certain conditions, against claims related to the licensed products.

Under the Ameluz LSA, Biofrontera Pharma is responsible for obtaining and maintaining the rights to all FDA approvals (and any required maintenance thereafter) needed for Biofrontera Pharma to manufacture Ameluz® and/or the BF-RhodoLED® lamp and/or for Biofrontera to sell Ameluz® and/or the BF-RhodoLED® lamp in the United States. Likewise, Biofrontera Bioscience is responsible to maintain a pharmacovigilance database and to respond appropriately to all relevant queries of any regulatory authority pertaining to pharmacovigilance (Biofrontera is required to provide reasonable support relating to any regulatory issues relating to pharmacovigilance and/or product recalls). Furthermore, Biofrontera Bioscience will in agreement with Biofrontera perform and finance clinical trials to promote the Ameluz® market positioning in the US market for indications that are identified in the amendment signed on October 8, 2021, including the clinical studies described in “—Our Licensors’ Research and Development Programs—Current Clinical Trials for Ameluz® for the U.S. Market.” With respect to the indications currently pursued by Biofrontera Bioscience, we have the authority under the Ameluz LSA, in certain circumstances, to take over clinical development from the Biofrontera Group, if they are unable or unwilling to perform these functions appropriately, and subtract the cost from the transfer price of future shipments. The Biofrontera Group does not have any obligation under the Ameluz LSA, as amended, to perform or finance clinical trials to promote indications that might be pursued in the future. The pursuit of any additional indications would need to be separately negotiated between us and the Biofrontera Group.

Conversely, under the Ameluz LSA, Biofrontera is responsible for obtaining all state licenses or any other similar approvals required to market Ameluz® and/or the BF-RhodoLED® lamp in the United States. Biofrontera must also carry out all mandatory reporting responsibilities under federal and state law with respect to compliance with the Prescription Drug Marketing Act, the Sunshine Act, or any other similar laws and regulations. Biofrontera is also responsible for all activities related to reimbursement and pricing of the products within the United States. Biofrontera is required by the Ameluz LSA to use commercially reasonable efforts and resources to exploit the license and market Ameluz® and the BF-RhodoLED® lamp in the United States (“commercially reasonable efforts” being defined in terms of comparison against industry standards and practices for a company of comparable size and capability and active in the same business area.).

Ferrer Internacional S.A.

On March 25, 2019, we assumed the rights, duties and obligations of Cutanea Life Sciences, Inc. under the Xepi LSA as part of the acquisition of Cutanea. Under the terms of the Xepi LSA, we have been granted an exclusive, royalty-bearing license in the United States and certain of its territories, including the right to sublicense under certain conditions, to develop, make, have made, use, register, market, promote, sell, have sold, offer for sale and import Xepi®.

Under the Xepi LSA, we are obligated to make payments to Ferrer upon the occurrence of certain milestones. Specifically, we must pay Ferrer (i) $2,000,000 upon the first occasion when annual net sales of Xepi® under the Xepi LSA exceed $25,000,000, and (ii) $4,000,000 upon the first occasion annual net sales of Xepi® under the Xepi LSA exceed $50,000,000. The maximum potential milestone payments remaining under this agreement total $6,000,000. These are both sales-based milestones. There are no development milestones within the agreement.

The terms of the Xepi LSA also provide for us to purchase Xepi® from Ferrer and pay royalties at a high single digit percentage based on net sales. Royalties are paid quarterly when the related sales occur. There are no other performance obligations required for royalties to be incurred. Furthermore, while Ferrer is approval holder for Xepi®, the administration of the NDA managed by Biofrontera Bioscience including payment of the annual fee to FDA for the NDA.

The Xepi LSA will continue for the longer of (a) 12 years following the first commercial sale of Xepi® or (b) 12 years from the date of latest product to launch under the Xepi LSA. However, the Xepi LSA will automatically terminate concurrently with the termination of Ferrer’s license with Toyama Chemical Co., Ltd. Ferrer covenants under the agreement to make commercially reasonable efforts to extend its license agreement with Toyama.

Under the Xepi LSA, Biofrontera is required to obtain and maintain all “Marketing Authorizations and Regulatory Approvals” in Ferrer’s name, as well as to obtain and maintain all other licenses and certificates required for the wholesale and/or retail sale of Xepi in the United States. Biofrontera must also participate in a “Joint Steering Committee,” which is intended, in part, to ensure (among other things) that Biofrontera uses commercially reasonable efforts to market and sell Xepi in the United States. This joint steering committee is required to meet at least once per year, unless agreed otherwise by the parties.

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Facilities

Our headquarters is located in Woburn, Massachusetts, where we lease approximately 16,128 square feet under a lease agreement that has an initial term expiring in September 2025.

Legal Proceedings

From time to time, we may be involved in legal proceedings arising in the ordinary course of our business. We are also currently involved in litigation with DUSA, in which DUSA has alleged patent infringement, trade secret misappropriation, tortious interference with contractual relations and deceptive and unfair trade practices, with a jury trial on these claims set for November 29, 2021. See “Risk Factors— Risks Related to the License and Supply Agreements and Our Licensed Products— Third party claims of intellectual property infringement may affect our ability to sell our licensed products and may also prevent or delay our Licensors’ product discovery and development efforts” for additional details regarding the litigation with DUSA. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity and reputational harm, and other factors.

Concurrently with the consummation of this offering, we will enter into an agreement with Biofrontera AG to allocate the costs of the above mentioned litigation involving DUSA such that we and Biofrontera AG will each be responsible for a percentage (to be determined following the consummation of this offering based on several factors including, among others, the extent of Biofrontera AG’s ownership of Biofrontera) of the legal costs incurred in connection with the proceedings after the initial public offering. The allocation of liability for any adverse judgment will depend on the outcome of the proceedings with DUSA and will be negotiated with Biofrontera AG once that is known. Other than described above, no binding agreement with Biofrontera AG currently exists or will be entered into following the date of this prospectus.

We are not currently a party, and our property is not subject to, any other material pending legal proceedings, other than ordinary routine litigation incidental to the business.

Human Capital Management

Biofrontera’s success is directly linked to the commitment, engagement, and performance of its employees. It is important that we not only attract and retain the best and brightest diverse talent but also ensure they remain engaged and can thrive in an environment that is committed to helping them grow, succeed and contribute directly to achieving our purpose. Biofrontera embraces diversity and equal opportunity in a serious way. We are committed to building a team that represents a variety of backgrounds, perspectives, and skills. The more inclusive we are, the better our work will be.

As of December 31, 2020, we had 56 full-time employees, 32 of whom are primarily engaged in field sales activities.

We consider the intellectual capital of our employees to be an essential driver of our business and key to future prospects. To attract and retain a high-quality, experienced workforce, we offer a competitive mix of compensation and insurance benefits for our employees, as well as participation in equity programs. We offer a wide range of health insurance benefits packages that are customizable to suit the individual needs of each member of our workforce, which is an important factor in our recruitment efforts. We are committed to helping our colleagues reach their full potential by rewarding both their performance and leadership skills and by providing opportunities for growth and development.

Full-time employees are eligible to participate in our medical, prescription, dental, vision, Flexible Spending Account and life insurance and disability plans. We also offer employees an annual bonus plan and a 401(k)-retirement plan with a company match. None of our employees are represented by a labor union. We consider our employee relations to be good.

We are committed to the health, safety, and well-being of our employees. In response to the COVID-19 pandemic, we implemented changes in our business in March 2020 in an effort to protect our employees, and to support appropriate health and safety protocols. In particular, we closed our principal office and required all office employees to continue their work remotely. With respect to our field-based employees, we instructed our employees to follow all state and local guidelines and offered support in navigating the evolving pandemic landscape. In May 2020, in accordance with guidance from the CDC and Commonwealth of Massachusetts, we permitted employees to return to our principal office with significant health safety restrictions in place (including mask and social distancing requirements) but continued to encourage all employees to work remotely whenever possible.

Government Regulation

Governmental authorities in the United States, at the federal, state and local level, extensively regulate, among other things, the research, development, testing, manufacture, safety surveillance, efficacy, quality control, labeling, packaging, distribution, record keeping, promotion, storage, advertising, distribution, marketing, sale, export and import, pricing (including discounts and rebates), and the reporting of safety and other post-market information of the products we distribute. These laws and regulations may require administrative guidance for implementation, and a failure to comply could subject us to legal and administrative actions. Enforcement measures may include substantial fines and/or penalties, orders to stop non-compliant activities, criminal charges, warning letters, product recalls or seizures, delays in product approvals, exclusion from participation in government programs or contracts as well as limitations on conducting business in applicable jurisdictions, and could result in harm to our reputation and business. Compliance with these laws and regulations may be costly, and may require significant technical expertise and capital investment to ensure compliance.

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U.S. Drug Development and Review

Drug Development Process

General Information about the Drug Approval Process and Post-Marketing Requirements

The U.S. system of new drug and biologics approval is a rigorous process. The following general comments about the drug approval process are relevant to the development activities undertaken by our Licensors.

Investigational New Drug Application (IND): After certain pre-clinical studies are completed, an IND application is submitted to the FDA to request the ability to begin human testing of the drug or biologic. An IND becomes effective thirty days after the FDA receives the application (unless the FDA notifies the sponsor of a clinical hold), or upon prior notification by the FDA.

Phase 1 Clinical Trials: These trials typically involve small numbers of healthy volunteers or patients and usually define a drug candidate’s safety profile, including the safe dosage range.

Phase 2 Clinical Trials: In Phase 2 clinical trials, controlled studies of human patients with the targeted disease are conducted to assess the drug’s effectiveness. These studies are designed primarily to determine the appropriate dose levels, dose schedules and route(s) of administration, and to evaluate the effectiveness of the drug or biologic on humans, as well as to determine if there are any side effects on humans to expand the safety profile following Phase 1. These clinical trials, and Phase 3 trials discussed below, are designed to evaluate the product’s overall benefit-risk profile, and to provide information for physician labeling.

Phase 3 Clinical Trials: This Phase usually involves a larger number of patients with the targeted disease. Investigators (typically physicians) monitor the patients to determine the drug candidate’s efficacy and to observe and report any adverse reactions that may result from long-term use of the drug on a large, more widespread, patient population. During the Phase 3 clinical trials, typically the drug candidate is compared to either a placebo or a standard treatment for the target disease.

NDA or Biologics License Application (BLA): After completion of all three clinical trial Phases, if the data indicates that the drug is safe and effective, an NDA or BLA is filed with the FDA requesting FDA approval to market the new drug as a treatment for the target disease.

Risk Evaluation and Mitigation Strategy Authority under FDAAA: The FDAAA also gave the FDA authority to require the implementation of a Risk Evaluation and Mitigation Strategy, or REMS, for a product when necessary to minimize known and preventable safety risks associated with the product. The FDA may require the submission of a REMS before a product is approved, or after approval based on “new safety information,” including new analysis of existing safety information. A REMS may include a medication guide, patient package insert, a plan for communication with healthcare providers, or other elements as the FDA deems are necessary to assure safe use of the product, which could include imposing certain restrictions on distribution or use of a product. A REMS must include a timetable for submission of assessments of the strategy at specified time intervals. Failure to comply with a REMS, including the submission of a required assessment, may result in substantial civil or criminal penalties.

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Other Issues Related to Product Safety: Adverse events that are reported after marketing approval also can result in additional limitations being placed on a product’s use and, potentially, withdrawal of the product from the market. In addition, under the FDAAA, the FDA has authority to mandate labeling changes to products at any point in a product’s life cycle based on new safety information derived from clinical trials, post-approval studies, peer-reviewed medical literature, or post-market risk identification and analysis systems data.

Clinical trials may experience delays or fail to demonstrate the safety and efficacy, which could prevent or significantly delay obtaining regulatory approval.

Clinical trials require the investment of substantial financial and personnel resources. The commencement and completion of clinical trials may be delayed by various factors, including scheduling conflicts with participating clinicians and clinical institutions, difficulties in identifying and enrolling patients who meet trial eligibility criteria, failure of patients to complete the clinical trial, delays in accumulating the required number of clinical events for data analysis, delay or failure to obtain the required approval to conduct a clinical trial at a prospective site, and shortages of available drug supply. Moreover, the outcome of a clinical trial is often uncertain. There may be numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent regulatory approval. In addition, the results of early-stage clinical trials do not necessarily predict the results of later-stage clinical trials. Later-stage clinical trials may fail to demonstrate that a drug product is safe and effective despite having progressed through initial clinical testing. Clinical trial data results are susceptible to varying interpretations, and such data may not be sufficient to support approval by the FDA. The ability to commence and complete clinical trials may be delayed by many factors that are beyond our licensors control, including:

●	delays obtaining regulatory approval to commence a trial;

●	delays in reaching agreement on acceptable terms with CROs and clinical trial sites;

●	delays in obtaining institutional review board, or IRB, approval at each site;

●	slower than anticipated patient enrollment or an inability to recruit and enroll patients to participate in clinical trials for various reasons;

●	inability to retain patients who have initiated a clinical trial;

●	lack of funding to start or continue the clinical trial, including as a result of unforeseen costs due to enrollment delays, requirements to conduct additional trials and studies;

●	negative or inconclusive results;

●	deficiencies in the conduct of the clinical trial, including failure to conduct the clinical trial in accordance with regulatory requirements, good clinical practice, or clinical protocols;

●	deficiencies in the clinical trial operations or trial sites resulting in the imposition of a clinical hold; or

●	adverse medical events or side effects experienced by patients during the clinical trials as a result of or resulting from the clinical trial treatments;

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Delays can also occur if a clinical trial is suspended or terminated the IRBs of the clinical trial sites in which such trials are being conducted, or by the FDA or other regulatory authorities. Such authorities may impose a suspension or termination of the clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, or failure to demonstrate a benefit from using a drug.

Post-Approval Requirements for Approved Drugs

Any of our licensed drug products that require FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, and complying with FDA promotion and advertising requirements, which include, among other requirements, standards for direct-to-consumer advertising, restrictions on promoting drugs for uses or in patient populations that are not described in the drug’s approved labeling (known as “off-label use”), limitations on industry sponsored scientific and educational activities, and requirements for promotional activities involving the internet. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses.

In addition, quality control and manufacturing procedures must continue to conform to applicable manufacturing requirements after approval. We are relying exclusively on our licensors’ or their manufacturing partner’s facilities for the production of clinical and commercial quantities of our products in accordance with cGMP regulations. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA, including, among other things, recall or withdrawal of the product from the market. In addition, changes to the manufacturing process are strictly regulated, and depending on the significance of the change, may require prior FDA approval before being implemented and development of and submission of data to support the change. Other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval, as well as, possibly, the development and submission of data to support the change.

The FDA also may require post-approval, sometimes referred to as Phase 4, trials and surveillance to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product. Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures, such as a risk evaluation and mitigation strategy. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our product label extensions or products under development.

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Pervasive and Continuing FDA Regulation for Medical Devices

After a device is placed on the market, regardless of its classification or premarket pathway, numerous regulatory requirements apply. These include, but are not limited to:

●	establishing establishment registration and device listings with the FDA;

●	Quality System Regulation, or QSR, which requires manufacturers, including third party manufacturers and certain other parties, to follow stringent design, testing, process control, documentation, corrective action/preventive action, complaint handling and other quality assurance procedures, as applicable;

●	labeling statutes and regulations, which prohibit the promotion of products for uncleared or unapproved, or off-label, uses and impose other restrictions on labeling;

●	clearance or approval of product modifications that could affect (or for 510(k) devices, significantly affect) safety or effectiveness or that would constitute a change (or for 510(k) devices, a major change) in intended use;

●	medical device reporting regulations, which require that manufacturers report to the FDA if an event reasonably suggests that their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction of the same or a similar device of the manufacturer were to recur;

●	corrections and removals reporting regulations, which require that manufacturers report to the FDA field corrections and product removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA, that may present a risk to health. In addition, the FDA may order a mandatory recall if there is a reasonable probability that the device would cause serious adverse health consequences or death; and

●	post-approval restrictions or conditions, including requirements to conduct post-market surveillance studies to establish additional safety or efficacy data.

The FDA has broad post-market and regulatory enforcement powers. The agency may conduct announced and unannounced inspections to determine compliance with the QSR and other regulations, and these inspections may include the manufacturing facilities of subcontractors. Failure by us or our suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other regulatory authorities, which may result in sanctions and related consequences including, but not limited to:

●	untitled letters or warning letters;

●	fines, injunctions, consent decrees and civil penalties;

●	recall, detention or seizure of our products;

●	operating restrictions, partial suspension or total shutdown of production;

●	refusal of or delay in granting our requests for 510(k) clearance or premarket approval of new products or modified products;

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●	withdrawing 510(k) clearance or premarket approvals that are already granted;

●	refusal to grant export approval for our products;

●	criminal prosecution; and

●	unanticipated expenditures to address or defend such actions.

Our licensors are subject to announced and unannounced device inspections by FDA and other regulatory agencies overseeing the implementation and adherence of applicable local, state and federal statutes and regulations.

Affordable Care Act

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the Affordable Care Act, was enacted, which includes measures that have or will significantly change the way health care is financed by both governmental and private insurers. Among the provisions of the Affordable Care Act of greatest importance to the pharmaceutical industry are the following:

●	The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. Effective in 2010, the Affordable Care Act made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs and biologic agents from 15.1% of AMP to 23.1% of AMP and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. The Affordable Care Act also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization as of 2010. Per a ruling by the U.S. Supreme Court in 2012, states have the option to expand their Medicaid programs which in turn expands the population eligible for Medicaid drug benefits. CMS has proposed to expand Medicaid rebate liability to the territories of the U.S. as well. In addition, the Affordable Care Act provides for the public availability of retail survey prices and certain weighted average AMPs under the Medicaid program. The implementation of this requirement by the CMS may also provide for the public availability of pharmacy acquisition of cost data, which could negatively impact our sales.

●	In order for a pharmaceutical product to receive federal reimbursement under the Medicare Part B and Medicaid programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer. Effective in 2010, the Affordable Care Act expanded the types of entities eligible to receive discounted 340B pricing, although, under the current state of the law, with the exception of children’s hospitals, these newly eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs when used for the orphan indication. In July 2013, the Health Resources and Services Administration (HRSA) issued a final rule allowing the newly eligible entities to access discounted orphan drugs if used for non-orphan indications. While the final rule was vacated by a federal court ruling, HRSA has stated it will continue to allow discounts for orphan drugs when used for any indication other than for orphan indications. In addition, as 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase.

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●	Effective in 2011, the Affordable Care Act imposed an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, although this fee would not apply to sales of certain products approved exclusively for orphan indications.

●	The Affordable Care Act required pharmaceutical manufacturers to track certain financial arrangements with physicians and teaching hospitals, including any “transfer of value” made or distributed to such entities, as well as any ownership or investment interests held by physicians and their immediate family members. Manufacturers were required to begin tracking this information in 2013 and to report this information to CMS by March 2014.

●	As of 2010, a new Patient-Centered Outcomes Research Institute was established pursuant to the Affordable Care Act to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research. The research conducted by the Patient-Centered Outcomes Research Institute may affect the market for certain pharmaceutical products.

●	The Affordable Care Act created the Independent Payment Advisory Board, IPAB, which, beginning in 2014, has authority to recommend certain changes to the Medicare program to reduce expenditures by the program that could result in reduced payments for prescription drugs. Under certain circumstances, these recommendations will become law unless Congress enacts legislation that will achieve the same or greater Medicare cost savings. IPAB recommendations are only required when Medicare spending exceeds a target growth rate established by the Affordable Care Act. Members of the IPAB have still not been appointed and Medicare cost growth is below the threshold that would require IPAB recommendations.

●	The Affordable Care Act established the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending. Funding has been allocated to support the mission of the Center for Medicare and Medicaid Innovation from 2011 to 2019.

●	In December 2018, the CMS published a new final rule permitting further collections and payments to and from certain Affordable Care Act qualified health plans and health insurance issuers under the Affordable Care Act risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. Effective January 1, 2019, the Bipartisan Budget Act of 2018, or the BBA, among other things, amended the Affordable Care Act, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”.

●	Effective January 1, 2020, the federal spending package permanently eliminated the Affordable Care Act-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminated the health insurer tax.

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●	On December 14, 2018, a Texas U.S. District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act of 2017. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the Affordable Care Act are invalid as well. The U.S. Supreme Court also dismissed the latest challenge to the Affordable Care Act in June 2021. It is unclear how this decision, future decisions, subsequent appeals, and other efforts to repeal and replace the Affordable Care Act will impact the Affordable Care Act.

Pricing and Reimbursement

Pricing and reimbursement for our products depend in part on government regulation. In order to have our products covered by Medicaid, we must offer discounts or rebates on purchases of pharmaceutical products under various federal and state programs. We also must report specific prices to government agencies. The calculations necessary to determine the prices reported are complex and the failure to do so accurately may expose us to enforcement measures.

Sales of our licensed products will depend, in part, on the extent to which our licensed products will be covered by third party payors, such as government health care programs, statutory health insurances, and commercial insurance and managed healthcare organizations. These third-party payors are increasingly reducing reimbursements for medical products and services and there is no guarantee that we will be able to obtain reimbursement at all for any future products. In addition, the U.S. government (federal and state) has continued implementing cost-containment programs, including price controls, competitive bidding program, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. Decreases in third party reimbursement for our licensed product or product candidates or a decision by a third party payor to not cover our licensed product or product candidates could reduce physician usage of our licensed products once approved and have a material adverse effect on our sales, results of operations and financial condition.

In the U.S., treatment of actinic keratosis with Ameluz® in combination with the BF-RhodoLED® lamp is eligible to be reimbursed by the U.S. federal government’s Medicare Program through Part B, which means that dermatologists purchase the drug to treat a patient in their office in combination with the BF-RhodoLED® lamp and the doctors can be reimbursed for the cost of the drug after its use to treat a patient. This differentiates Ameluz® from drugs that are reimbursed through the U.S. federal government’s Medicare Program through Part D, which are distributed through pharmacies. Medicare Part B drugs are reimbursed under the ASP payment methodology. ASP data is calculated based on a formula defined by federal statute and regulation and is submitted to the CMS on a quarterly basis. CMS uses the ASP data to determine the applicable reimbursement rates for Ameluz® under Part B. The Medicare Part B ASP reimbursement for Ameluz® may fall below the cost that some medical providers pay for Ameluz®.

Our prescription drug licensed product, Xepi®, is distributed through specialty pharmacies and generally covered by most commercial payers without pre-approval or similar requirements. Our contracts with third-party payers/pharmacy benefit managers, or PBMs, generally require us to provide rebates based on utilization by the patients they cover.

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Government and private payers routinely seek to manage utilization and control the costs of our products, and there is considerable public and government scrutiny of pharmaceutical pricing. Efforts by states and the federal government to regulate prices or payment for pharmaceutical products, including proposed actions to facilitate drug importation, limit reimbursement to lower international reference prices, require deep discounts, and require manufacturers to report and make public price increases and sometimes a written justification for the increase, could adversely affect our business if implemented. In the Fall of 2020, the Trump Administration finalized an importation pathway from Canada and a payment model to tie Medicare Part B physician reimbursement to international prices, though ultimate implementation of both is uncertain due to legal challenges. In November 2020, the Trump Administration published an interim final rule to implement the Most Favored Nation Model to lower Medicare Part B drug spending by tying reimbursement to the lowest price paid by certain other countries. In December 2020, implementation of the rule was blocked by federal courts and the Biden administration is expected to withdraw opposition to the injunctions. We expect to see continued focus on regulating pricing resulting in additional legislation and regulation under the newly elected Congress and the Biden Administration. The American Rescue Plan Act of 2021 signed into law by President Biden on March 14, 2021 includes a provision that will eliminate the statutory cap on rebates drug manufacturers pay to Medicaid beginning in January 2024. With the elimination of the cap, manufacturers may be required to compensate states in an amount greater than what the state Medicaid programs pay for the drug. In addition, U.S. government action to reduce federal spending on entitlement programs including Medicare and Medicaid may affect payment for our products or services associated with the provision of our products.

A majority of states use preferred drug lists to manage access to pharmaceutical products under Medicaid, including some of our products. For example, access to our products under the Medicaid and Medicare managed care programs typically is determined by the health plans with which state Medicaid agencies and Medicare contract to provide services to beneficiaries. States seek to control healthcare costs related to Medicaid and other state healthcare programs, including the implementation of supplemental rebate agreements under the Medicaid drug rebate program tied to patient outcomes. In addition, we expect that consolidation and integration among pharmacy chains, wholesalers and PBMs will increase pricing pressures in the industry.

Fraud and Abuse Laws

We are subject to healthcare anti-fraud and abuse regulations that are enforced by the U.S. federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

●	the federal healthcare programs’ Anti-Kickback Law;

●	federal false claims laws;

●	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

●	the federal Civil Monetary Penalties Law, which imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent; and

●	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

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The federal Anti-Kickback Statute makes it illegal for any person or entity, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchase, order, or lease of any good, facility, item or service for which payment may be made under a federal health care program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, formulary managers, and beneficiaries on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal health care covered business, the Anti-Kickback Statute has been violated. Violations of this law are punishable by up to five years in prison, and can also result in criminal fines, civil monetary penalties, administrative penalties and exclusion from participation in federal health care programs.

Additionally, the intent standard under the Anti-Kickback Statute was amended by the Affordable Care Act to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the Affordable Care Act codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of such laws.

Federal false claims and false statement laws, including the federal civil False Claims Act, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent or not provided as claimed. Entities can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers, promoting a product off-label, or for providing medically unnecessary services or items. In addition, activities relating to the sale and marketing of products are subject to scrutiny under this law. Penalties for the federal civil False Claims Act violations may include up to three times the actual damages sustained by the government, plus mandatory civil penalties for each separate false claim, the potential for exclusion from participation in federal health care programs, and, although the federal civil False Claims Act is a civil statute, False Claims Act violations may also implicate various federal criminal statutes.

The majority of states also have statutes or regulations similar to these federal laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer. In addition, some states have laws that require pharmaceutical companies to adopt comprehensive compliance programs. Certain states also mandate the tracking and require reporting of gifts, compensation, and other remuneration paid by us to physicians and other health care providers.

Increased Health and Human Services, Office of Inspector General (OIG), scrutiny on the sale of products through specialty pharmacies or through physician practices by means of direct investigation or by issuance of unfavorable Opinion Letters which may curtail or hinder the sales of our licensed products based on risk of enforcement upon ourselves or our buyers. The OIG continues to make modifications to existing Anti-Kickback Statute, or AKS, safe harbors which may increase liability and risk for our company as well as adversely impact sales relationships. On November 20, 2020 OIG issued the final rule for Safe Harbors under the Federal AKS. This new final rule creates additional safe harbors including ones pertaining to patient incentives. OIG is able to modify safe harbors as well as regulatory compliance requirements which could impact out business adversely.

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In September 2010, OIG issued a Special Advisory Bulletin to notify drug manufacturers that OIG intended to pursue enforcement actions against drug manufacturers that failed to submit timely AMP and ASP information. The Medicaid Drug Rebate Program requires manufacturers to enter into and have in effect a national rebate agreement with the Secretary of Health and Human Services in order for Medicaid payments to be available for the manufacturer’s covered outpatient drugs. Companies with such rebate agreements are required to submit certain drug pricing information to CMS, including quarterly and monthly pricing data. There has been an increased level of federal enforcement against drug manufacturers that have failed to provide timely and accurate pricing information to the government. Since September 2010, OIG has settled 13 cases against drug manufacturers relating to drug price reporting issues, totaling approximately $18.5 million. We expect continued enforcement directed at companies that fail to make accurate and timely price reports. If we were found to make the required pricing disclosures, we could incur significant expense and delay.

Healthcare Privacy and Security Laws

We may be subject to, or our marketing activities may be limited by, the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and its implementing regulations, which established uniform standards for certain “covered entities” (healthcare providers, health plans and healthcare clearinghouses) governing the conduct of certain electronic healthcare transactions and protecting the security and privacy of protected health information. The American Recovery and Reinvestment Act of 2009, commonly referred to as the economic stimulus package, included sweeping expansion of HIPAA’s privacy and security standards called the Health Information Technology for Economic and Clinical Health Act, or HITECH, which became effective on February 17, 2010. Among other things, the new law makes HIPAA’s privacy and security standards directly applicable to “business associates,” independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions.

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MANAGEMENT

The following table provides information regarding our executive officers and members of our board of directors (ages as of the date of this prospectus) after the consummation of this offering:

Name	Age	Position(s)
Executive Officers
Prof. Hermann Lübbert Ph.D.	65	Executive Chairman and Director
Erica Monaco, CPA	36	Chief Executive Officer

Non-Employee Directors
John J. Borer	64	Director
Loretta M. Wedge, CPA, CCGMA	60	Director
Beth J. Hoffman, Ph.D.	64	Director

At the time of this filing, Prof. Dr. Lübbert is Chairman, President and Chief Executive Officer of Biofrontera and Ms. Monaco is Chief Financial Officer and Chief Operating Officer of Biofrontera. Upon consummation of this offering, Ms. Monaco will step into the role of Chief Executive Officer and Prof. Dr. Lübbert will assume the position of Executive Chairman. The role of Executive Chairman will be to provide leadership to the organization’s officers and executives to ensure a smooth transition as the company strives toward profitability as a standalone public company as well as to serve as an employee director of Biofrontera and chair of its board of directors.

Executive Officers

Prof. Hermann Lübbert, Ph.D. founded Biofrontera AG in 1997. Since then, Prof. Dr. Lübbert has served as the chief executive officer of Biofrontera AG, chairman of the management board of Biofrontera AG, and as a managing director of all subsidiaries of Biofrontera AG. Prof. Dr. Lübbert has also served as the chief executive officer of Biofrontera Inc. (March 2015 – January 2020; March 2021-present) and as the chairman of Biofrontera Inc.’s board of directors (March 2015-present). He studied biology in his hometown of Cologne and received his doctorate there in 1984. Following 3.5 years in academic research at the University of Cologne and the California Institute of Technology, he gained experience in managing a global research organization during 10 years at Sandoz, where he served as Head of Genome Research, and Novartis Pharma AG, where he served as a member of the global Neuroscience Research Management Team. He qualified as a university lecturer at the Swiss Federal Institute of Technology (ETH) Zurich and in addition to his engagement as Executive Director, holds a professorship for animal physiology at the Ruhr-University Bochum. Prof. Dr. Lübbert will continue in his roles at Biofrontera AG following the consummation of the offering. See “Risk Factors—Risks Related to Corporate Governance, Including Being a Public Company— Prof. Dr. Lübbert currently serves, and following the consummation of this offering will continue to serve, as Chairman of the management board and CEO of our parent and significant shareholder, Biofrontera AG, and, as a result, has and may continue to have, statutory, fiduciary and other duties to Biofrontera AG causing conflicts of interest with respect to his duties to us and his duties to Biofrontera AG and in determining how to devote himself to our affairs and the affairs of Biofrontera AG.”

Erica Monaco has served as Biofrontera Inc.’s Chief Financial Officer and Chief Operating Officer since January 2020. Erica also serves as company Secretary. She has held senior leadership positions since joining Biofrontera in 2016. Erica previously held financial leadership roles with SUN Pharma from 2013 to 2016 where she oversaw two subsidiary companies specializing in PDT, sterile injectable diagnostics and contract manufacturing. Prior to 2013, Erica worked for WGBH Educational Foundation managing financial planning and analysis for public media production and broadcasting and for Deloitte providing audit, assurance and tax consulting services for public companies. Erica received her Bachelor of Business Administration with an Accounting concentration and her Master of Accountancy (M.S.A) from The Isenberg School of Management at the University of Massachusetts. She holds an active CPA license.

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Directors

Prof. Hermann Lübbert, Ph.D. has served as Chairman of Biofrontera’s board of directors since 2016. Currently, the remaining members of our Board of Directors are appointed ex officio.

John J. Borer III, J.D. will become a member of our board of directors upon consummation of this offering. Since 2012, he has been the Senior Managing Director and Co-Head of Investment Banking at The Benchmark Company, LLC, one of the lead book-running managers of this Offering. He was formerly the Chief Executive Officer and Head of Investment Banking at Rodman & Renshaw, and has held senior positions at Security Pacific Business Credit and Barclays American Business Credit. Mr. Borer has also served on the Supervisory Board of Biofrontera AG since May 2016. He holds a Doctor of Law degree (J.D.) from Loyola Law School in Los Angeles, California and a degree in Agricultural Economics from The University of California, Davis.

Loretta M. Wedge, CPA, CCGMA will become a member of our board of directors upon consummation of this offering. She has been the Managing Partner of SemperFi Accounting Services, LLC since July 2019. Prior to that, from February to October 2017 she was the Vice President, Finance & Controller of Velcro Companies and between June 2015 and February 2017, she was the Vice President & Controller of CRISPR Therapeutics. Ms. Wedge is a financial executive with over 25 years of both public and private sector experience including extensive manufacturing, utility, medical device, bio-pharma and utility experience. She has an M.B.A. from California State University in Sacramento, California. She holds an active CPA license and is also a Certified Chartered Global Management Accountant.

Beth J. Hoffman, Ph.D. will become a member of our board of directors upon consummation of this offering. Dr. Hoffman is the founder, and, since 2015, has been the President and Chief Executive Officer, of Origami Therapeutics, Inc., in San Diego, California. Dr. Hoffman has over 20 years of experience in drug discovery and development. Dr. Hoffman has made major contributions to the launch of two first-in-class drugs and two best-in-class drugs for Cystic Fibrosis. Beth holds her Ph.D. in Biology from The Johns Hopkins University in Baltimore, Maryland.

Family Relationships

Dr. Montserrat Foguet Roca, the wife of our chief executive officer, Prof. Dr. Hermann Lübbert, serves as a senior employee of the Biofrontera Group responsible for regulatory affairs and manufacturing.

Dr. Matthias Lübbert, the son of our chief executive officer, Prof. Dr. Hermann Lübbert, serves as an employee of the Biofrontera Group, with the title “Clinical Trial Manager USA.”

Composition of our Board of Directors

Our board of directors is currently authorized to have the number of directors as determined by our stockholders at an annual meeting, but may not be less than one director, and currently consists of two members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Upon completion of this offering, our board of directors will consist of four directors. In addition, our amended and restated certificate of incorporation and amended and restated bylaws will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms as follows:

●	the Class I director will be Ms. Wedge and her term will expire at the annual meeting of stockholders for fiscal year 2022;
●	the Class II director will be Dr. Hoffman and her term will expire at the annual meeting of stockholders for fiscal year 2023; and
●	the Class III directors will be Mr. Borer and Prof. Dr. Lübbert and their terms will expire at the annual meeting of stockholders for fiscal year 2024;

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Director Independence

Prior to the consummation of this offering, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that each of Dr. Hoffman and Ms. Wedge is an “independent director,” as defined under the Exchange Act and the rules of Nasdaq.

Certain exemptions are available to us under the rules of Nasdaq and under Rule 10A-3 of the Exchange Act that allow companies a phase-in period for complying with committee independence requirements after an initial public offering. Under these exemptions, companies are permitted to phase in compliance with these rules and regulations as follows: (1) one member must satisfy the requirement at the time of listing; (2) a majority of members must satisfy the requirement within 90 days of listing; and (3) all members must satisfy the requirement within one year of listing. We intend to utilize these exemptions. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq or the Exchange Act.

Committees of Our Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We will have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Effective as of the date of this prospectus, we will establish an audit committee of the board of directors, which will consist of Mr. Borer, Dr. Hoffman and Ms. Wedge. Before the expiration of the phase-in period applicable to initial public offerings under SEC and Nadsaq rules, all members of our audit committee will be independent for audit committee purposes.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Annual Report on Form 10-K

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●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Financial Experts on Audit Committee

The audit committee will have at all times at least one “independent director” who is “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Ms. Wedge qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating and Corporate Governance Committee

Effective as of the date of this prospectus, we will establish a nominating and corporate governance committee of the board of directors consisting of Mr. Borer, Dr. Hoffman and Ms. Wedge. We will adopt a nominating and corporate governance committee charter, which will detail the principal functions of the nominating and corporate governance committee, including:

●	identifying, considering and recommending candidates for membership on our board of directors;

●	overseeing the process of evaluating the performance of our board of directors; and

●	advising our board of directors on other corporate governance matters.

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Compensation Committee

Effective as of the date of this prospectus, we will establish a compensation committee of the board of directors consisting of Mr. Borer, Dr. Hoffman and Ms. Wedge. We will adopt a compensation committee charter, which will detail the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our President and Chief Executive Officer’s (and Executive Chairman’s, when applicable) compensation, evaluating our President and Chief Executive Officer’s (and Executive Chairman’s, when applicable) performance in light of such goals and objectives and determining and approving the remuneration (if any) of our President and Chief Executive Officer (and Executive Chairman, when applicable) based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in this prospectus. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

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The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risk Considerations in our Compensation Program

We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on our Company.

Compensation Committee Interlocks and Insider Participation

Other than Prof. Dr. Lübbert’s service on the management board of our parent Biofrontera AG and as Chief Executive Officer of Biofrontera AG and Mr. Borer’s service on the supervisory board of Biofrontera AG, no interlocking relationship exists between our board of directors or compensation committee (or other committee performing equivalent functions) and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members to be appointed to our compensation committee, that will be created upon the consummation of this offering, has at any time during the prior three years been one of our officers or employees.

Code of Ethics and Code of Conduct

Prior to the completion of this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website, www.biofrontera.us.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on or accessed through our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.

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EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation[1] ($)	Total ($)
Hermann Lübbert	2019
Chief Executive Officer[2]	2020	-	-	-	-	-

Christopher Pearson	2019	-	-	-	-	-
Chief Commercial Officer[3,4]	2020	293,125	81,500	-	80,373	454,998

Erica Monaco	2019	199,443	29,985		288	229,716
Chief Financial Officer[4]	2020	244,135	67,000	-	321	311,456

1 Represents Life and AD&D Insurance premiums paid by company. For Christopher Pearson, also includes $80,000 signing bonus.

2 Hermann Lübbert was not paid by Biofrontera Inc. for his executive services in 2019 or 2020 and there were no expenses allocated to or reimbursed by Biofrontera Inc. for such services. Prof. Dr. Lübbert’s services to Biofrontera Inc. during that period were part of his duties as the Chief Executive Officer of our parent, Biofrontera AG and were paid entirely by Biofrontera AG. See “—Executive Compensation Arrangements—Lübbert Employment Agreement” for details of the compensation he received from Biofrontera AG.

3 Christopher Pearson joined the company in January 2020 and resigned from his position as Chief Commercial Officer effective May 13, 2021.

4 As part of the COVID response, Mr. Pearson and Ms. Monaco pledged a voluntary wage reduction beginning in March 2020 through July 2020.

Narrative to Summary Compensation Table

Salary

Our named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2020 annualized base salaries for our named executive officers were as follows: (i) $335,000 for Mr. Pearson, and (ii) $270,000 for Ms. Monaco. Prof. Dr. Lübbert did not receive a base salary for his service as our Chief Executive Officer in 2020.

Bonus

Our employment agreements with our named executive officers provide that they would be eligible for annual performance-based bonuses up to a specified percentage of their salary. With respect to 2020, we awarded bonuses of $81,500 and $67,000 to Mr. Pearson and Ms. Monaco, respectively, and in 2019, we awarded a bonus of $29,985 to Ms. Monaco. Prof. Dr. Lübbert did not receive a bonus in connection with his service as our Chief Executive Officer in 2020

Option Awards

We have not historically granted stock options to our employees or directors. In connection with the consummation of this offering, we plan to implement the 2021 Omnibus Incentive Plan which will provide for equity awards to our executive officers and certain other employees. For details of the 2021 Omnibus Incentive Plan, see “—2021 Omnibus Incentive Plan.”

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Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. We did not make any matching contributions in 2019 under our 401(k) plan.

Employee Benefits and Perquisites

Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

●	medical, dental and vision benefits;

●	medical and dependent care flexible spending accounts; and

●	short-term and long-term disability insurance.

We also provide life insurance and accidental death and dismemberment insurance to our vice presidents and above, including our named executive officers, that is over and above the insurance provided to our full-time employees generally.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Tax Gross-Ups

We make gross-up payments to cover the personal income taxes of our full-time employees, including our named executive officers, that pertain to the Company-paid long-term disability coverage provided by us.

Executive Compensation Arrangements

The following summarizes the material terms of the employment offer letters and employment agreements with each of our named executive officers.

Monaco Employment Agreement

On October 21, 2019, we entered into an employment agreement with Erica Monaco pursuant to which she agreed to continue to serve as our Vice President of Finance and Operations. This agreement was amended on January 6, 2020, pursuant to which she agreed to serve as our Chief Financial Officer in consideration for an annual base salary of $270,000 and eligibility to receive a cash bonus of up to 30% of her base salary and to participate in any benefit programs we make available to our employees. Ms. Monaco’s employment agreement is for no particular terms and provides “at will” employment, provided that, if we terminate Ms. Monaco without “cause” (as such term is defined in Ms. Monaco’s employment agreement), we must provide her with ninety (90) days’ notice.

On August 11, 2021, we entered into a new employment agreement with Ms. Monaco, that will become effective upon the consummation of the offering. The agreement provides that Ms. Monaco will serve as our Chief Executive Officer with a base salary of $300,000 as well as provides a signing bonus of $75,000 paid in two installments. The terms of this agreement are otherwise substantially the same with those of her current employment agreement.

Lübbert Employment Agreement

Prior to the consummation of the offering, Prof. Dr. Lübbert has not received compensation from us (or that has been or will be reimbursed by us) for his service as Chairman of our Board of Directors and our Chief Executive Officer. Instead his services were rendered as a part of his duties as the Chief Executive Officer of our parent, Biofrontera AG. In the fiscal year ended December 31, 2019, he received total compensation from Biofrontera AG of €718,881 ($849,789) (based on the noon buying rate of the Federal Reserve Bank of New York for the euro on September 10, 2021, which was €1.00 to $1.1821), which included a base salary of €350,000 ($413,735), a bonus of €167,476 ($197,973), €36,962($43,693) in option awards and €148,847 ($175,952) in income from the exercise of existing stock options. In the fiscal year ended December 31, 2020, Prof. Dr. Lübbert received total compensation from Biofrontera AG of €707,000 ($835,745), which included a base salary of €322,000 ($380,633), €290,000 ($342,809) in stock appreciation rights and €86,000 ($101,661) in income from the exercise of existing stock options. Prof. Dr. Lübbert’s current contract with Biofrontera AG expires on December 31, 2022. His initial base salary from Biofrontera AG for the fiscal year ended December 31, 2021 is of €390,000 ($461,019) and he will be eligible for a bonus of up to €195,000 ($230,510) if certain targets are met. Under his contract with Biofrontera AG, he is also entitled to receive €292,500 ($345,764) in stock appreciation rights.

On October 1, 2021, we entered into an amended employment agreement with Prof. Dr. Lübbert that will become effective upon (i) the consummation of the offering and (ii) the earlier of either of the following occurrences: (a) the date on which Biofrontera AG is first deemed not to control us under German law or (b) the day after his last day of employment with Biofrontera AG. The agreement provides that Prof. Dr. Lübbert will serve as our Executive Chairman and, as long as he remains Chief Executive Officer of Biofrontera AG, devote 30% of his working capacity to his responsibilities as Executive Chairman and 70% to his responsibilities to Biofrontera AG. If his employment with Biofrontera AG is terminated, he may devote a larger percentage of his working capacity (up to 100%) to the performance of his duties as Executive Chairman, subject to the approval and consent of our board of directors. During the period following the consummation of the Offering that the amended employment agreement is not effective, we will reimburse Biofrontera AG for a portion of his salary to be agreed between us and Biofrontera AG. The agreement also addresses the possible scenario in which Prof. Dr. Lübbert resigns from his position at Biofrontera AG and devotes 100% of his time to his role as Executive Chairman. Upon his resignation from Biofrontera AG, Prof Dr. Lübbert will receive a salary to be determined and approved by our board of directors at that time, which will be commensurate with the scope of his responsibilities and appropriate with the respect to the Company’s financial situation. We also agree to allow Prof. Dr. Lübbert to participate in any benefit programs we make available to our employees Prof. Dr. Lübbert is further eligible to receive an annual target performance bonus of up to 100% of his base salary at the time, based on certain annual corporate goals and individual performance goals established annually by board of directors. No bonus will be paid if our board of directors determines that the target achievement of the respective year was below 70%.

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Director Compensation

Historically, including during the fiscal years ended December 31, 2019 and 2020, no non-employee directors served on our board of directors and employee directors were not separately compensated for their service on our board of directors.

Post-IPO Director Compensation Program

On or before the consummation of this initial public offering, our board of directors will adopt a non-employee director compensation policy, designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy each director who is not an employee is paid cash compensation as set forth below:

Annual Retainer

Board of Directors:
All non-employee members	$35,000
Additional retainer for non-executive chairperson	$30,000
Audit Committee:
Members	$7,500
Additional retainer for chair	$7,500
Compensation Committee:
Members	$5,000
Additional retainer for chair	$5,000
Nominating and Corporate Governance Committee:
Members	$4,000
Additional retainer for chair	$4,000

These fees are payable in four equal quarterly installments, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our board of directors or any committee of the board of directors. We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board of directors and committee meetings.

2021 Omnibus Incentive Plan

General Information About the 2021 Omnibus Incentive Plan

On July 23, 2021, our board of directors adopted and our shareholders approved the 2021 Omnibus Incentive Plan. The purpose of the 2021 Omnibus Incentive Plan is to enable the Company to attract, retain and motivate its employees by providing for or increasing their proprietary interests in the Company.

The 2021 Omnibus Incentive Plan is a stock incentive plan under which we may offer securities of the Company to our employees. The 2021 Omnibus Incentive Plan is not subject to any provisions of the U.S. Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code. The 2021 Omnibus Incentive Plan permits Biofrontera to satisfy any awards under the 2021 Omnibus Incentive Plan by distributing to participants (1) authorized and unissued shares of Biofrontera common stock, (2) shares of common stock held in the Biofrontera treasury, (3) shares of Biofrontera common stock purchased on the open market or (4) shares of Biofrontera common stock acquired through private purchase.

Eligibility

Employees, directors, officers and consultants or advisors of the Company and its affiliates are eligible for awards under the 2021 Omnibus Incentive Plan. The Committee (as discussed below) has the sole and complete authority to determine who will be granted awards under the 2021 Omnibus Incentive Plan.

Eligible individuals are not required to make contributions to the 2021 Omnibus Incentive Plan in order to participate. However, as described below, depending on what method is chosen to exercise any stock options granted, an individual may be required to make a cash payment to Biofrontera upon that exercise. In addition, Biofrontera may require payment of some amount for the shares subject to a restricted stock award.

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Administration

The 2021 Omnibus Incentive Plan is administered by the Committee, which consists of the members of our compensation committee, or if our board of directors is acting as our compensation committee, the individuals constituting “eligible” directors of our board of directors. The Committee administers the 2021 Omnibus Incentive Plan, except in the case of awards to non-employee directors. Awards to non-employee directors are administered by our board of directors. The Committee in its discretion may delegate any and all of its duties to officers of the Company. The Committee or, in the case of awards to non-employee directors, our board of directors, has the authority to determine the terms and conditions of any agreements relating to awards granted under the 2021 Omnibus Incentive Plan (agreements may differ among participants), and to adopt, alter and repeal rules, guidelines and practices relating to the 2021 Omnibus Incentive Plan. The Committee or, in the case of awards to non-employee directors, our board of directors, has full discretion to administer and interpret the 2021 Omnibus Incentive Plan, and to adopt whatever rules, regulations and procedures it deems necessary or advisable. The Committee or, in the case of awards to non-employee directors, our board of directors, also has full discretion to determine, among other things, the times at which the awards may be exercised and under what circumstances an award may be exercised.

Duration; Plan Amendments

The 2021 Omnibus Incentive Plan expires by its terms on the tenth anniversary of the Plan Effective Date. However, our board of directors may terminate the 2021 Omnibus Incentive Plan before that date. No awards can be granted under the 2021 Omnibus Incentive Plan after the 2021 Omnibus Incentive Plan has terminated. However, awards granted prior to the date on which the 2021 Omnibus Incentive Plan terminates will not be affected by the termination and the terms and conditions of the 2021 Omnibus Incentive Plan will continue to apply to those awards.

Our board of directors has the right to amend, alter, suspend, or terminate the 2021 Omnibus Incentive Plan, even before the date on which the 2021 Omnibus Incentive Plan is otherwise scheduled to terminate. The Committee may also amend outstanding awards or cancel any award and provide a substitute award, subject to the participants’ consent. However, neither our board of directors nor the Committee may amend or terminate the 2021 Omnibus Incentive Plan or any outstanding awards in a manner that would impair rights of award holders without their written consent, unless the amendment is made to comply with applicable law, stock exchange rules, or accounting rules. (As discussed below, however, awards may be cancelled in return for a cash payment upon the occurrence of a change in control and under certain other circumstances.).

Shares Available for Awards

Shares Available for Issuance

The maximum number of shares of common stock that may be issued pursuant to awards granted under the 2021 Omnibus Incentive Plan is 2,750,000, subject to certain adjustments for corporate transactions, as described in the section entitled “—Adjustments” below. No participant may be granted awards of options and/or stock appreciation rights or performance compensation awards with respect to more than 900,000 shares of common stock in any one year. On termination, forfeiture, or expiration of an unexercised stock option grant or other award, in whole or in part, the number of shares of common stock subject to such unexercised stock option grant or other award will become available again for grant under the 2021 Omnibus Incentive Plan. Also, shares subject to a stock option grant or other award that are not delivered to a participant because they are used to satisfy a tax withholding obligation or that are withheld to pay all or a portion of an option’s exercise price will again become available for grant under the 2021 Omnibus Incentive Plan. In addition, shares of Biofrontera common stock will not be considered used if the award to which they relate is settled in cash. Further, shares subject to awards granted in assumption or substitution of outstanding awards of an acquired entity shall not be counted against the shares of our common stock available for issuance under the 2021 Omnibus Incentive Plan.

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Awards

Stock Options

Stock options may be granted under the 2021 Omnibus Incentive Plan. The Committee sets the terms of the stock option grant at the time the grant is made. These terms are described in a stock option agreement.

The Committee, in its discretion, may designate stock options granted under the 2021 Omnibus Incentive Plan as either nonqualified stock options or incentive stock options (“ISOs”). ISOs have certain unique tax characteristics discussed below. (See “—Material. Federal Income Tax Consequences” below for details). The stock option agreement will indicate whether the stock options are nonqualified stock options or ISOs. Please note, however, that, even if all of the stock options are designated as ISOs, only those stock options so designated that first become vested and exercisable in a calendar year having an aggregate fair market value (determined at the date of grant) of $100,000 will be eligible to receive ISO tax treatment. Any additional stock options that first become vested during that calendar year will be treated as nonqualified stock options for tax purposes.

Once a stock option vests, holders of stock options granted pursuant to the 2021 Omnibus Incentive Plan will be able to exercise that stock option for a period determined by the Committee and set forth in their stock option agreement. Although the period during which an option may be exercised may vary from award to award, the longest period of time for which an option will remain exercisable is ten years from the date it is granted. If a participant’s employment terminates, the period during which they can exercise their vested stock options may change depending on the terms of their option agreement.

Restricted Stock Awards

Restricted stock awards may be granted under the 2021 Omnibus Incentive Plan. The Committee will set the terms of the restricted stock award at the time of grant and will describe these terms in a restricted stock award agreement.

If the specified performance criteria are not achieved within the established time frame, the shares will be forfeited, unless the terms of the applicable restricted stock award agreement also provide for service-based vesting, catch-up vesting or otherwise specifically alter this treatment.

Restricted Stock Units

Restricted stock unit awards may be granted under the 2021 Omnibus Incentive Plan. The Committee will set the terms of the restricted stock unit award at the time of grant and will describe these terms in a restricted stock unit agreement.

Stock Bonus Awards

Participants may receive under the 2021 Omnibus Incentive Plan a grant of unrestricted shares of Biofrontera common stock or other awards, including fully-vested deferred stock units, denominated in common stock, as determined by the Committee.

Cash Bonus Awards

Participants may also receive under the 2021 Omnibus Incentive Plan a cash bonus award. No cash bonus award to any one Participant (as defined in the 2021 Omnibus Incentive Plan) in any calendar year can exceed $1,500,000.

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Additional Information

Adjustments

The 2021 Omnibus Incentive Plan provides for appropriate adjustments in the number of shares of common stock subject to awards and available for future awards, the exercise price of outstanding awards, as well as the maximum award limits under the 2021 Omnibus Incentive Plan, in the event of changes in our outstanding common stock by reason of a merger, stock split, reorganization, recapitalization or similar events. The Committee may also make these types of adjustments if a change in law or circumstances would result in any substantial dilution or enlargement of the rights of participants under the 2021 Omnibus Incentive Plan.

Repricing

Repricing of options and SARs is generally prohibited under the 2021 Omnibus Incentive Plan without approval of our stockholders.

Change in Control

Unless the applicable award agreement provides otherwise, in the event of a “change in control” of Biofrontera (as defined in the 2021 Omnibus Incentive Plan),

●	the Committee may in its discretion determine that all options and SARs will become vested and immediately exercisable, and/or the restricted period with respect to any restricted shares or restricted stock units will expire immediately (including a waiver of any applicable performance goals); and

●	all incomplete performance periods in effect on the date the change in control occurs will end on the date of the change in control, and the Committee will determine the extent to which performance goals with respect to each such award period have been met based upon such audited or unaudited financial information then available as it deems relevant; and each participant will be paid partial or full awards with respect to performance goals for each relevant award period based upon the Committee’s determination of the degree of attainment of any performance goals; and

●	with respect to a Senior Participant (as defined in the 2021 Omnibus Incentive Plan) who is terminated by the Company or its affiliates without “cause” (as defined in the 2021 Omnibus Incentive Plan): (i) within twelve months following a change in control or, (ii) in contemplation of a change in control, all awards will become fully vested and exercisable immediately, irrespective of vesting schedules and the restricted period shall end at the time of the termination.

In the event of a change in control, the Committee may in its discretion also make adjustments to the stock options and other awards granted under the 2021 Omnibus Incentive Plan. The Committee may substitute shares of the surviving entity or another corporation that is party to the transaction for shares of Biofrontera common stock. In connection with such an event, the Committee may also determine that outstanding awards will be cancelled in return for a cash payment equal to the value of the cancelled awards. In the event that the Committee decides to cancel outstanding awards, holders of outstanding awards will receive ten days’ advance notice.

Tax withholding

Participants in the 2021 Omnibus Incentive Plan must make a cash payment to us, or make other arrangements satisfactory to the Committee, to satisfy the tax withholding obligations that arise under applicable law with respect to a stock option or other award granted under the Plan, including without limitation any U.S. federal income and employment taxes and other applicable state and local taxes. Under certain circumstances, participants may be permitted to satisfy their tax withholding obligation, in whole or in part, by having us withhold from the shares of common stock otherwise deliverable to them on the exercise of a stock option, restricted stock unit or SAR, or by surrendering shares having a fair market value on the date of exercise equal to the exercise price.

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Transferability and assignment

In general, participants in the 2021 Omnibus Incentive Plan can exercise an option or other award received under the 2021 Omnibus Incentive Plan only during their lifetime. Unless the agreement under which the stock option or other award was granted provides otherwise, participants cannot transfer stock options or other awards (except for shares that are not subject to a restricted period), except by will or the laws of descent and distribution or pursuant to a domestic relations order issued by a court of competent jurisdiction.

Award Termination; Forfeiture; Disgorgement

The Committee will have full power and authority to determine whether, to what extent and under what circumstances any award will be terminated or forfeited. To the extent provided in the award agreement, if a participant is terminated for “cause” (as defined in the 2021 Omnibus Incentive Plan) or if they engage in certain activities after termination as determined by the Committee, then any outstanding stock options or other awards granted to such participant may be cancelled, and under certain circumstances, they may be required to return the gain received from certain awards. Awards granted under the 2021 Omnibus Incentive Plan are also subject to any compensation recovery policy or minimum stock holding period requirement adopted by Biofrontera.

Employee Stock Purchase Plan

General Information About the Employee Stock Purchase Plan (the “ESPP”)

We sponsor the ESPP and will issue the shares of our common stock offered pursuant to the ESPP. We will use the ESPP to provide eligible employees with the opportunity to purchase our common stock, thereby encouraging employees to share in the economic growth and success of the Company through stock ownership. The ESPP was adopted by our board of directors on July 23, 2021 and became effective upon approval of our shareholders on July 23, 2021, although we have not allocated any shares to the program at this time. Our board of directors may amend or terminate the ESPP or any offering made under the ESPP at any time in its sole discretion. The ESPP will continue in effect for an indefinite term from the effective date unless terminated by our board of directors. The Plan is not qualified under Section 401(a) of the Code, which deals with the tax treatment of qualified retirement plans.

The ESPP is intended to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code. The ESPP is not subject to any provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended.

The ESPP is administered by our compensation committee, or a duly-authorized delegate. The administrator has full and exclusive authority to interpret the terms of the ESPP and determine eligibility. Members of our compensation committee are appointed and removed by the board of directors and serve for terms determined by the board of directors. In case of any conflict between this document and the terms of the ESPP, the terms of the ESPP will control.

Securities to be Offered Under the ESPP

We have not authorized the issuance of any shares of our common stock pursuant to the ESPP at this time. At a future date, we will seek shareholder approval to authorize the offering of shares of our common stock pursuant to the ESPP. In the event of any stock split, stock dividend or other similar change in our capitalization without the receipt of consideration, our board of directors will adjust in an equitable manner the number of shares of our common stock covered by outstanding options granted under the ESPP, the related purchase price, the number of shares of our common stock available under each component of the ESPP, the maximum limitation on shares purchasable during an offering period, and any other similar terms.

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Eligibility to Participate in the ESPP

Eligibility for offerings under the ESPP is determined by the administrator. In general, unless the administrator determines otherwise, all full and part-time employees who are employed by Biofrontera or a designated subsidiary are eligible to participate in offerings under the ESPP. The administrator determines the designated subsidiaries for offerings under the ESPP in its sole discretion. Unless otherwise determined by the administrator, each U.S. subsidiary of Biofrontera which is a corporation for U.S. tax purposes shall be a designated subsidiary under the ESPP.

The administrator may exclude the following employees from offerings under the ESPP: employees who have been employed for less than two years, are highly compensated or subject to Section 16 of the Exchange Act, or who are citizens or residents of certain foreign jurisdictions. In addition, employees who beneficially own 5% or more of the total combined voting power of all classes of our capital stock, who are customarily employed 20 hours or less per week, or are customarily employed for not more than five months during the year are excluded from participating in the ESPP.

Information About Acquiring Securities Under the ESPP

When shares are available, employees may acquire shares of our common stock through payroll deductions, which may not exceed 15% of their compensation during any pay period. For purposes of determining payroll deductions, employee compensation will be determined by the administrator for each offering. The qualified offering periods generally last for a consecutive six-month period, with the first qualified offering period expected to begin on or after November 15, 2021 and ending on or after May 15, 2022. Unless otherwise provided by the administrator, if the first day of an offering period is not a business day, then the offering period shall begin on the next following business day; and if the last day of an offering period is not a business day, then the offering period shall end on the most recent business day before such day. The administrator may, in its discretion, modify the terms of future offering periods, provided that no offering period may be shorter than three months or longer than 27 months.

Amounts contributed by a participant will be used to purchase shares of our common stock at the end of each offering period. The purchase price of the shares in each qualified offering will be 85% of the fair market value of our closing common stock price on the last day of the offering period. The administrator may adjust the purchase price for future offering periods in its sole discretion, provided the purchase price shall not be less than 85% of the lower of the fair market value of our closing common stock price for the first day of the offering period or on the last day of the offering period.

No employee will have the right to purchase shares of our common stock under the ESPP or under any other “employee stock purchase plan” (within the meaning of Section 423 of the Code) of Biofrontera or any of its subsidiaries at a rate which exceeds $25,000 of the fair market value of such stock for any calendar year, determined as of the first day of the relevant offering period. In addition, no employee will have the right to purchase more than 3,000 shares of our common stock under the ESPP or under any other “employee stock purchase plan” (within the meaning of Section 423 of the Code) of Biofrontera or any of its subsidiaries during any single offering period.

Withdrawal and Termination of Participation

Neither the balance credited to a participant’s contribution account nor any rights to the exercise of an option, or to receive shares of our common stock under the ESPP, may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a participant during his or her lifetime or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, the administrator in its discretion may treat any such action as an election by the participant to cease future contributions to his or her account.

Participants have a one-time right to amend their payroll deduction authorizations to stop contributions during an offering period, in which case the participant’s accumulated contributions through the date of such adjustment will not be distributed to the participant but instead will be used to purchase shares at the end of the offering period in accordance with the terms of the offering. No payroll deduction contributions will be taken for future offering periods unless the participant submits a new payroll deduction authorization during a subsequent enrollment period. Participation will also end automatically upon termination of employment with us and accumulated contributions will be automatically paid in cash (without interest) to the former employee in such case.

Change in Control

In the event of a change in control of the Company as defined in the ESPP, unless the ESPP is assumed by the surviving or acquiring corporation, any offering period then in progress will be shortened and will terminate immediately prior to such change in control unless the administrator otherwise determines. The administrator will notify participants of the new exercise date, at which time any participant’s purchase rights will be automatically exercised unless the participant has earlier withdrawn from the offering period.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following are summaries of certain provisions of transactions within the past three years to which we have been a party, in which the amount involved exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or immediate family member thereof, had or will have a direct or indirect material interest, and are qualified in their entirety by reference to all of the provisions of such agreements.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.

Management

Prof. Dr. Lübbert is currently Chief Executive Officer and Chairman of the management board of Biofrontera AG, our parent and currently our sole stockholder, and he does not currently receive additional compensation related to his services to Biofrontera Inc.. He will continue in those roles for Biofrontera AG following the consummation of the offering and continue to receive compensation from Biofrontera AG. He will also begin to receive compensation from us for his services to our company once his amended employment agreement becomes effective. Following the consummation of the offering and until his amended employment agreement becomes effective, we will reimburse Biofrontera AG for a portion of his salary to be agreed between us and Biofrontera AG. Details of Prof. Dr. Lübbert’s compensation from Biofrontera AG and Biofrontera Inc. can be found in the section titled “Management—Executive Compensation Arrangements—Lübbert Employment Agreement.” See “Risk Factors—Risks Related to Corporate Governance, Including Being a Public Company—Prof. Dr. Lübbert currently serves, and following the consummation of this offering will continue to serve, as Chairman of the management board and CEO of our parent and significant shareholder, Biofrontera AG, and, as a result, has and may continue to have, statutory, fiduciary and other duties to Biofrontera AG causing conflicts of interest with respect to his duties to us and his duties to Biofrontera AG and in determining how to devote himself to our affairs and the affairs of Biofrontera AG.”

Related Party Agreements in Effect Prior to this Offering

Ameluz® LSA

On July 15, 2016, we executed an exclusive license and supply agreement with Biofrontera Pharma, which was amended in July 2019 to increase the Ameluz® transfer price per unit from 35.0% to 50.0% of the anticipated net selling price per unit as defined in the agreement. Under the agreement, we obtained an exclusive, non-transferable license to use Biofrontera Pharma’s technology to market and sell the licensed products in the United States and certain of its territories, Ameluz® and the BF-RhodoLED® lamp, and must purchase the licensed products exclusively from Biofrontera Pharma. There was no consideration paid for the transfer of the license. On June 16, 2021, the Amended and Restated License and Supply Agreement took effect. See “Business—Commercial Partners and Agreements—Biofrontera Pharma and Biofrontera Bioscience.”

Purchases of the licensed products during the years ended December 31, 2019 and 2020 were $13.8 million and $5.6 million, respectively, and recorded in inventories in the balance sheets, and, when sold, in cost of revenues, related party in the statements of operations. Purchases of the licensed products during the six-months periods ended June 30, 2020 and 2021 were $2.6 million and $3.9 million, respectively. Amounts due and payable to Biofrontera Pharma as of December 31, 2019 and 2020 and June 30, 2021 were $6.3 million, $1.3 million and $0.4 million, respectively, which were recorded in accounts payable, related parties in the balance sheets.

Loan Agreement

On June 19, 2015, we entered into a 6% interest bearing revolving loan agreement with Biofrontera AG, our sole shareholder. Interest was accrued and paid quarterly over the life of the loan. At December 31, 2020 and June 30, 2021, there was no loan principal balance outstanding. Interest expenses related to the loan was $1.9 million and $2.5 million for the years ended December 31, 2019 and 2020, respectively, and $1.2 million and $- for the six-months ended June 30, 2020 and 2021.

On December 31, 2020, the Company agreed to convert the outstanding principal balance of the revolving debt of $47.0 million into an aggregate of 7,999,000 shares of common stock at a purchase price of $5.875 per share, for an aggregate gross capital contribution of $47.0 million.

On March 31, 2021, we entered into a new 6% interest bearing revolving loan agreement with Biofrontera AG. As of June 30, 2021, there was no loan principal balance outstanding.

Service Agreements

On January 1, 2016, we executed an intercompany service agreement with Biofrontera AG (“2016 Services Agreement”). Under the agreement, we receive services which include accounting consolidation, information technology support, and pharmacovigilance services. Expenses related to the 2016 Services Agreement were $0.7 million and $0.4 million for the years ended December 31, 2019 and 2020, respectively, and $0.3 million and $0.4 million for the six months ended June 30, 2020 and 2021, respectively, which were recorded in selling, general and administrative, related party. Our management asserts that these expenses represent a reasonable allocation from Biofrontera AG. Amounts due to Biofrontera AG related to the 2016 Services Agreement were $0.1 million, $0.3 million and $0.2 million as of December 31, 2019 and 2020 and June 30, 2021, respectively, which were recorded in accounts payable, related parties in the balance sheets.

Prior to the consummation of the offering, we will enter into the Services Agreement under which Biofrontera AG and its wholly owned subsidiaries will continue to provide these services following the consummation of this initial public offering and provides for the execution of statements of work with respect to these services that will replace the provisions of the 2016 Services Agreement. We expect to execute a statement of work under the 2021 Services Agreement that will contain the same terms for reimbursement and allocation of expenses as the 2016 Services Agreement. Under the Services Agreement we have agreed that, prior to the consummation of the offering, the applicable provisions related to reimbursement and allocation of expenses in the 2016 Services Agreement will remain in effect until we execute a statement of work under the Services Agreement that supersedes such provisions. Once the Services Agreement is effective, Biofrontera AG will not provide any services to us that are not covered by statement of work executed under the Services Agreement. We expect to have in place a statement of work to cover IT services, but we are currently assessing the other services currently provided to us by Biofrontera AG to determine if they will be needed following the offering and whether they can be obtained from third party providers.

Quality Assurance Agreement

On November 1, 2016, we entered into a quality assurance agreement with Biofrontera Pharma GmbH in connection with the Ameluz LSA.  Under the Ameluz LSA, Biofrontera Pharma GmbH agreed to supply products under the LSA of the quality and according to the specifications agreed upon with the FDA in the respective approvals.  The QAA allocates quality and regulatory responsibilities including, but not limited to manufacturing, packaging, labeling, complaints, change control and any applicable requirements and is incorporated by reference herein as Exhibit 10.9 to the registration statement of which this prospectus forms a part. The QAA will remain in effect following the consummation of this Offering.

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Clinical Lamp Lease Agreement

On August 1, 2018, the Company executed a clinical lamp lease agreement with Biofrontera Bioscience to provide lamps and associated services.

Total revenue related to the clinical lamp lease agreements was approximately $50,000 and $62,000 for the years ended December 31, 2019 and 2020, respectively and recorded as revenues, related party. Total revenue related to the clinical lamp lease agreements was approximately $31,000 and $28,000 for the six months ended June 30, 2020 and 2021. Amount due from Bioscience for clinical lamp and reimbursement were approximately $40,000, $73,000 and $53,000 as of December 31, 2019 and 2020 and June 30, 2021, respectively, which were recorded as accounts receivable, related party in the balance sheets.

Reimbursements from Maruho Related to Cutanea Acquisition

For the years ended December 31, 2019 and 2020, we received start-up cost financing from Maruho in the amount of $2.9 million and $4.4 million, respectively, pursuant to Cutanea acquisition agreement. For the six months ended June 30, 2020, we received start-up cost financing from Maruho in the amount of $2.5 million. There was no additional start-up cost financing received from Maruho during the six months ended June 30, 2021.

For the years ended December 31, 2019 and 2020, we received cash reimbursements for net liability adjustment and SPA costs from Maruho in the amount of $8.9 million and $0.7 million, respectively. The amount related to net liability adjustment is $3.2 million in 2019 and was included as part of the bargain purchase gain at acquisition. The amounts reimbursed relating to SPA costs of $5.3 million in 2019 and $1.2 million in 2020 were recorded as other income in the statements of operations. For the six months ended June 30, 2020 and 2021, the amounts reimbursed relating to SPA costs were $0.5 million and $0.5 million, respectively, which are recorded as other income in the statements of operations when the related costs are incurred.

Amounts due to Maruho, primarily relating to overpayments of SPA cost reimbursements, were $0.5 million as of December 31, 2019 and were recorded in accounts payable, related parties in the balance sheets. There were no amounts due to Maruho at December 31, 2020. As of June 30, 2021, amount due to Maruho, relating to prepayment of SPA cost reimbursements, was $0.2 million, which was recorded as accounts payable, related party, in the balance sheets.

Other Arrangements

We receive expense reimbursement from Biofrontera AG and Biofrontera Bioscience on quarterly basis for costs incurred on behalf of these entities. Total expense reimbursements were $0.1 million and $0.3 million for the years ended December 31, 2019 and 2020, respectively, which were netted against expenses incurred within selling, general and administrative expenses. Total expense reimbursements for the six months ended June 30, 2020 and 2021 were $0.2 million and $0.1 million, respectively.

On August 27, 2020, the Company received $1.5 million from Biofrontera Pharma to support our marketing efforts. The amount received was one-time and non-recurring, and was recorded as reduction of cost of revenues, related party and selling, general and administrative in the statements of operations for the year ended December 31, 2020 for $1.1 million and $0.4 million, respectively.

Director and Officer Indemnification and Insurance

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. We intend to purchase directors’ and officers’ liability insurance following the offering when we are able to do so. See “Description of Capital Stock—Limitations on Liability and Indemnification of Officers and Directors.”

Our Policy Regarding Related Party Transactions

Our board of directors reviews and approves transactions with directors and officers. Prior to this offering, the material facts as to the related party’s relationship or interest in the transaction are disclosed to our board of directors prior to their consideration of such transaction, and the transaction is not considered approved by our board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

On or before the consummation of this initial public offering, our board of directors will adopt a written related party transactions policy, which shall state that such transactions must be approved by our audit committee or another independent body of our board of directors.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of September 29, 2021 and as adjusted to reflect the sale of our common stock in this offering, for each person or group know to us who beneficially owns more than 5% of our common stock immediately prior to this offering, each of our directors and director nominees, each of our named executive officers and all of our directors, director nominees and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable within 60 days of September 29, 2021 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.

Unless otherwise noted below, the address of each person listed on the table is c/o Biofrontera Inc., 120 Presidential Way, Suite 330, Woburn, Massachusetts 01801.

Name of beneficial owner	Shares beneficially owned prior to the offering	%	Options exercisable within 60 days	Aggregate number of shares beneficially owned following the offering	Assuming no exercise of option to purchase additional shares %	Assuming exercise of option to purchase additional shares %
5% or more stockholders:
Biofrontera AG Hemmelrather Weg 201 D-51377 Leverkusen, Germany	8,000,000	100	—	8,000,000	72.7	69.9

Named executive officers and directors:
Hermann Lübbert	—	—
Erica Monaco	—	—
John J. Borer	—	—
Loretta M. Wedge, CPA, CCGMA	—	—
Beth J. Hoffman, Ph.D.	—	—

All current directors and executive officers as a group (5 persons)	—	—

*	Represents beneficial ownership of less than 1% of outstanding shares of our common stock.

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DESCRIPTION OF CAPITAL STOCK

General

At or prior to the consummation of this offering, we will file an amended and restated certificate of incorporation and we will adopt our amended and restated bylaws. Our amended and restated certificate of incorporation will authorize capital stock consisting of 300,000,000 shares of common stock, par value $0.001 per share.

We are offering 3,000,000 shares of common stock in this offering (assuming the underwriters do not exercise their option to purchase additional shares to cover over-allotments). All shares of our common stock outstanding upon consummation of this offering will be fully paid and non-assessable.

The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation that will become effective upon the closing of this offering, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Forum Selection

Our amended and restated certificate of incorporation will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery; or (iv) any action asserting a claim governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Supreme Court of the State of Delaware has held that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the provision should be enforced in a particular case, application of the provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to this provision.

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Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. See “Dividend Policy” and “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock—We have never paid dividends on our common stock and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our common stock will likely depend on whether the price of our common stock increases.”

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect immediately prior to the consummation of this offering, will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.”

Authorized but Unissued Shares

The authorized but unissued shares of our common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation will provide that our stockholders will not be able to take action by written consent for any matter and may only take action at annual or special meetings. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws, unless previously approved by our board of directors. Our amended and restated certificate of incorporation will further provide that special meetings of our stockholders may be called only by (i) the president or (ii) the president or secretary acting upon the written request of a majority of our board of directors, thus limiting the ability of a stockholder to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal, including the removal of directors.

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Classified Board of Directors

Immediately after this offering, our board of directors will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our amended and restated certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66-2/3% of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of the holders of a majority in voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Upon consummation of this offering, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders a majority of the votes which all our stockholders would be eligible to cast in an election of directors. In addition, the affirmative vote of the holders of at least 66-2/3% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, along with the right to have expenses incurred in defending proceedings paid in advance of their final disposition. Prior to the consummation of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification and advancement provisions contained under our amended and restated bylaws and provided under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duties as a director.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or certain of our stockholders or their respective affiliates, other than those opportunities our officers, directors, stockholders or affiliates are presented with while acting in their capacity as an employee, officer or director of us or our affiliates. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage; or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, if any director or stockholder, other than a director or stockholder who is employed by us or our affiliates acting in their capacity as an employee or director of us or our affiliates, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of ours or any subsidiary. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to an employee director, employee officer or employee in his or her capacity as a director, officer or employee of Biofrontera Inc.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Biofrontera Inc. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such mergers or consolidations will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, subject to certain limitations.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, in certain circumstances. Among other things, either the stockholder bringing any such action must be a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock must have thereafter devolved by operation of law, and such stockholder must continuously hold shares through the resolution of such action.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Trading Symbol and Market

We have applied to list our common stock on Nasdaq under the symbol “BFRI.”

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SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we have applied to have our common stock listed on Nasdaq, we cannot assure you that there will be an active public market for our common stock.

Upon the closing of this offering, we will have outstanding an aggregate of 11,000,000 shares of common stock, assuming the issuance of 3,000,000 shares of common stock offered by us in this offering. Of these shares, all shares of common stock sold in this offering, plus any shares sold upon exercise of the underwriter’s over-allotment option, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

Rule 144

Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least 180 days would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately 110,000 shares immediately after this offering, assuming no exercise of the underwriters’ over-allotment option; and

●	the average weekly trading volume in our common stock on the Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

Under Rule 144, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

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Lock-up Agreements

We and our directors and executive officers have agreed, subject to certain exceptions, not to sell, transfer or dispose of any shares of our common stock, or securities convertible into, exchangeable or exercisable for any shares of our common stock for a period of one hundred eighty (180) days after the completion of this offering without the prior written consent of the representative.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Our affiliates can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Registration Statements on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and SARs, and common stock issuable, under our equity incentive plans. We expect to file the registration statement covering shares offered pursuant to these stock plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	tax-qualified retirement plans;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

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●	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

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If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—Additional Withholding Tax on Payments Made to Foreign Accounts”, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the sale or other taxable disposition of our common stock or the period the Non-U.S. Holder held our common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

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With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules and the U.S. federal income tax consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

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UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Roth Capital Partners, LLC and The Benchmark Company, LLC are acting as the representatives of the underwriters.

Underwriters	Number of Shares
Roth Capital Partners, LLC
The Benchmark Company, LLC
Total	3,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters have an option to buy up to 450,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Without Over-Allotment Exercise	With Full Over-Allotment Exercise
Per Share(1)	$
Total	$

(1)	The underwriters will receive a discount of 7% of the public offering price.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                  per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Expense Reimbursement

We have agreed to pay or reimburse the underwriters for certain of their actual out-of-pocket fees and expenses, including “road show,” diligence, filing fees and communication expenses associated with the review of this offering by the Financial Industry Regulatory Authority, Inc., and legal fees up to a maximum of $150,000. We have also agreed to pay the costs of background checks on our senior management in an amount of up to $7,500.

Non-accountable Expense Allowance

In connection with and upon closing of this offering, the Company shall pay to the underwriters a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by the Company from the sale of the Shares.

Underwriters’ Warrant

Upon the closing of this offering, we have agreed to sell to the underwriters an underwriters’ warrant to purchase 3% of the number of securities sold in this offering. The underwriters’ warrant will have an exercise price equal to 125% of the public offering price set forth on the cover page of this prospectus (or $   per share), subject to standard anti-dilution adjustments for share splits and similar transactions. The underwriters’ warrant will be exercisable at any time, and from time to time, in whole or in part, during the period commencing 180 days from the commencement of sales in this offering, and expiring four years from the commencement of sales in this offering. The underwriters warrant is also exercisable on a cashless basis. The underwriters’ warrant has been deemed compensation by FINRA and is therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). Except as permitted by Rule 5110(e)(1), the underwriters (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the underwriters’ warrant or the securities underlying the underwriters warrant, nor will any, of them engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the option or the underlying securities for a period of 180 days from the commencement of sales under this prospectus. Although the underwriters’ warrant and the underlying securities have been registered in the registration statement of which this prospectus forms a part, we have also agreed to provide holders of the underwriters warrant one demand registration right and unlimited “piggy-back” registration rights with respect to the securities underlying the underwriters warrant on only one occasion to register all of such securities at such time as we become eligible to file a resale registration statement on Form S-3. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the underwriters warrant, and shall expire on the fourth anniversary of the commencement of sales in this offering. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the underwriters warrant, other than underwriting commissions incurred and payable by the holders.

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Lock-up Agreements

We have agreed with the underwriters that we will not, without the prior consent of the representatives, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any common stock or securities convertible into, exchangeable or exercisable for any common stock for a period of six months after the closing of this offering.

In addition, each of our executive officers and directors and our primary stockholder have agreed with the underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any common stock or securities convertible into, exchangeable or exercisable for any common stock, without the prior written consent of the representatives, for a period of six months after the closing date of this offering.

Stabilization

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than they are obligated to purchase under the underwriting agreement, creating a short position in our common stock. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common of stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price per share of our common stock the underwriters may bid for, and purchase, common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of the common stock available for purchase in the open market as compared to the price at which it may purchase the common stock through the over-allotment option. If the underwriters sell more than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, common stock in market making transactions, including “passive” market making transactions as described below.

The foregoing transactions may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on a national securities exchange or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in common stock on a national securities exchange immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers; net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common share during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Passive market making may stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

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Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Participation in Future Offerings

Until twelve months from the closing of the offering, the underwriters shall have a right of first refusal to act on our behalf as exclusive placement agent or sole book-running manager and sole lead managing underwriter, as applicable, for any offering of securities.

Determination of Public Offering Price

Prior to this offering, there has not been a public market for our shares. The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the shares were:

●	our history and our prospects;

●	our financial information and historical performance;

●	the industry in which we operate;

●	the status and development prospects for our products and services;

●	the experience and skills of our executive officers; and

●	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the common stock. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common stock can be resold at or above the public offering price.

Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “BFRI” upon our satisfaction of the exchange’s initial listing criteria, including the completion of this offering.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of this offering, or by its affiliates. Other than the prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Other Relationships

The underwriters have informed us that they do not expect to confirm sales of our common stock offered by this prospectus to any accounts over which they exercise discretionary authority.

Some of the underwriters and their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the U.S.) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares of common stock by it will be made on the same terms.

Switzerland

This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the securities described herein. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act, or FinSA, and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities constitutes a prospectus as such term is understood pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

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United Kingdom

No shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c) in any other circumstances falling within Section 86 of the UK’s Financial Services and Markets Act 2000, as amended, or FSMA.

provided that no such offer of the shares shall require the company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

The communication of this prospectus and any other document or materials relating to the issue of the securities offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. The communication of such documents and/or materials as a financial promotion is only being made to and directed at persons outside the UK and those persons in the UK who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the UK, the securities offered hereby are only available to, and any investment or investment activity to which this prospectus relates will be engaged only with, relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus or any of its contents. Each underwriter has represented, warranted and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to the company; and it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the UK.

Potential Conflict of Interest

The Benchmark Company, LLC is acting as one of the representative for the underwriters in connection with this offering. An affiliate and a principal of The Benchmark Company, LLC holds a position as a member of the board of directors of our company, as well as a member of the supervisory board of our parent, Biofrontera, AG. While those positions do not constitute a “conflict of interest” for purposes of Rule 5121(f)(5) of FINRA, they represent a potential conflict of interest that may impact The Benchmark Company, LLC’s independence in its execution of its diligence and pricing obligations.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by McGuireWoods LLP, New York, New York. Schiff Hardin LLP, Washington, District of Columbia is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

Upon consummation of the initial public offering, we will also maintain a website at www.biofrontera-us.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholder
Biofrontera Inc.

Opinion on the financial statements

We have audited the accompanying balance sheets of Biofrontera Inc. (a Delaware corporation) (the “Company”) as of December 31, 2019 and 2020, the related statements of operations, stockholder’s equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.
Boston, Massachusetts
May 7, 2021

F-2

BIOFRONTERA INC.

BALANCE SHEETS

(In thousands, except par value and share amounts)

	December 31, 2019	December 31, 2020	June 30, 2021
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,302	$8,080	$3,052
Accounts receivable, net	4,746	3,216	1,730
Accounts receivable, related party	40	73	53
Inventories	10,480	7,091	6,719
Prepaid expenses and other current assets	900	1,116	1,176

Total current assets	23,468	19,576	12,730

Property and equipment, net	503	370	314
Intangible asset, net	4,287	3,869	3,659
Other assets	494	323	992

Total assets	$28,752	$24,138	$17,695

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$821	$176	$208
Accounts payable, related parties	6,993	1,538	724
Accrued expenses and other current liabilities	3,393	2,706	3,099
Accrued interest, related party	535	-	-

Total current liabilities	11,742	4,420	4,031

Long-term liabilities:
Indebtedness, related party	38,200	-	-
Acquisition contract liabilities, net	8,931	13,828	15,005
Other liabilities	58	62	26

Total liabilities	$58,931	$18,310	$19,062

Commitments and contingencies (see Note 21)

Stockholder’s equity:
Common Stock, $0.001 par value, 1,000 shares authorized, issued and outstanding as of December 31, 2019; 300,000,000 shares authorized and 8,000,000 shares issued and outstanding as of December 31, 2020 and June 30, 2021 (unaudited)	$0	$8	$8
Additional paid-in capital	-	46,986	46,986
Accumulated deficit	(30,179)	(41,166)	(48,361)

Total stockholder’s equity	(30,179)	5,828	(1,367)

Total liabilities and stockholder’s equity	$28,752	$24,138	$17,695

The accompanying notes are an integral part of these financial statements.

F-3

BIOFRONTERA INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

	Years ended December 31,		Six months ended June 30,
	2019	2020	2020	2021
			(unaudited)	(unaudited)
Products revenues, net	$26,131	$18,787	$6,994	$10,571
Revenues, related party	50	62	31	28

Total revenues, net	26,181	18,849	7,025	10,599

Operating expenses
Cost of revenues, related party	11,330	8,313	3,458	5,381
Cost of revenues, other	1,078	753	171	298
Selling, general and administrative	28,041	17,706	9,367	10,310
Selling, general and administrative, related party	654	411	285	360
Restructuring costs	3,531	1,132	680	467
Change in fair value of contingent consideration	962	140	138	998

Total operating expenses	$45,596	$28,455	$14,099	$17,814

Loss from operations	(19,415)	(9,606)	(7,074)	(7,215)

Other income (expense)
Interest expense, net	(2,134)	(2,869)	(1,369)	(169)
Bargain purchase gain	5,710	—	—	—
Other income, net	4,890	1,552	632	234

Total other income (expense)	8,466	(1,317)	(737)	65

Loss before income taxes	(10,949)	(10,923)	(7,811)	(7,150)
Income tax expense	33	64	5	45

Net loss	$(10,982)	$(10,987)	$(7,816)	$(7,195)

Loss per common share:
Basic and diluted	$(10,981.99)	$(479.48)	$(7,816.29)	$(0.90)

Weighted-average common shares outstanding:
Basic and diluted	1,000	22,915	1,000	8,000,000

The accompanying notes are an integral part of these financial statements.

F-4

BIOFRONTERA INC.

STATEMENTS OF STOCKHOLDER’S EQUITY

(In thousands, except number of shares)

	Common Stock		Additional Paid-	Accumulated
	Shares	Amount	In Capital	Deficit	Total

Balance at January 1, 2019	1,000	$0	$-	$(19,197)	$(19,197)

Net loss	-	-	-	(10,982)	(10,982)

Balance at December 31, 2019	1,000	$0	$-	$(30,179)	$(30,179)

Conversion of debt to equity	7,999,000	8	46,986	-	46,994
Net loss	-	-	-	(10,987)	(10,987)

Balance at December 31, 2020	8,000,000	$8	$46,986	$(41,166)	$5,828

The accompanying notes are an integral part of these financial statements.

F-5

BIOFRONTERA INC.

STATEMENTS OF STOCKHOLDER’S EQUITY - CONTINUED

(In thousands, except number of shares)

	Common Stock		Additional Paid-	Accumulated
	Shares	Amount	In Capital	Deficit	Total

Balance at December 31, 2019	1,000	$0	$-	$(30,179)	$(30,179)

Net loss (unaudited)	-	-	-	(7,816)	(7,816)

Balance at June 30, 2020 (unaudited)	1,000	$0	$-	$(37,995)	$(37,995)

Balance at December 31, 2020	8,000,000	$8	$46,986	$(41,166)	$5,828

Net loss (unaudited)	-	-	-	(7,195)	(7,195)

Balance at June 30, 2021 (unaudited)	8,000,000	$8	$46,986	$(48,361)	$(1,367)

The accompanying notes are an integral part of these financial statements.

F-6

BIOFRONTERA INC.

STATEMENTS OF CASH FLOWS

(In Thousands)

	Year ended December 31,		Six months ended June 30,
	2019	2020	2020	2021
			(unaudited)	(unaudited)
Cash flows from operating activities:
Net Loss	$(10,982)	$(10,987)	$(7,816)	$(7,195)
Adjustments to reconcile net loss to cash flows used in operations
Bargain purchase gain	(5,710)	—	—	—
Depreciation	354	144	73	66
Amortization of acquired intangible assets	313	418	209	209
Change in fair value of contingent consideration	962	140	138	998
Loss from disposal of property and equipment	586	—	(2)	—
Provision for inventory obsolescence	—	401	—	34
Provision for (recovery of) doubtful accounts	48	(16)	3	33
Non-cash interest expense	268	358	179	179
Non-cash expense, net	424	—	—	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable and related party receivables	(757)	1,169	3,157	1,499
Prepaid expenses and other assets	1,225	364	445	(114)
Inventories	(3,539)	2,978	(341)	330
Accounts payable and related party payables	1,438	(6,653)	(5,382)	(699)
Accrued expenses and other liabilities	(22,307)	(685)	(1,519)	152
Cash flows used in operating activities	(37,677)	(12,369)	(10,856)	(4,508)

Cash flows from investing activities
Purchases of property and equipment	(538)	—	—	(3)
Cash acquired in Cutanea business combination	25,933	—	—	—
Cash flows provided by investing activities	25,395	—	—	(3)

Cash flows from financing activities
Proceeds from related party indebtedness	13,500	8,794	5,500	—
Proceeds from start-up cost financing	2,900	4,400	2,545	—
Payment of deferred offering costs	—	—	—	(517)
Cash flows provided by (used in) financing activities	16,400	13,194	8,045	(517)

Net increase (decrease) in cash and cash equivalents	4,118	825	(2,811)	(5,028)
Cash, cash equivalents and restricted cash, at the beginning of the period	3,334	7,452	7,452	8,277

Cash, cash equivalents and restricted cash, at the end of the period	$7,452	$8,277	$4,641	$3,249

Supplemental disclosure of cash flow information
Interest paid - related party	$1,706	$3,073	$1,112	$—
Interest received, net	$102	$16	$8	$10
Income tax paid, net	$50	$64	$4	$3

Supplemental non-cash investing and financing activities
Issuance of 7,999,000 shares of common stock for conversion of debt	$—	$46,944	$—	$—
Contingent consideration provided in Cutanea acquisition	$6,500	$—	$—	$—
Deferred offering costs included in accrued expenses and other liabilities	$—	$—	$—	$207

The accompanying notes are an integral part of these financial statements.

F-7

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

1. Business Overview

We are a U.S.-based biopharmaceutical company specializing in the commercialization of pharmaceutical products for the treatment of dermatological conditions, in particular, diseases caused primarily by exposure to sunlight that results in sun damage to the skin. Our principal licensed products focus on the treatment of actinic keratoses, which are skin lesions that can sometimes lead to skin cancer. We also market a licensed topical antibiotic for treatment of impetigo, a bacterial skin infection.

Our principal licensed product is Ameluz®, which is a prescription drug approved for use in combination with our licensor’s FDA approved medical device, the BF-RhodoLED® lamp, for photodynamic therapy (“PDT”) (when used together, “Ameluz® PDT”) in the U.S. for the lesion-directed and field-directed treatment of actinic keratosis of mild-to-moderate severity on the face and scalp. We are currently selling Ameluz® for this indication in the U.S. under an exclusive license and supply agreement (“Ameluz LSA”) with Biofrontera Pharma GmbH dated as of October 1, 2016, as subsequently amended. Under the Ameluz LSA, we hold the exclusive license to sell Ameluz® and BF-RhodoLED® for all indications currently approved by the FDA as well as all future FDA-approved indications.

Our second prescription drug licensed product is Xepi® (ozenoxacin cream, 1%), a topical non-fluorinated quinolone that inhibits bacterial growth. Currently, no antibiotic resistance against Xepi® is known and it has been specifically approved by the FDA for the treatment of impetigo due to staphylococcus aureus or streptococcus pyogenes. The approved indication is impetigo, a common skin infection. It is approved for use in adults and children 2 months and older. We are currently selling Xepi® for this indication in the U.S. under an exclusive license and supply agreement (“Xepi LSA”) with Ferrer Internacional S.A. that was acquired by Biofrontera Inc. on March 25, 2019 through our acquisition of Cutanea Life Sciences, Inc. Refer to Note 15, Related Party Transactions, for further details.

Liquidity and Going Concern

We devote a substantial portion of our cash resources to the commercialization of our licensed products, Ameluz®, BF-RhodoLED® and Xepi®. We have historically financed our operating and capital expenditures through cash proceeds generated from our product sales and proceeds received in connection with the Intercompany Revolving Loan Agreement with our sole shareholder, Biofrontera AG. On December 31, 2020, the Company agreed to convert the outstanding principal balance of the revolving debt in the amount of $47.0 million into an aggregate of 7,999,000 shares of common stock at a purchase price of $5.875 per share, which was based on our internal assessment and agreement with our sole shareholder, for an aggregate gross capital contribution of $47.0 million.

Since inception, we have incurred losses and generated negative cash flows from operations. As of December 31, 2020, we had accumulated deficits of $41.2 million and cash and cash equivalents of $8.1 million. As of June 30, 2021, we had accumulated deficit of $48.4 million (unaudited), and cash and cash equivalents of $3.1 million (unaudited).

We expect to continue to generate revenue from product sales. We also expect to continue to incur operating losses from significant sales and marketing efforts in the U.S as we seek to expand the commercialization of Ameluz®. In addition, we expect to incur additional expenses to add and improve operational, financial and information systems and personnel, including personnel to support our product commercialization efforts. We also expect to incur additional costs to continue to comply with corporate governance, internal controls and similar requirements applicable to us as a public company in the U.S.

Our growth is dependent on the continued financial support of Biofrontera AG. Failure of our sole shareholder to provide financial support to us as and when needed could have a negative impact on our financial condition and ability to pursue our business strategies. On March 31, 2021, we entered into the Second Intercompany Revolving Loan Agreement with Biofrontera AG for $20.0 million committed sources of funds for a two-year term. With the funds available under the Second Intercompany Revolving Loan Agreement, we will have sufficient funds to support the operating, investing, and financing activities of the Company through at least twelve months from the date that the accompanying financial statements were available to be issued.

F-8

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

2. Summary of Significant Accounting Policies

Basis for Preparation of the Financial Statements

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The information presented reflects the application of significant accounting policies described below.

The financial statements are presented in U.S. dollars (“USD”) or thousands of USD.

Segment Reporting

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision-maker in deciding how to allocate resources and assess performance. The Company’s chief operating decision maker (determined to be the Chief Financial Officer) does not manage any part of the Company separately, and the allocation of resources and assessment of performance are based on the Company’s operating results.

We operate in a single reporting segment, the commercialization of pharmaceutical products for the treatment of dermatological conditions and diseases within the U.S. All business operations focus on the products Ameluz®, including the complementary product BF-RhodoLED®, and Xepi®. We monitor and manage our business operations across these products collectively as one reporting segment.

Translation of Amounts in Foreign Currencies

Transactions realized in currencies other than USD are reported using the exchange rate on the date of the transaction. Assets and liabilities are translated applying the closing exchange rate for each balance sheet date. Gains and losses arising from such currency translations are recognized in income.

Use of Estimates

The preparation of the financial statements in accordance with GAAP requires the use of estimates and assumptions by management that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities, as reported on the balance sheet date, and the reported amounts of revenues and expenses arising during the reporting period. The main areas in which assumptions, estimates and the exercising of judgment are appropriate relate to revenue recognition, valuation of receivables and inventory, the fair value of assets acquired and liabilities assumed in business combinations, contingent consideration, valuation of intangible and other long-lived assets, product sales allowances and reserves and income taxes including deferred tax assets and liabilities. Estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. They are continuously reviewed but may vary from the actual values.

COVID-19 Related Risks and Uncertainties

Since the beginning of 2020, COVID-19 has become a global pandemic. As a result of the measures implemented by governments around the world, our business operations have been directly affected. In particular, there has been a significant decline in demand for our licensed products as a result of different priorities for medical treatments emerging, thereby causing a delay of actinic keratosis treatment for most patients. In order to mitigate the risk from COVID-19, we have taken expedited measures to reduce operating expenses and preserve cash, including headcount reduction, mandatory furlough, freezing hiring and discretionary spend, and voluntary salary reductions from the senior leadership. We were granted a one-time employee retention credit (“ERC”) under CARES Act in the amount of $0.3 million, which was recorded as other income during the year ended December 31, 2020.

F-9

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, reserves and allowances and the supply of our products, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and variants thereof, and the actions taken to contain or treat it or vaccinate against it, as well as the economic impact on local, regional, national and international customers and markets. Given the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19, management cannot reasonably estimate the impact to the Company’s future results of operations, cash flows, or financial condition.

Business Combination

Our financial statements include the operations of acquired businesses after the completion of the acquisition. We account for acquired businesses using the acquisition method of accounting in accordance with provisions of ASC 805, Business Combinations, which requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Transaction costs are expensed as incurred. Goodwill is calculated as the excess of the cost of purchased businesses over the fair value of their underlying net assets acquired. The amount by which the fair value of the net assets acquired exceeds the fair value of consideration transferred is recorded as a bargain purchase gain.

We account for measurement-period adjustment in accordance with ASU No. 2015-16, Business Combinations (Topic 805) Simplifying the Accounting for Measurement-Period Adjustments, which requires an acquirer recognize adjustments to the provisional amounts that are identified during the measurement period in which the adjustment amounts are determined.

Contingent consideration in a business combination is included as part of the acquisition cost and is recognized at fair value as of the acquisition date. For contingent consideration management is responsible for determining the appropriate valuation model and estimated fair value, and in doing so, considers a number of factors, including information provided by an outside valuation advisor. Contingent consideration liabilities are reported at their estimated fair values based on probability-adjusted present values of the consideration expected to be paid, using significant inputs and estimates. Key assumptions used in these estimates include probability assessments with respect to the likelihood of achieving certain milestones and discount rates consistent with the level of risk of achievement. The fair value of these contingent consideration liabilities are remeasured each reporting period, with changes in the fair value included in current operations. The remeasured liability amount could be significantly different from the amount at the acquisition date, resulting in material charges or credits in future reporting periods.

The intangible asset in a business combination is included as part of the acquisition cost and recognized at fair value as of the acquisition date using an income approach with assumed discount rates over the applicable term.

Deferred Offering Costs

The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with the public offering as deferred offering costs until such public offering is consummated. After consummation of such public offering, these costs are recorded in stockholders’ equity (deficit) as a reduction of additional paid-in capital generated as a result of the offering. Should the public offering be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations. Such costs are insignificant as of December 31, 2020. Deferred offering costs as of June 30, 2021 was $0.7 million (unaudited), which was recorded in other assets.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is generally applied straight-line over the estimated useful life of assets. Leasehold improvements are amortized over the shorter of the asset’s estimated useful life or the lease term. The estimated useful lives of property, plant and equipment are:

Estimated Useful Life in Years
Computer equipment	3 years
Computer software	3 years
Furniture and fixtures	3-5 years
Leasehold improvements	Shorter of estimated useful lives or the term of the lease
Machinery & equipment	3-4 years
Office Equipment	4 years

F-10

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

The cost and accumulated depreciation of assets retired or sold are removed from the respective asset category, and any gain or loss is recognized in our statements of operations.

Intangible Assets

Intangible assets with finite lives are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized.

Intangible assets with finite lives and other long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of intangible assets with finite lives and other long-lived assets is measured by a comparison of the carrying amount of an asset or asset group to future net undiscounted cash flows expected to be generated by the asset or asset group. If these comparisons indicate that an asset is not recoverable, the Company will recognize an impairment loss for the amount by which the carrying value of the asset or asset group exceeds the related estimated fair value. Estimated fair value is based on either discounted future operating cash flows or appraised values, depending on the nature of the asset.

Fair Value Measurements

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, or ASC 820, establishes a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The three levels of the fair value hierarchy are described below:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 - Unobservable inputs using estimates or assumptions developed by the Company, which reflect those that a market participant would use in pricing the asset or liability.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Fair Value of Financial Instruments

The carrying amounts reflected in the balance sheets for cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities approximate their fair values, due to their short-term nature.

F-11

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

Inventories

Finished goods consist of pharmaceutical products purchased for resale and are stated at the lower of cost or net realizable value. Borrowing costs are not capitalized. Cost is calculated by applying the first-in-first-out method (FIFO). Inventory costs include the purchase price of finished goods and freight-in costs. The Company regularly reviews inventory quantities on hand and writes down to its net realizable value any inventory that it believes to be impaired. Management considers forecast demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining excess and obsolescence and net realizable value adjustments. Once inventory is written down and a new cost basis is established, it is not written back up if demand increases.

Accounts Receivable

Accounts receivable are reported at their net realizable value. Any value adjustments are booked directly against the relevant receivable. We have standard payment terms that generally require payment within approximately 30 to 90 days. Management performs ongoing credit evaluations of its customers. An allowance for potentially uncollectible accounts is provided based on history, economic conditions, and composition of the accounts receivable aging. In some cases, the Company makes allowances for specific customers based on these and other factors. Provisions for the allowance for doubtful accounts are recorded in selling, general and administrative expenses in the accompanying statements of operations.

Concentration of Credit Risk and Off-Balance Sheet Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company maintains all of its cash and cash equivalents at a single accredited financial institution, in amounts that exceed federally insured limits. The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.

Concentrations of credit risk with respect to receivables, which are typically unsecured, are somewhat mitigated due to the wide variety of customers using our products. We monitor the financial performance and creditworthiness of our customers so that we can properly assess and respond to changes in their credit profile. We continue to monitor these conditions and assess their possible impact on our business.

We are dependent on two suppliers, Biofrontera Pharma GmbH and Ferrer Internacional S.A., to supply drug products, including all underlying components, for our commercial efforts. These efforts could be adversely affected by a significant interruption in the supply of our finished products.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents.

F-12

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

Restricted Cash

Restricted cash consists primarily of deposits of cash collateral held in accordance with the terms of our corporate credit cards, in addition to one deposit held for a sublease.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred taxes are determined based on the difference between the financial reporting and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Net Loss per Share

Basic net loss per share is calculated by dividing net loss by the weighted average number of outstanding shares during the year. The Company does not have dilutive securities. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same.

Revenue Recognition

The Company accounts for revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. Under ASC Topic 606, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

To determine revenue recognition, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. We only apply the five-step model to contracts when collectability of the consideration to which we are entitled in exchange for the goods or services we transfer to the customer is determined to be probable.

The Company realizes its revenue primarily through the sale of its pharmaceutical products. Sales of Ameluz® are made directly to physicians, hospitals or other qualified healthcare providers. Sales are recognized, net of sales deductions, when ownership and control are transferred to the customer. Sales deductions include expected trade discounts and allowances, product returns, and government rebates. These discounts and allowances are estimated at the time of sale based on the amounts incurred or expected to be received for the related sales.

F-13

Notes to the Financial Statements

 As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

Xepi® is sold directly to specialty pharmacies. Sales are recognized net of sales deductions when ownership and control are transferred to the customer. Sales deductions include expected returns, discounts and incentives such as payments made under patient assistance programs. These rebates are estimated at the time of sale based on the amounts incurred or expected to be received for the related sales.

The payment terms for sales of our pharmaceutical products are generally short-term payment terms with the possibility of volume-based discounts and co-pay assistance discounts.

BF-RhodoLED® is also sold directly to physicians, hospitals or other qualified healthcare providers through (i) direct sales or (ii) an evaluation period up to six-month for a fee, after which a customer can decide to purchase or return the lamp. For direct sales, revenue is recognized only after complete installation has taken place. As directed by the instruction manual, the lamp may only be used by the customer once it has been professionally installed. A final decision to purchase the lamps that are within the evaluation period does not need to be made until the end of the evaluation period. Lamps that are not returned at the end of the evaluation period are converted into sales in accordance with the contract terms. The Company generates immaterial revenues from the monthly fees during the evaluation period and from the sale of lamps at the end of the evaluation period.

Variable Consideration

Revenues from product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which reserves are established and which result from discounts, rebates and other incentives that are offered within contracts between the Company and its customers relating to the Company’s sales of its products. Components of variable consideration include trade discounts and allowances, product returns, government rebates, and other incentives such as patient co-pay assistance. Variable consideration is recorded on the balance sheet as either a reduction of accounts receivable, if payable to a customer, or as a current liability, if payable to a third party other than a customer. These reserves are based on the amounts earned or expected to be claimed on the related sales. Where appropriate, these estimates take into consideration relevant factors such as the Company’s historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns. These reserves reflect the Company’s best estimates of the amount of consideration to which it is entitled based on the terms of the contract. Actual amounts of consideration ultimately received may differ from the Company’s estimates. If actual results in the future vary from the Company’s estimates, the Company will adjust these estimates, and record any necessary adjustments in the period such variances become known.

Trade Discounts and Allowances - The Company provides customers with trade discounts, rebates, allowances and/or other incentives. The Company records estimates for these items as a reduction of revenue in the same period the revenue is recognized.

Government and Payor Rebates - The Company contracts with, or is subject to arrangements with, certain third-party payors, including pharmacy benefit managers and government agencies, for the payment of rebates with respect to utilization of its commercial products. The Company is also subject to discount and rebate obligations under state and federal Medicaid programs and Medicare. The Company records estimates for these discounts and rebates as a reduction of revenue in the same period the revenue is recognized.

Other Incentives - The Company maintains a co-pay assistance program which is intended to provide financial assistance to qualified patients with the cost of purchasing Xepi®. The Company estimates and records accruals for these incentives as a reduction of revenue in the period the revenue is recognized. The Company estimates amounts for co-pay assistance based upon the number of claims and the cost per claim that the Company expects to receive associated with products sold to customers but remaining in the distribution channel at the end of each reporting period.

F-14

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

Royalties

For arrangements that include sales-based royalties, the Company recognizes royalty expense at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). Royalty expense is recognized as cost of revenues.

Product Warranty

The Company generally provides a 36-month warranty for sales of BF-RhodoLED® for which estimated contractual warranty obligations are recorded as an expense at the time of installation. Customers do not have the option to purchase the warranty separately and the warranty does not provide the customer with a service beyond the assurance that BF-RhodoLED® complies with agreed-upon specifications. Therefore, the warranty is not considered to be a performance obligation. The lamps are subject to regulatory and quality standards. Future warranty costs are estimated based on historical product performance rates and related costs to repair given products. The accounting estimate related to product warranty expense involves judgment in determining future estimated warranty costs. Should actual performance rates or repair costs differ from estimates, revisions to the estimated warranty liability would be required. Warranty expense is recognized as selling, general and administrative expenses. Warranty expense incurred for the years ended December 31, 2019 and 2020 was $29,000 and $73,000, respectively. Warranty expense incurred for the six months ended June 30, 2020 and 2021 was $26,000 (unaudited) and $(41,000) (unaudited), respectively.

Contract Costs

We recognize the incremental costs of obtaining a contract with a customer as an asset if the costs are expected to be recovered. As a practical expedient, we recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that we otherwise would have recognized is one year or less. Sales commissions earned by the Company’s sales force are considered incremental costs of obtaining a contract. To date, we have expensed sales commissions as these costs are generally attributed to periods shorter than one year. Sales commissions are included in selling, general and administrative expenses.

Cost of Revenues

Cost of revenues is comprised of purchase costs of our products, third party logistics and distribution costs including packaging, freight, transportation, shipping and handling costs, and inventory adjustment due to expiring products, as well as sales-based royalties. Logistics and distribution costs totaled $0.5 million and $0.3 million for the years ended December 31, 2019 and 2020, respectively. Logistics and distribution costs totaled $0.1 million (unaudited) and $0.2 million (unaudited) for the six months ended June 30, 2020 and 2021.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), amending accounting guidance to simplify the accounting for income taxes, as part of its initiative to reduce complexity in the accounting standards. The amendments eliminate certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The amendments also clarify and simplify other aspects of the accounting for income taxes. The Company adopted ASU 2019-12 on January 1, 2021. The adoption did not have a material impact on the Company’s financial statements and disclosures for the six months ended June 30, 2021 (unaudited).

Recently Issued Accounting Pronouncements Not Yet Effective

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance requires that a lessee recognize assets and liabilities for leases with lease terms of more than twelve months and recognition, presentation and measurement in the financial statements will depend on the lease classification as a finance or operating lease. In addition, the new guidance will require disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. The JOBS ACT provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows us to delay the adoption this new standard until it would otherwise apply to private companies. The new standard will be effective for us for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of adopting this guidance.

F-15

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires entities to record expected credit losses for certain financial instruments, including trade receivables, as an allowance that reflects the entity’s current estimate of credit losses expected to be incurred. The new standard will be effective for us on January 1, 2023. The Company is currently evaluating the impact of adopting this guidance.

3. Cutanea Acquisition

On March 25, 2019, we entered into an agreement with Maruho Co, Ltd. (as amended, the “Share Purchase Agreement”) to acquire 100% of the shares of Cutanea Life Sciences, Inc., including its subsidiaries Dermark LLC and Dermapex LLC through our wholly owned subsidiary Biofrontera Newderm LLC, newly founded on March 21, 2019. As of the date of the acquisition, Maruho Co, Ltd. owned approximately 29.9% of Biofrontera AG through its fully owned subsidiary Maruho Deutschland GmbH. Biofrontera AG is our sole shareholder. Further, a pre-existing collaboration and partnership agreement exists between Maruho Co. Ltd. and Biofrontera AG to examine various branded generic drugs in Europe. Under the terms of the agreement, Maruho paid for all the research and development costs incurred, any new intellectual property developed will be jointly owned by both Maruho and Biofrontera AG, and any pre-existing intellectual property retains its respective ownership. The business combination was not determined to have effectively settled the collaborative agreement and no components of the agreement were determined to be attributable to the business combination in accordance with the provisions of ASC 805, Business Combinations

The acquisition of Cutanea Life Sciences, Inc. has enabled us to market Xepi®, an FDA-approved drug that had already been introduced in the US market. Prior to the acquisition, Cutanea had been marketing Aktipak®, a prescription gel for the treatment of acne, as well as Xepi®, a prescription cream for the treatment of impetigo, since November 2018. Due to technical difficulties in the manufacturing process of Aktipak®, sales of the drug were discontinued in summer 2019. Any assets related to Aktipak® were determined to have no value in purchase accounting due to the fact that the issues with Aktipak®’s manufacture were knowable as of the acquisition date.

We acquired Cutanea for an initial purchase price of one US dollar. Pursuant to the share purchase agreement, Maruho agreed to provide $7.3 million in start-up cost financing for Cutanea’s redesigned business activities (“start-up costs”). These start-up costs are to be paid back to Maruho by the end of 2023 in accordance with contractual obligations related to an earn-out arrangement. In addition, as part of the earn-out arrangement with Maruho, the product profit amount from the sale of Cutanea products as defined in the share purchase agreement will be shared equally between Maruho and Biofrontera until 2030 (“contingent consideration”).

Pursuant to the acquisition agreement, Maruho agreed to pay all liabilities relating to or resulting from the pre-contractual period in excess of cash on hand as of acquisition date (“net liability adjustment”). The net liability adjustment is akin to a working capital adjustment, as such, is accounted for as an increase to the cash balance acquired.

After the date of acquisition, we are entitled to restructure the business of Cutanea. A post-closing integration committee (the “PCI Committee”), consisting of four members, including two representatives from Maruho and two representatives from Biofrontera Inc., was established to provide oversight in determining the restructuring plan and budget for such restructuring costs. The PCI Committee determines the estimated restructuring costs and Maruho ultimately pays for actual restructuring costs incurred as agreed upon by the PCI Committee. Refer to Note 16, Restructuring costs, for further detail. Maruho also indemnifies Biofrontera and Cutanea against all liabilities relating to or resulting from the pre-contractual period. In addition, for the first three months subsequent to the closing date of the acquisition (“working capital period”), Maruho agreed to fund any operating expenses to the extent the actual cash balance is less than the monthly cash target balance (“working capital period operating costs”). The PCI Committee determines the final working capital period operating costs to be paid by Maruho. These restructuring costs and working capital period operating costs Maruho agreed to pay are collectively referred to as “SPA Costs” under the arrangement. SPA costs reimbursed by Maruho are accounted for as other income in the period the amounts were determined in accordance with ASC 810.

F-16

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

We also completed a restructuring of the legal entities affiliated with Cutanea on December 31, 2019. At the time of the acquisition, Cutanea owned two wholly owned subsidiaries, Dermapex, LLC and Dermarc, LLC, each of which were Delaware limited liability companies that became indirect wholly owned subsidiaries of Biofrontera as a result of our acquisition of Cutanea through Biofrontera Newderm LLC. The restructuring was completed in the following order: (i) each of Dermapex, LLC and Demarc, LLC were merged with and into Cutanea, with Cutanea surviving, (ii) Cutanea was then merged with and into Newderm, with Newderm surviving, and (iii) Newderm was merged with and into Biofrontera Inc., with Biofrontera Inc. surviving. As a result, Dermapex, LLC, Dermarc, LLC, Cutanea and Newderm were each merged out of existence and all of the assets and liabilities of each of the foregoing were transferred by operation of law to Biofrontera Inc.

In connection with this acquisition, we recorded: (i) a $4.6 million intangible asset related to the Xepi® license, (ii) a $1.7 million contract asset related to the benefit associated with the non-interest bearing start-up cost financing, (iii) $6.5 million of contingent consideration related to the estimated profits from the sale of Cutanea products to be shared equally with Maruho, (iv) a bargain purchase gain of $5.7 million due to the excess fair value of the net assets acquired over the cash consideration transferred, as well as (v) a favorable lease asset of $69,000 related to the leased properties. The total fair value of the consideration expected to be transferred from the Company to Maruho was the one US dollar purchase price and $6.5 million of contingent consideration related to the earn-out.

When it became apparent there was a potential for a bargain purchase gain, we reviewed the Cutanea assets acquired and liabilities assumed as well as the assumptions utilized in estimating their fair values. Upon completion of this reassessment, we concluded that recording a bargain purchase gain was appropriate and required under accounting principles generally accepted in the United States of America. We believe the seller was motivated to complete the transaction due to the fact that Cutanea had a history of operating losses, Maruho had invested significant amounts and no longer wanted to financially support the business of Cutanea. Further, the transaction was not subject to competitive bidding and with our complementary products, existing U.S. infrastructure, and industry expertise, we expect we can generate profit and return faster and less expensive than other market participants could and, as such, were an attractive business partner.

The Xepi® license intangible asset was recorded at acquisition-date fair value using an income approach with assumed discount rates of 23.0% over the applicable term. The useful life related to the acquired product license is expected to be approximately 11 years. Certain patents underlie the Xepi® license which extend beyond the license period.

The contract asset of $1.7 million related to the start-up cost financing is amortized on a straight-line basis using a 6.0% interest rate over the 57-month term of the financing arrangement, which ends on December 31, 2023. The start-up cost financing was determined to represent interest free financing arranged for the benefit of the Company and, as such, was excluded from the purchase consideration. The contract asset is shown net of the related start-up cost financing within acquisition contract liabilities, net.

The contingent consideration of $6.5 million was recorded at acquisition-date fair value using a Monte Carlo simulation with assumed discount rates of 6.0% over the applicable term. The contingent consideration is recorded within acquisition contract liabilities, net. The amount of contingent consideration that could be payable is not subject to a cap under the agreement.

F-17

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

The fair value of assets acquired and liabilities assumed at acquisition-date includes the following:

(in thousands)
Assets
Cash and cash equivalents, including $3.2 million working capital adjustment	$25,933
Accounts receivable	1,475
Inventory	857
Other current assets	1,878
Fixed assets	1,504
Other long-term assets	126
Favorable lease asset	69
Acquired product license – Xepi® (Intangible Asset)	4,600
Total Assets	$36,442
Liabilities
Current liabilities	25,132
Contingent consideration, net of contract asset	4,800
Capital lease liabilities	800
Total Liabilities	$30,732
Net Assets Acquired	5,710
Cash Purchase Price	0
Bargain Purchase Gain	$(5,710)

Acquisition contract liabilities, net consists of the following:

(in thousands)	December 31, 2019	December 31, 2020	June 30, 2021
			(unaudited)
Contingent consideration	$7,462	$7,602	$8,600
Start-up cost financing	2,900	7,300	7,300
Contract asset	(1,431)	(1,074)	(895)
Acquisition contract liabilities, net	$8,931	$13,828	$15,005

Pro Forma Financial Information (unaudited)

The following unaudited pro forma financial information summarizes the combined results of operations of the Company, including Cutanea, as though the companies were combined as of the beginning of the year ended December 31, 2019:

(in thousands except per share amount)	For the year ended December 31, 2019
Revenue	$27,004
Loss from operations	(28,584)
Net loss	(19,773)
Loss per common share:
Basic and diluted	$(19,773.32)

The pro forma financial information for the period presented above has been calculated after adjusting the results of Cutanea to reflect the business combination accounting effects resulting from the acquisition, including removal of a nonrecurring $9.9 million charge for the pre-acquisition termination of a key employee and adjustment of the amortization expense from the acquired intangible asset, as though the acquisition occurred as of the beginning of our year ended December 31, 2019. The pro forma financial information is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of our year ended December 31, 2019.

F-18

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

4. Fair Value Measurements

Contingent consideration, which relates to the estimated profits from the sale of Cutanea products to be shared equally with Maruho, is reflected at fair value within acquisition contract liabilities, net on the balance sheets. The fair value is based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. The valuation of the contingent consideration utilizes a Monte Carlo simulation model, which incorporates the following key assumptions and estimates: (i) the product profit amount to be shared equally with Maruho, (ii) remaining contractual term, (iii) risk discount rate, and (iv) payment discount rate of 6.0%. The Company re-measures contingent consideration and re-assesses the underlying assumptions and estimates at each reporting period.

The following table provides a roll forward of the fair value of the contingent consideration:

(in thousands)
Balance at December 31, 2018	$-
Issuance of contingent consideration at acquisition date	6,500
Change in fair value of contingent consideration	962
Balance at December 31, 2019	$7,462
Change in fair value of contingent consideration	140
Balance at December 31, 2020	$7,602
Change in fair value of contingent consideration (unaudited)	998
Balance at June 30, 2021 (unaudited)	$8,600

The change in fair value of the contingent consideration is recorded in operating expenses in the statement of operations. The fair value of the contingent consideration increased $1.0 million and $0.1 million during the years ended December 31, 2019 and 2020, respectively. The fair value of the contingent consideration increased $0.1 million (unaudited) and $1.0 million (unaudited) for the six months ended June 30, 2020 and 2021, respectively.

5. Revenue

We generate revenue primarily through the sales of our products Ameluz®, BF-RhodoLED® lamps and Xepi®. Revenue from the sales of our BF-RhodoLED® lamp and Xepi® are relatively insignificant compared with the revenues generated through our sales of Ameluz®.

	For years ended December 31,		For six months ended June 30,
(in thousands)	2019	2020	2020	2021
			(unaudited)	(unaudited)
Product revenues, net	$26,131	$18,787	$6,994	$10,571
Related party revenues	50	62	31	28
Revenues, net	$26,181	$18,849	$7,025	$10,599

We generated $24.8 million and $18.1 million of Ameluz® revenue, $0.6 million and $0.3 million of Xepi® revenue, and $0.4 million and $0.4 million of BF-RhodoLED® lamps revenue during the years ended December 31, 2019, and 2020, respectively. In addition, 2019 product revenue included $0.3 million of Aktipak® sales.

During the six months ended June 30, 2020 and 2021, we generated $6.7 million (unaudited) and $10.3 million (unaudited) of Ameluz® revenue, $0.2 million (unaudited) and $64,000 (unaudited) of Xepi® revenue, and $0.2 million (unaudited) and $0.2 million (unaudited) of BF-RhodoLED® lamps.

Related party revenue relates to an agreement with Biofrontera Bioscience GmbH (“Bioscience”) for BF-RhodoLED® leasing and installation service. Refer to Note 15, Related Party Transactions.

An analysis of the changes in product revenue allowances and reserves is summarized as follows:

		Co-pay	Prompt	Government
		assistance	pay	and payor
(in thousands):	Returns	program	discounts	rebates	Total
Balance at January 1, 2019	$-	$-	$-	$-	$-
Assumed liabilities related to Cutanea acquisition	45	90	-	74	209
Provision related to current period sales	76	2,272	9	302	2,659
Credit or payments made during the period	(53)	(2,093)	(1)	(327)	(2,474)
Balance at December 31, 2019	$68	$269	$8	$49	$394
Provision related to current period sales	149	213	15	216	593
Credit or payments made during the period	-	(430)	(8)	(222)	(660)
Balance at December 31, 2020	$217	$52	$15	$43	$327
Provision related to current period sales (unaudited)	2	118	5	78	203
Credit or payments made during the period (unaudited)	(135)	(170)	(4)	(62)	(371)
Balance at June 30, 2021 (unaudited)	$84	$-	$16	$59	$159

F-19

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

Changes in product revenue allowances and reserves during the year ended December 31, 2019 primarily included the addition of Xepi® and Aktipak® related balances and activities in connection with the Cutanea business combination.

6. Accounts Receivable, net

Accounts receivable are mainly attributable to the sale of Ameluz®, the BF-RhodoLED® and Xepi®. It is expected that all trade receivables will be settled within twelve months of the balance sheet date.

The allowance for doubtful accounts was $57,000 and $40,000 as of December 31, 2019 and 2020, respectively, and $74,000 (unaudited) as of June 30, 2021.

7. Inventories

Inventories are comprised of Ameluz®, Xepi® and the BF-RhodoLED® finished products.

In assessing the consumption of inventories, the sequence of consumption is assumed to be based on the first-in-first-out (FIFO) method. We did not record any provision for inventory obsolescence during 2019. During the year ended December 31, 2020, we recorded a $0.4 million provision for Xepi® inventory obsolescence due to product expiring. During the six months ended June 30, 2020 and 2021, we recorded $- (unaudited) and $34,000 (unaudited) provision for Xepi® inventory obsolescence, respectively.

8. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

(in thousands)	December 31, 2019	December 31, 2020	June 30, 2021
			(unaudited)
Prepaid expenses	$714	$497	$567
Security deposits	-	121	121
Other	186	498	488
Total	$900	$1,116	$1,176

9. Property and Equipment, Net

Property and equipment, net consists of the following:

(in thousands)	December 31, 2019	December 31, 2020	June 30, 2021
			(unaudited)
Computer equipment	$74	$74	77
Computer software	27	27	27
Furniture & fixtures	81	81	81
Leasehold improvement	368	368	368
Machinery & equipment	101	106	106
Office equipment	5	5	5
Property and equipment, gross	656	661	664
Less: Accumulated depreciation	(153)	(291)	(350)
Property and equipment, net	$503	$370	314

Depreciation expense is included in selling, general and administrative expense on the statements of operations. Depreciation expense was $0.4 million and $0.1 million for the years ended December 31, 2019, and 2020, respectively. Depreciation expense was $0.1 million (unaudited) for the each of the six months ended June 30, 2020 and 2021.

During the year ended December 31, 2019, we recognized losses on disposal of Cutanea’s fixed assets in the amount of $0.6 million, which was recorded as other expenses.

F-20

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

10. Intangible Asset, Net

Intangible asset, net consists of the following:

(in thousands)	December 31, 2019	December 31, 2020	June 30, 2021
			(unaudited)
Xepi® license	$4,600	$4,600	$4,600
Less: Accumulated amortization	(313)	(731)	(941)
Intangible asset, net	$4,287	$3,869	$3,659

The Xepi® license intangible asset was recorded at acquisition-date fair value of $4.6 million and is amortized on a straight-line basis over the useful life of 11 years. Amortization expense incurred during the years ended December 31, 2019 and 2020 was $0.3 million and $0.4 million, respectively. Amortization expense incurred during the six months ended June 30, 2020 and 2021 was $0.2 million (unaudited) for each six month period. The expected annual amortization expense for the next five years from 2021 to 2025 is $0.4 million each year.

We review the Xepi® license intangible asset for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. As of March 31, 2020, given the impact to the global economy, as well as the Company’s operations, from the COVID-19 pandemic, the Company determined an interim impairment analysis was warranted for the Xepi® license acquired in the Cutanea business combination. The Company evaluated the Xepi® license for impairment using an undiscounted cash flow analysis and determined no impairment charge was necessary.

11. Other Assets

Other assets consist of the following:

(in thousands)	December 31, 2019	December 31, 2020	June 30, 2021
			(unaudited)
Deferred offering costs	-	-	724
Others	494	323	268
Total	$494	$323	$992

12. Statement of Cash Flows

The following table provides a reconciliation of cash, cash equivalents, and restricted cash that sum to the total shown in the statements of cash flows:

(in thousands)	December 31, 2019	December 31, 2020	June 30, 2020	June 30, 2021
			(unaudited)	(unaudited)
Cash and cash equivalents	$7,302	$8,080	$4,491	$3,052
Short-term restricted cash	-	47	-	47
Long-term restricted cash	150	150	150	150
Total cash, cash equivalent, and restricted cash shown on the statements of cash flows	$7,452	$8,277	$4,641	$3,249

The Company has corrected an immaterial error in the presentation of the change in inventories and accounts payable reflected in the cash flows from operating activities section of the statements of cash flows for the years ended December 31, 2019 and 2020. The error had no impact on cash flows used in operating activities or any other financial statement line item.

13. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

(in thousands)	December 31, 2019	December 31, 2020	June 30, 2021
			(unaudited)
Employee compensation and benefits	$2,047	$1,810	$1,831
Marketing related	-	-	235
Product revenue allowances and reserves	394	327	159
Restructuring liability	-	-	100
Other	952	569	774
Total	$3,393	$2,706	$3,099

14. Income Taxes

As part of Congress’s response to the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), was signed into United States law on March 27, 2020 and modifies certain provisions of the Tax Cuts and Jobs Act, enacted in 2017, with respect to net operating losses. Under the CARES Act, the limitation on the deduction of net operating losses to 80% of annual taxable income is suspended for taxable years beginning before January 1, 2021. The CARES Act did not have a material impact on the financial statements due to our full valuation allowance position.

As a result of the net losses we have incurred since inception, we have recorded no provision for federal income taxes during such periods. Income tax expense incurred for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020 (unaudited) and 2021 (unaudited) relates to state income taxes.

F-21

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year ended December 31,
	2019	2020

Income tax computed at federal statutory tax rate	21.00%	21.00%
State Taxes	(0.30)%	(0.59)%
Permanent differences – nondeductible expenses	(0.82)%	(0.36)%
Change in fair value of contingent consideration	(1.85)%	(0.27)%
Bargain purchase gain on Cutanea acquisition	10.95%	0.00%
Change in valuation allowance	(29.31)%	(20.37)%
Other	0.03%	0.00%
Effective income tax rate	(0.30)%	(0.59)%

The principal components of the Company’s deferred tax assets and liabilities consist of the following at December 31, 2019 and 2020:

(in thousands)	December 31, 2019	December 31, 2020
Deferred tax assets (liabilities):
Net operating loss carryforwards	$15,700	$17,960
Intangible assets	6,394	6,441
Acquisition contract liabilities	(372)	(279)
Property and equipment	40	76
Accrued expenses and reserves	487	424
Other	8	6
Total deferred tax assets	22,257	24,628
Less valuation allowance	(22,257)	(24,628)
Net deferred taxes	$-	$-

The Company has incurred net operating losses (“NOL”) since inception. As of December 31, 2019 and 2020, the Company had federal NOL carryforwards of $64.9 million and $75.1 million, respectively. Federal NOLs generated through the year ended December 31, 2017 expire at various dates from 2032 through 2037, and federal NOLs generated in years beginning after December 31, 2017 may be carried forward indefinitely. As of December 31, 2019 and 2020, the Company also had U.S. state NOL carryforwards of approximately $38.5 million and $48.7 million, respectively. State NOLs expire at various dates from 2035 through 2038.

Management has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are principally comprised of NOL carryforwards and intangible assets. Management has determined that it is more likely than not that the Company will not realize the benefits of its federal and state deferred tax assets, and as a result, a valuation allowance of $22.3 million, and $24.6 million has been established at December 31, 2019 and 2020, respectively. The change in the valuation allowance of $17.6 million and $2.4 million for the years ended December 31, 2019 and 2020, respectively, was primarily due to the acquisition of Cutanea in 2019 and additional operating losses in both years.

At December 31, 2019 and 2020, and June 30, 2021 (unaudited), the Company had no unrecognized tax benefits.

Interest and penalty charges, if any, related to unrecognized tax benefits would be classified as income tax expense in the accompanying statements of operations. As of December 31, 2019 and 2020, and June 30, 2021 (unaudited), the Company has no accrued interest related to uncertain tax positions. Since the Company is in a loss carryforward position, it is generally subject to examination by the U.S. federal, state, and local income tax authorities for all tax years in which a loss carryforward is available.

F-22

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

15. Related Party Transactions

License and Supply Agreement

On July 15, 2016, the Company executed an exclusive license and supply agreement with Biofrontera Pharma GmbH (“Pharma”), which was amended in July 2019 to increase the Ameluz transfer price per unit from 35.0% to 50.0% of the anticipated net selling price per unit as defined in the agreement. Under the agreement, the Company obtained an exclusive, non-transferable license to use the Pharma’s technology to market and sell the licensed products, Ameluz® and BF-RhodoLED® and must purchase the licensed products exclusively from Pharma. There was no consideration paid for the transfer of the license.

Purchases of the licensed products during the years ended December 31, 2019 and 2020 were $13.8 million and $5.6 million, respectively, and recorded in inventories in the balance sheets, and, when sold, in cost of revenues, related party in the statements of operations. Purchases of the licensed products during the six-months periods ended June 30, 2020 and 2021 were $2.6 million (unaudited) and $3.9 million (unaudited), respectively. Amounts due and payable to Pharma as of December 31, 2019 and 2020, and June 30, 2021 were $6.3 million, $1.3 million and $0.4 million (unaudited), respectively, which were recorded in accounts payable, related parties in the balance sheets.

Loan Agreement

On June 19, 2015, the Company entered into a 6% interest bearing revolving loan agreement with Biofrontera AG, the Company’s sole shareholder. Interest was accrued and paid quarterly over the life of the loan. As of December 31, 2019, the intercompany loan balance was $38.2 million. As of December 31, 2020 and June 30, 2021 (unaudited), there was no loan principal balance outstanding. Interest expenses related to the loan was $1.9 million and $2.5 million for the years ended December 31, 2019 and 2020, respectively. Interest expenses related to the loan was $1.2 million (unaudited) and $- (unaudited) for the six-months ended June 30, 2020 and 2021, respectively.

On December 31, 2020, the Company agreed to convert the outstanding principal balance of the revolving debt of $47.0 million into an aggregate of 7,999,000 shares of common stock at a purchase price of $5.875 per share, for an aggregate gross capital contribution of $47.0 million.

Service Agreements

On January 1, 2016, the Company executed an intercompany service agreement with Biofrontera AG. Under the agreement, the Company receives services which include accounting consolidation, information technology support, and pharmacovigilance services. Expenses related to the service agreement were $0.7 million and $0.4 million for the years ended December 31, 2019 and 2020, respectively and $0.3 million (unaudited) and $0.4 million (unaudited) for the six months ended June 30, 2020 and 2021, which were recorded in selling, general and administrative, related party. Management asserts that these expenses represent a reasonable allocation from Biofrontera AG. Amounts due to Biofrontera AG related to the service agreement were $0.1 million and $0.3 million and $0.2 million (unaudited) as of December 31, 2019 and 2020, and June 30, 2021, respectively, which were recorded in accounts payable, related parties in the balance sheets.

Clinical Lamp Lease Agreement

On August 1, 2018, the Company executed a clinical lamp lease agreement with Biofrontera Bioscience GmbH (“Bioscience”) to provide lamps and associated services.

Total revenue related to the clinical lamp lease agreements was approximately $50,000 and $62,000 for the years ended December 31, 2019 and 2020, respectively and recorded as revenues, related party. Total revenue related to the clinical lamp lease agreements was approximately $31,000 (unaudited) and $28,000 (unaudited) for the six months ended June 30, 2020 and 2021, respectively. Amount due from Bioscience for clinical lamp and reimbursement were approximately $40,000, $73,000, and $53,000 (unaudited) as of December 31, 2019 and 2020, and June 30, 2021, respectively, which were recorded as accounts receivable, related party in the balance sheets.

Reimbursements from Maruho Related to Cutanea Acquisition

Pursuant to the Cutanea acquisition share purchase agreement, we received start-up cost financing and reimbursements for certain SPA costs. Refer to Note 3, Cutanea Acquisition for further details of the acquisition accounting.

For the years ended December 31, 2019 and 2020, the Company received start-up cost financing from Maruho in the amount of $2.9 million and $4.4 million, respectively, which was recorded as acquisition contract liabilities, net in the balance sheets. For the six months ended June 30, 2020 (unaudited), we received start-up cost financing from Maruho in the amount of $2.5 million. No start-up cost financing was received during the six months ended June 31, 2021 (unaudited).

F-23

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

For the years ended December 31, 2019 and 2020, the Company received cash reimbursements for net liability adjustment and SPA costs from Maruho in the amount of $8.9 million and $0.7 million, respectively. The amount related to net liability adjustment is $3.2 million in 2019 and was included as part of the bargain purchase gain at acquisition. The amounts reimbursed relating to SPA costs of $5.3 million in 2019 and $1.2 million in 2020 were recorded as other income in the statements of operations. For the six months ended June 30, 2020 and 2021, the amounts reimbursed relating to SPA costs were $0.5 million (unaudited) and $0.5 million (unaudited), respectively, which are recorded as other income in the statements of operations when the related costs are incurred.

Amounts due to Maruho, primarily relating to overpayments of SPA cost reimbursements, were $0.5 million as of December 31, 2019 and were recorded in accounts payable, related parties in the balance sheets. There were no amounts due to Maruho at December 31, 2020. As of June 30, 2021, amount due to Maruho, relating to SPA cost reimbursement, was $0.2 million (unaudited).

Others

The Company receives expense reimbursement from Biofrontera AG and Biofrontera Bioscience on quarterly basis for costs incurred on behalf of these entities. Total expense reimbursements were $0.1 million and $0.3 million for the years ended December 31, 2019 and 2020, respectively, which were netted against expenses incurred within selling, general and administrative expenses. Total expense reimbursements for the six months ended June 30, 2020 and 2021 were $0.2 million (unaudited) and $0.1 million (unaudited), respectively

On August 27, 2020, the Company received $1.5 million from Biofrontera Pharma GmbH to support the Company’s marketing efforts. The amount received was non-recurring, and was recorded as reduction of cost of revenues, related party and selling, general and administrative in the statements of operations for $1.1 million and $0.4 million, respectively.

16. Restructuring costs

We restructured the business of Cutanea and incurred restructuring costs which were subsequently reimbursed by Maruho. Restructuring costs primarily relate to Aktipak® discontinuation, personnel costs related to the termination all Cutanea employees, and the winding down of Cutanea’s operations. The following table represents the components of restructuring costs incurred during the years ended December 31, 2019 and 2020, and six months ended June 30, 2020 (unaudited) and 2021 (unaudited):

	For years ended December 31,		For six months ended June 30,
(in thousands)	2019	2020	2020	2021
			(unaudited)	(unaudited)
Product discontinuation	$1,569	$70	$-	$-
Personnel costs	1,485	-	-	-
Facility exit costs	477	1,062	680	467
Total	$3,531	$1,132	$680	$467

As of June 30, 2021, the Company does not expect to incur additional product discontinuation or personnel costs. As of June 30, 2021, the remaining amount the Company expects to incur related to facility exit costs is $2.3 million (unaudited). The expected completion date of the remaining facility exit activities is in the fourth quarter of 2021.

The following table summarizes the activity related to the accrual for restructuring charges for the six months ended June 30, 2021 (unaudited).

(in thousands)	Balance

Balance at January 1, 2021	$-
Charges (credits) – Facility exit cost (unaudited)	100
Balance at June 30, 2021 (unaudited)	$100

17. Common Stock

On March 3, 2015, Biofrontera Inc. was incorporated under the laws of the State of Delaware. The total number of shares of capital stock that the Company has the authority to issue was 1,000 shares of common stock, par value $0.001 per share.

On March 9, 2015, the Company issued 1,000 shares of common stock to Biofrontera AG, representing the entire authorized capital stock of the Company. The aggregate purchase price was one dollar ($1.00).

On December 21, 2020, the Company amended its certificate of incorporation under the laws of the State of Delaware. The total number of shares of capital stock that the Company has the authorize to issue was increased to 300,000,000 shares, par value $0.001 per share.

Since 2015, the Company has had an Intercompany Revolving Loan Agreement with Biofrontera AG. Refer to Note 15, Related party transactions. On December 31, 2020, the Board of Directors of the Company approved a Debt Conversion Agreement with Biofrontera AG, effectively converting all outstanding principal balances under the Intercompany Revolving Loan Agreement to common stock. The conversion price for this transaction was $5.875 per share. In connection with the Debt Conversion Agreement, the Company issued 7,999,000 shares of common stock to Biofrontera AG.

F-24

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

The holders of common stock are entitled to one vote for each share held. Common stockholders are not entitled to receive dividends, unless declared by the Board of Directors. The Company has not declared dividends since inception. In the event of liquidation of the Company, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

18. Interest Expense, net

Interest expense, net for the years ended December 31, 2019 and 2020, and six months ended June 30, 2020 (unaudited) and 2021 (unaudited) consists of:

	For years ended December 31,		For six months ended June 30,
(in thousands)	2019	2020	2020	2021
			(unaudited)	(unaudited)

Related party interest expense	$(1,891)	$(2,539)	$(1,206)	$-
Contract asset interest expense	(268)	(358)	(179)	(179)
Interest income	25	28	16	10
Interest expense, net	$(2,134)	$(2,869)	$(1,369)	$(169)

Related party interest expense consists of interest expenses incurred under our Revolving Loan Agreement with Biofrontera AG.

Contract asset interest expense relates to the $1.7 million contract asset in connection with the $7.3 million start-up cost financing received from Maruho under the Cutanea acquisition share purchase agreement. The contract asset is amortized on a straight-line basis using a 6% interest rate over the financing arrangement contract term, which ends on December 31, 2023.

19. Other Income (Expense), net

Other income (expense), net for the years ended December 31, 2019 and 2020, and six months ended June 30, 2020 (unaudited) and 2021 (unaudited) consists of:

	For years ended December 31,		For six months ended June 30,
(in thousands)	2019	2020	2020	2021
			(unaudited)	(unaudited)
Reimbursable SPA costs	$5,301	$1,172	$534	$284
Loss from disposal of property and equipment	(586)	-	-	-
Employee retention credit (“ERC”)	-	299	-	-
Other, net	175	81	98	(50)
Other income (expense), net	$4,890	$1,552	$632	$234

Other, net, primarily includes gain (loss) on foreign currency transactions and gain on termination of operating leases.

20. Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders is calculated as follows (in thousands, except share and per share amounts):

	For years ended December 31,		For six months ended June 30,
	2019	2020	2020	2021
			(unaudited)	(unaudited)
Net loss	$(10,982)	$(10,987)	$(7,816)	$(7,195)
Weighted average common shares outstanding, basic and diluted	1,000	22,915	1,000	8,000,000
Net loss per share, basic and diluted	$(10,981.99)	$(479.48)	$(7,816.29)	$(0.90)

F-25

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

21. Commitment and Contingencies

Facility Leases

The Company leases its corporate headquarter under an operating lease that expires in November 2025. The Company provided the landlord with a security deposit in the amount of $0.1 million, which was recorded as other assets in the balance sheets.

In connection with the acquisition of Cutanea Life Sciences, Inc., the Company inherited various property leases in Pennsylvania, which were non-cancellable. All Cutanea property leases are operating leases and will end in 2021. A security deposit in the amount of $0.1 million was recorded as other assets in the balance sheets at December 31, 2019 and within prepaid expenses and other current assets at December 31, 2020 and June 30, 2021 (unaudited).

Rent expense is recorded on a straight-line basis through the end of the lease term. Certain Cutanea office space is subleased to other tenants. The Company incurred rent expense, net of sublease income, in the amount of $0.6 million and $1.0 million for the years ended December 31, 2019 and 2020, respectively, which was included in selling, general, and administrative expenses, and restructuring costs. The rent expense, net of sublease income, for the six months ended June 30, 2020 and 2021 was $0.6 million (unaudited) and $0.4 million (unaudited), respectively.

Auto Leases

The Company also leases autos for its field sales force with a lease payment term of 40 months. The Company incurred auto lease expense of $0.6 million and $0.5 million for the years ended December 31, 2019 and 2020, respectively. Auto lease expense for the six months ended June 30, 2020 and 2021 was $0.3 million (unaudited) and $0.2 million (unaudited), respectively.

The minimum aggregate payments of all future lease commitments, net of future sublease income, at December 31, 2020, are as follows:

(in thousands)
Years ending December 31,	Gross future lease commitments	Sublease income	Net future lease commitments
2021	$1,723	$(323)	$1,400
2022	709	-	709
2023	494	-	494
2024	470	-	470
2025	352	-	352
Total	$3,748	$(323)	$3,425

Cutanea earnout payments

We are obligated to repay to Maruho $3.6 million on December 31, 2022 and $3.7 million on December 31, 2023 in start-up cost financing paid to us in connection with the Cutanea acquisition.

We are also obligated to share product profits with Maruho equally from January 1, 2020 through October 30, 2030. Refer to Note 3, Cutanea Acquisition.

Milestone payments with Ferrer Internacional S.A.

Under the Xepi LSA, we are obligated to make payments to Ferrer upon the occurrence of certain milestones. Specifically, we must pay Ferrer i) $2,000,000 upon the first occasion when annual net sales of Xepi® under the Xepi LSA exceed $25,000,000, and ii) $4,000,000 upon the first occasion annual net sales of Xepi® under the Xepi LSA exceed $50,000,000. No payments were made in 2019 or 2020 related to Xepi® milestones. As of June 30, 2021 (unaudited), we were unable to estimate the timing or likelihood of achieving these milestones.

Legal proceedings

At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of FASB ASC Topic 450, Contingencies. The Company expenses as incurred the costs related to such legal proceedings. We are a named party to a lawsuit filed March 23, 2018 in the United States District Court for the District of Massachusetts in which we are alleged to have infringed on certain patents and misappropriated certain trade secrets. The case is proceeding in 2021. We deny the allegations and any wrongdoing or liability. We do not have contingency reserves established for any litigation liabilities as of December 31, 2019 or 2020 or June 30, 2021 (unaudited) as we determined that the risk of potential exposure or the range of potential loss cannot be reasonably estimated.

Legal cost sharing arrangement—Unaudited

Concurrently with the consummation of its initial public offering, we will enter into an agreement with Biofrontera AG to allocate the costs of the above mentioned litigation, such that we and Biofrontera AG will each be responsible for a percentage (to be determined following the consummation of this offering based on several factors including, among others, the extent of Biofrontera AG’s ownership of Biofrontera) of the legal costs incurred in connection with the proceedings after the initial public offering. The allocation of liability for any adverse judgment will depend on the outcome of the proceedings with the plaintiff and will be negotiated with Biofrontera AG once that is known. Other than described above, no binding agreement with Biofrontera AG currently exists or will be entered into following the consummation of the initial public offering.

F-26

Notes to the Financial Statements

As of and for the years ended December 31, 2019 and 2020 and six months ended June 30, 2020
(unaudited) and June 30, 2021 (unaudited)

22. Retirement Plan

The Company has a defined-contribution plan under Section 401(k) of Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company matches 50% of employee contributions up to a maximum of 6% of employees’ salary.

During the years ended December 31, 2019 and 2020, matching contribution costs paid by the Company were $0.4 million and $0.2 million, respectively. For the six months ended June 30, 2020 and 2021, matching contribution costs paid by the Company were $0.1 million (unaudited).

23. Subsequent Events

The Company has evaluated events or transactions that occurred after December 31, 2020 for potential recognition or disclosure through May 7, 2021, which is the date the audited financial statements were available to be issued. On March 31, 2021, the Company entered into the Second Intercompany Revolving Loan Agreement with Biofrontera AG for $20.0 million committed sources of funds. The revolving loan bears an annual interest rate of 6.0% and will terminate on the second anniversary of the date of this loan agreement, March 31, 2023 (the “Termination Date”). The outstanding principal and interest balance of all advances shall be due and payable on the termination date. In the event of a change in control of the Company at any point prior to the termination date, Biofrontera AG’s obligation to make advances to the Company shall be discharged immediately upon the effective date of the change of control; and all outstanding obligations of the Company must be paid back in full within twelve months of the effective date of the change of control. Biofrontera AG may require the Company to pay all outstanding obligations at any time on or after the date that is ten calendar days following the closing of a transaction that reduces the voting rights of the Company in Biofrontera AG to less than 100%.

Subsequent Events—Unaudited

The Company has evaluated events or transactions that occurred after June 30, 2021 for potential recognition or disclosure through August 30, 2021, which is the date the unaudited financial statements were available to be issued.

On July 2, 2021, we entered into a new intercompany services agreement (“2021 Services Agreement”) which provides for the execution of statements of work that will supersede the applicable provisions of the 2016 Services Agreement. The 2021 Services Agreement enables us to continue relying on Biofrontera AG and its subsidiaries for various services it has historically provided to us, including information technology and pharmacovigilance support. We expect to execute a statement of work under the 2021 Services Agreement related to expenses that is consistent with the 2016 Services Agreement based on costs incurred plus 6%. Under the 2021 Services Agreement we have agreed that the applicable provisions related to reimbursement and allocation of expenses in the 2016 Services Agreement will remain in effect until we execute a statement of work under the 2021 Services Agreement that supersedes such provisions.

On July 23, 2021, our board of directors adopted and our shareholders approved the 2021 Omnibus Incentive Plan. The 2021 Omnibus Incentive Plan is a stock incentive plan under which we may offer securities of the Company to our employees.

On July 23, 2021, our board of directors adopted and our shareholders approved the Employee Stock Purchase Plan (“ESPP”).

On August 11, 2021, we entered into an employment agreement with Prof. Dr. Lübbert that will become effective upon the consummation of the initial public offering. The agreement provides that Prof. Dr. Lübbert will serve as our Executive Chairman and, as long as he remains Chief Executive Officer of Biofrontera AG, devote 30% of his working capacity to his responsibilities as Executive Chairman and 70% to his responsibilities to Biofrontera AG, with an initial annual base salary of $174,000 and eligible to participate in any benefit programs we make available to our employees and receive an annual target performance bonus of up to 100% of his base salary at the time, based on certain annual corporate goals and individual performance goals established annually by board of directors.  The agreement also addresses the possible scenario in which Prof. Dr. Lübbert resigns from his position at Biofrontera AG and devotes 100% of his time to his role as Executive Chairman. Upon his resignation from Biofrontera AG, and with the approval of our board of directors, Prof Dr. Lübbert’s base salary will increase to $580,000.

On August 11, 2021, we entered into a new employment agreement with Ms. Monaco, that will become effective upon the consummation of the initial public offering. The agreement provides that Ms. Monaco will serve as our Chief Executive Officer with a base salary of $300,000 as well as provides a signing bonus of $75,000.  The terms of this agreement are otherwise substantially the same with those of her current employment agreement.

Events subsequent to August 30, 2021—Unaudited

Subsequent to August 30, 2021 we determined that prior to the consummation of the offering, we will enter into the Services Agreement, which provides for the execution of statements of work that will replace the applicable provisions of the 2016 Services Agreement, enabling us to continue to use the Biofrontera Group’s IT resources as well as providing access to the Biofrontera Group’s resources with respect to quality management, regulatory affairs and medical affairs, if we deem that Biofrontera AG should continue to provide those services. Under the Services Agreement we have agreed that, prior to the consummation of the offering, the applicable provisions related to reimbursement and allocation of expenses in the 2016 Services Agreement will remain in effect until we execute a statement of work under the Services Agreement that supersedes such provisions. Once the Services Agreement is effective, Biofrontera AG will not provide any services to us that are not covered by statement of work executed under the Services Agreement. We expect to have in place a statement of work to cover IT services, but we are currently assessing the other services currently provided to us by Biofrontera AG to determine if they will be needed following the offering and whether they can be obtained from third party providers.

On October 1, 2021 we entered into an amended employment agreement with Prof. Dr. Lübbert that will become effective upon (i) the consummation of the offering and (ii) the earlier of either of the following occurrences: (a) the date on which Biofrontera AG is first deemed not to control us under German law or (b) the day after his last day of employment with Biofrontera AG. The agreement provides that Prof. Dr. Lübbert will serve as our Executive Chairman and, as long as he remains Chief Executive Officer of Biofrontera AG, devote 30% of his working capacity to his responsibilities as Executive Chairman and 70% to his responsibilities to Biofrontera AG.If his employment with Biofrontera AG is terminated, he may devote a larger percentage of his working capacity (up to 100%) to the performance of his duties as Executive Chairman, subject to the approval and consent of our board of directors. During the period following the consummation of the Offering that the amended employment agreement is not effective, we will reimburse Biofrontera AG for a portion of his salary to be agreed between us and Biofrontera AG. The agreement also addresses the possible scenario in which Prof. Dr. Lübbert resigns from his position at Biofrontera AG and devotes 100% of his time to his role as Executive Chairman. Upon his resignation from Biofrontera AG, Prof Dr. Lübbert will receive a salary to be determined and approved by our board of directors at that time, which will be commensurate with the scope of his responsibilities and appropriate with the respect to the Company’s financial situation. We also agree to allow Prof. Dr. Lübbert to participate in any benefit programs we make available to our employees Prof. Dr. Lübbert is further eligible to receive an annual target performance bonus of up to 100% of his base salary at the time, based on certain annual corporate goals and individual performance goals established annually by board of directors. No bonus will be paid if our board of directors determines that the target achievement of the respective year was below 70%.

On October 8, 2021, we entered into an amendment to the Ameluz LSA to change the purchase price we will pay per unit to Pharma for Ameluz® from 50.0% to be based on our sales history:

-	50% of the anticipated net price per unit until we generate $30 million in revenue from sales of the products we license from Pharma during a given Commercial Year (as defined in the Ameluz LSA);
-	40% of the anticipated net price per unit for all revenues we generate between $30 million and $50 million from sales of the products we license from Pharma; and
-	30% of the anticipated net price per unit for all revenues we generate above $50 million from sales of the products we license from Pharma.

The amendment to the Ameluz LSA also entitles us to take over clinical trial and regulatory work under certain circumstances with respect to the indications that the Biofrontera Group is currently seeking from the FDA (as well as certain other studies identified in the Corrected Amendment to the Ameluz LSA), most of which are described in the prospectus in the section titled “—Our Licensors’ Research and Development Programs—Current Clinical Trials for Ameluz® for the U.S. Market” and subtract the cost of the trials from the transfer price of Ameluz®, but it does not grant that right with respect to any indications that might be pursued in the future.

In connection with the legal proceeding disclosed in Note 21, a jury trial date has been set for November 29, 2021.

F-27

3,000,000 Shares

Common Stock

Roth Capital Partners                                               The Benchmark Company

Through and including                           , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following table sets forth all fees and expenses, other than the underwriting discounts and commissions payable solely by Biofrontera Inc. in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the exchange listing fee.

Amount to be paid
SEC registration fee	$2,809
FINRA filing fee	4,250
Exchange listing fee	5,000
Accounting fees and expenses	380,000
Legal fees and expenses	450,000
Printing expenses	0
Transfer agent and registrar fees	3,500
Underwriting expense allowance	180,000
Miscellaneous expenses	20,000

Total	$1,045,559

Item 14. Indemnification of directors and officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of Biofrontera Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

II-1

Upon consummation of this offering, our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) against certain liabilities.

II-2

Item 15. Recent sales of unregistered securities.

None.

Item 16. Exhibits and financial statements.

Exhibit No.

1.1*	Form of Underwriting Agreement.

2.1*	Share and Purchase Agreement dated March 25, 2019 between Biofrontera Newderm LLC, Biofrontera AG, Maruho Co. Ltd. And Cutanea Life Sciences, Inc. (incorporated by reference to Exhibit 4.13 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

3.1*	Certificate of Incorporation of the Company, as in effect prior to the consummation of this offering.

3.2*	Form of Certificate of Incorporation of the Company, to be in effect upon the consummation of this offering.

3.3*	Bylaws of the Company, as in effect prior to the consummation of this offering.

3.4*	Form of Bylaws of the Company, to be in effect upon the consummation of this offering.

4.1*	Specimen Stock Certificate evidencing the shares of common stock.

5.1*	Opinion of McGuireWoods LLP.

10.1#*	Amended and Restated License and Supply Agreement dated June 16, 2021 by and among Biofrontera Pharma GmbH, Biofrontera Bioscience GmbH and Biofrontera Inc.

10.2#*	License and Supply Agreement dated March 10, 2014 by and between Ferrer Internacional, S.A. and Medimetriks Pharmaceuticals, Inc., as amended by Amendment No. 1 and Consent and Acknowledgment Agreement with respect thereto (incorporated by reference to Exhibit 4.14 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

10.3#*	Amendment No. 1 to License and Supply Agreement dated March 5, 2018 by and between Medimetriks Pharmaceuticals, Inc. and Ferrer Internacional, S.A. (incorporated by reference to Exhibit 4.15 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

10.4*	Consent and Acknowledgement Agreement dated March 5, 2018 by and between Medimetriks Pharmaceuticals, Inc. and Ferrer Internacional, S.A. (incorporated by reference to Exhibit 4.16 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

II-3

10.5#*	Supply Agreement dated March ___, 2018 by and between Ferrer Internacional, S.A. and Cutanea Life Sciences, Inc. (incorporated by reference to Exhibit 4.17 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

10.6†*	Employment Agreement – Erica Monaco.

10.7*	Second Intercompany Revolving Loan Agreement dated March 31, 2021 by and between the Company and Biofrontera AG.

10.8*	Amended and Restated Master Contract Services Agreement, by and among the Company, Biofrontera AG, Biofrontera Pharma GmbH and Biofrontera Bioscience GmbH.

10.9*	Quality Agreement dated November 1, 2016, between the Company and Biofrontera Pharma GmbH.

10.10*	Intercompany Services Agreement dated January 1, 2016, between the Company, Biofrontera AG, Biofrontera Pharma GmbH and Biofrontera Bioscience GmbH.

10.11†*	Amended Employment Agreement dated October 1, 2021 – Hermann Lübbert.

10.12†*	2021 Omnibus Incentive Plan.

10.13†*	Form of Restricted Stock Unit Executive Award Agreement under 2021 Omnibus Incentive Plan.

10.14†*	Form of Nonqualified Stock Option Executive Award Agreement under 2021 Omnibus Incentive Plan.

10.15†*	Form of Nonqualified Stock Option Award Agreement under 2021 Omnibus Incentive Plan.

10.16†*	Employee Stock Purchase Plan.

10.17#*	Corrected Amendment to Amended and Restated License and Supply Agreement dated October 8, 2021 by and among Biofrontera Pharma GmbH, Biofrontera Bioscience GmbH and Biofrontera Inc.

21.1*	List of Subsidiaries of the Company.

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2*	Consent of McGuireWoods LLP (included in Exhibit 5.1).

99.1*	Consent of John J. Borer III as Director Nominee.

99.2*	Consent of Beth J. Hoffman as Director Nominee.

99.3*	Consent of Loretta Wedge as Director Nominee.

*	Previously filed.
†	Indicates a management contract or compensatory plan or arrangement.
#	Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

***

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woburn, Commonwealth of Massachusetts, on October 14, 2021.

BIOFRONTERA INC.

By:	/s/ Hermann Lübbert
Name:	Hermann Lübbert
Title:	Chief Executive Officer

Signature	Title	Date

/s/ Hermann Lübbert	Chief Executive Officer (Principal Executive	October 14, 2021
Hermann Lübbert	Officer) and Chairman of the Board of Directors

/s/ Erica L. Monaco	Chief Financial Officer (Principal Financial	October 14, 2021
Erica Monaco	Officer and Principal Accounting Officer) and Director

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